UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☑      Definitive Proxy Statement

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☐      Soliciting Material Pursuant to §240.14a-12

AMC Networks Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 29, 2022

Dear Stockholder:

You are cordially invited to attend the AMC Networks annual meeting of stockholders, which will be conducted via live audio webcast on Thursday, June 16, 2022 at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2022. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. For further information, please refer to the General Information section of the website.

For the past several years, AMC Networks has been transforming itself from primarily a domestic linear cable network business to a more diversified content-centric company. During this transition, the Company has delivered solid financial results. While navigating a uniquely challenging and uncertain operating environment in 2021, we continued to transform our business while delivering strong performance. The following are a few of our 2021 business highlights:

•  The Company achieved record full year revenue of $3.08 billion in 2021, with growth of 9.3% compared to the prior year.

•  We ended 2021 with more than nine million aggregate paid streaming subscribers across our AMC+, Acorn TV, Shudder, Sundance Now and ALLBLK streaming services, representing year-over-year aggregate subscriber growth of nearly 50%.

•  We acquired global anime distributor Sentai, including its direct-to-consumer anime streaming platform HIDIVE.

•  We executed a comprehensive agreement for the continued carriage of AMC Networks’ leading portfolio of networks and streaming services to Comcast Cable’s Xfinity TV, broadband and XClass customers.

•  We enabled the industry’s first linear addressable programmatic ad buys with household-level data targeting on our linear cable networks.

•  We launched the AMC+ premium subscription bundle in Canada and Australia on Apple TV channels and Amazon Prime Video channels.

•  We launched our AMC+ streaming service direct to consumer app in the United States and Canada.

•  We further expanded our key franchises with the renewal of Fear the Walking Dead for an eighth season, the commencement of production of Anne Rice’s Interview with the Vampire and the greenlight of Anne Rice’s Mayfair Witches.

Throughout the year, we have worked to update our stockholders on a range of topics including the Company’s business strategy, Board, governance and executive compensation practices, as well as environmental and social matters with a focus on diversity. We are committed to maintaining an active dialogue with our stockholders and remain focused on creating stockholder value.

Thank you for your support and your continued investment in AMC Networks.

Sincerely yours,

James L. Dolan

Chairman of the Board

AMC+ / AMC / BBC AMERICA / IFC / SUNDANCE TV / WE TV / ACORN TV ALLBLK / SHUDDER / SUNDANCE NOW / IFC FILMS / AMC NETWORKS INTERNATIONAL

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

AMC Networks Inc.

The Annual Meeting of Stockholders of AMC Networks Inc. (the “Company”) will be held via live audio website on Thursday, June 16, 2022, at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2022 (there is no physical location for the annual meeting). For further information on how to participate in the meeting, please see General Information, “How do I attend, vote at and ask questions during the annual meeting?” You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the annual meeting. The annual meeting will be held to consider and vote upon the following proposals:

1.	Election of Directors.

2.	Ratification of appointment of independent registered public accounting firm.

3.	An advisory vote on Named Executive Officer compensation.

4.	Vote on a stockholder proposal regarding voting standards for director elections, if properly presented at the annual meeting.

5.	Vote on a stockholder proposal regarding a policy on our dual class structure, if properly presented at the annual meeting.

6.	Conduct such other business properly brought before the meeting.

Only stockholders of record on April 18, 2022 may vote at the meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the impact of the Company’s annual meeting on the environment.

Your vote is important. We urge you to vote as soon as possible by telephone, over the Internet or by mailing a proxy card. If you choose to vote by mail, please sign and return the proxy card in the envelope provided.

By order of the Board of Directors,

Anne G. Kelly Corporate Secretary

New York, New York

April 29, 2022

AMC Networks Inc., 11 Penn Plaza, New York, NY 10001

PROXY STATEMENT SUMMARY

We present here a summary of important information in this proxy statement. Please review the complete proxy statement before you vote.

2021 Business Highlights

Here are some key highlights:

The Company continued to deliver solid financial results in 2021, and we believe the Company remains well positioned to capitalize on future opportunities. In 2021, we further strengthened our balance sheet, which allowed us to continue to pursue our various strategic priorities such as investing in the creation of strong desirable content, growing our targeted streaming services, increasing our data analytics capabilities and maximizing the value of our core networks and brands. The following are a few of our 2021 business highlights:

•	The Company achieved record full year revenue of $3.08 billion in 2021, with growth of 9.3% compared to the prior year.

•

We ended 2021 with more than nine million aggregate paid streaming subscribers(4) across our AMC+, Acorn TV, Shudder, Sundance Now and ALLBLK streaming services, representing year-over-year aggregate subscriber growth of nearly 50%.

•	We acquired global anime distributor Sentai, including its direct-to-consumer anime streaming platform HIDIVE.

•	We executed a comprehensive agreement for the continued carriage of AMC Networks’ leading portfolio of networks and streaming services to Comcast Cable’s Xfinity TV, broadband and XClass customers.

•	We enabled the industry’s first linear addressable programmatic ad buys with household-level data targeting on our linear cable networks.

•	We launched the AMC+ premium subscription bundle in Canada and Australia on Apple TV channels and Amazon Prime Video channels.

(1)	Adjusted operating income is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.
(2)	Free cash flow is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.
(3)

Certain adjustments were made to neutralize the impact of certain business items upon free cash flow which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

(4)

A paid subscription is defined as a subscription to a direct-to-consumer service or a subscription received through distributor arrangements, in which we receive a fee for the distribution of our streaming services, and includes an estimate of subscribers that converted to paying status in the subsequent period based on historical conversion percentages.

•	We launched our AMC+ streaming service direct to consumer app in both the United States and Canada.

•

We further expanded our key franchises with the renewal of Fear the Walking Dead for an eighth season, the commencement of production of Anne Rice’s Interview with the Vampire and the greenlight of Anne Rice’s Mayfair Witches.

Director Nominees

The board of directors of AMC Networks Inc. (the “Board of Directors” or “Board”) has nominated fourteen director candidates: four Class A nominees and ten Class B nominees. Each director is nominated for a term to expire at the 2023 annual meeting of the Company’s stockholders. Our directors have significant management, leadership and industry experience. Our Class A nominees, elected by our Class A stockholders, also bring extensive knowledge of the media industry while our Class B nominees, elected by our Class B stockholders, provide valuable institutional knowledge of the Company. The Board is currently comprised of 33% independent directors. See Proposal 1 — Election of Directors, “Directors Elected By Class A Common Stockholders” and “Directors Elected By Class B Common Stockholders” of the Proxy Statement for detailed information about each director’s background, skills and qualifications.

Name	Director Since	Principal Occupation	Committees

Directors Elected By Class A Common Stockholders

Leonard Tow	2011	• Chief Executive Officer, New Century Holdings LLC	Compensation (Chair); Audit

David E. Van Zandt	2015	• Global General Counsel and Adviser, Artal Group S.A. and The Invus Group, LLC	Audit

Carl E. Vogel	2013	• Private Investor • Industry Advisor, KKR & Co Inc.	Audit (Chair)

Joseph M. Cohen	Director Nominee	• Chairman and CEO, West Ridge Associates	—
Directors Elected By Class B Common Stockholders

William J. Bell	2011	• Former Vice Chairman and Chief Financial Officer, Cablevision Systems Corporation	—

Aidan J. Dolan	2021	• Manager and Performer, Upright Man	—

Charles F. Dolan Chairman Emeritus and Former Executive Chairman	2011	• Chairman Emeritus, AMC Networks Inc. • Former Executive Chairman, AMC Networks Inc. • Former Chairman, Cablevision Systems Corporation	—

James L. Dolan Chairman of the Board of Directors	2011	• Executive Chairman and Chief Executive Officer, Madison Square Garden Entertainment Corp. • Executive Chairman, Madison Square Garden Sports Corp.	—

Name	Director Since	Principal Occupation	Committees
Directors Elected By Class B Common Stockholders

Kristin A. Dolan	2011	• Chief Executive Officer, 605, LLC	—

Patrick F. Dolan	2011	• Former Senior Network Advisor, News 12 Networks	—

Thomas C. Dolan	2011	• Former Executive Vice President-Strategy and Development, Office of the Chairman, Cablevision Systems Corporation	—

Brian G. Sweeney	2011	• Former President and Chief Financial Officer, Cablevision Systems Corporation	—

Vincent Tese	2016

•  Chairman of ICE Clear Credit LLC

•  Former Chief Executive Officer of the New York State Urban Development Corporation

•  Former Executive Chairman of FCB Financial Holdings Inc., and its subsidiary Florida Community Bank

			Compensation

Marianne Dolan Weber	Director Nominee	• President, Heartfelt Wings Foundation • Director, Green Mountain Foundation Inc.	—

Executive Compensation Highlights

We, as a company, place great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of, the strategic objectives of growing the Company’s businesses and maximizing stockholder value. In particular, we believe that the majority of compensation should be at risk and contingent on Company performance.

The primary elements of 2021 executive compensation were base salary, an annual cash incentive award and long-term incentive awards in the form of RSUs, which vest ratably over three years, and cash performance awards that cliff vest at the end of three years based on the achievement of specified performance metrics. In 2021, in-line with our commitment to aligning pay with Company performance, 91% of the Interim CEO’s and 79% of our other NEOs’ total target compensation was “at-risk.” In this way, a significant portion of the value of compensation ultimately realized by our NEOs depended upon either the Company’s performance against key performance measures that align with our business strategy, or the direct performance of our stock and thus, the experience of our stockholders.

2021 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period

Base Salary		• Based on level and merit	N/A

Annual Cash Incentives

•  Based on the Company’s overall annual performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, AOI and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

One year

Long-Term Incentive Awards	Cash Performance Awards (CPAs) • 50%: NEOs other than Interim CEO	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of linear subscribers and acquisition of streaming subscribers	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 100%: Interim CEO • 50%: NEOs other than Interim CEO	• Stock Performance	Vests ratably over three years, other than the Interim CEO, whose RSUs vest on September 8, 2022

2021 Interim CEO Annual Compensation Decision Mix*

2021 NEO Annual Compensation Decision Mix*

*

The percentages in the 2021 Interim CEO Annual Compensation Decision Mix are based on the Interim CEO’s earned salary in 2021. The average percentages in the 2021 NEO Annual Compensation Decision Mix exclude (i) Ms. Coleman, who served as the Company’s Interim Chief Financial Officer until January 15, 2021 and received no incentive compensation in 2021 and (ii) Mr. Sherin, who became the Company’s Chief Accounting Officer on August 24, 2021 and was then designated an executive officer of the Company.

Compensation Governance Practices

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on equity awards

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

v

Corporate Governance Highlights

We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all our stockholders, notwithstanding our status as a controlled company. We have implemented a number of strong governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights.

Commitment to Sound Governance Practices as a Controlled Company

✓	Annual election of directors, with directors serving one-year terms

✓	Robust director nomination criteria, including consideration for diversity of perspectives, backgrounds and experiences relevant to the Company’s strategic priorities, and ability to serve the interests of both Class A and Class B stockholders

✓	Independent Board committees, with Audit and Compensation comprised 100% of independent directors

✓	Executive sessions with only independent directors at least twice a year

✓	Effective Board self-evaluations conducted at least annually

✓	Regular engagement with stockholders regarding Company performance and strategy, our Board and corporate governance practices, our executive compensation program and environmental and social matters

Environmental, Social and Governance (ESG)

Our commitment to ESG is prevalent at all levels of our organization, and the Board and senior management believe this commitment is critical to success in all areas of our business. Starting at the top, ESG is a priority for our Company, which seeks members with a diversity of viewpoints, opinions, backgrounds and experiences. The Company has assembled a team with various backgrounds to promote and progress the Company’s ESG initiatives.

Workforce and Culture

We are a talent-driven business, aiming to attract, develop, and motivate top talent throughout our Company. To support these objectives, our human resources programs are designed to provide competitive, locally-relevant benefits, performance-based pay, and customized nonfinancial support and incentives. We also strive to enhance our culture through efforts aimed at making our workplace diverse, engaging and inclusive, and to develop our talent to prepare them for critical roles and leadership positions in the future. We also provide opportunities for our employees to make an impact in their communities through social good initiatives around the world.

Compensation: Our compensation philosophy is to pay for performance, encourage excellence and reward employees who innovate and deliver high-quality results. Our compensation programs are designed to implement our compensation philosophy by: (i) paying competitively across salary grades and geographies; (ii) applying compensation policies in an internally consistent manner; and (iii) incentivizing our employees to deliver on our short- and long-term objectives.

Benefits: We provide an array of inclusive benefits and programs that support our employees in their personal and professional lives. Highlights include:

•	local medical, dental, and vision plans in many countries around the world to support our employees with access to health care, supplementing any state-provided health care;

•	family support programs, childcare locator services, back-up childcare, new parent leave, adoption assistance and elder care;

•	tuition reimbursement program for qualifying employees;

•

tools and resources to support the mental wellbeing of our employees and their families, including access to mental health counselors and a confidential, dedicated line for employees to contact and speak with a counselor in the event they need mental health support; and

•

products and services to support employees’ financial wellbeing, including life, accident, and disability insurance plans, discount benefits, financial planning tools, a 401(k) savings plan in the U.S. and retirement plans, with competitive contributions from AMC Networks for employees at all levels.

Diversity, Equity and Inclusion Initiatives

Our vision is to be an industry leader that thinks, operates and creates using diversity, equity and inclusion (“DEI”) as a necessary lever for change and business results. As a company driven by telling original stories that entertain, capture the imagination, and endure, we know that attracting, developing and retaining a high performing and diverse workforce is essential to our success. Over the past few years, AMC Networks’ senior management team has focused on expanding its diversity and inclusion efforts, recognizing the importance of diversity and inclusivity to a successful and sustainable business. AMC Networks believes that such efforts are not only important within the Company but also for the diverse content we develop, produce and air.

Being diverse, equitable, and inclusive is more than a business imperative that spurs creativity and drives innovation. It is at the heart of who we are and what we believe.

28%
In 2020, the Company appointed Aisha Thomas-Petit as its first Chief Diversity, Equity and Inclusion Officer In 2022, she was promoted to Chief People & Diversity Officer	Of our U.S.-based workforce identify as people of color	As part of our diversity efforts, we have established 9 Employee Resource Groups (ERGs)(1) to drive employee engagement, foster an inclusive culture and support diverse talent

1)

The Company has active ERGs across eighteen chapters within the U.S., the UK, Europe and Latin America. Our ERGs are across eight categories, including Asian American, Visible & Invisible Disabilities, Emerging Leaders, Parents & Caregivers, LGBTQIA+, Black, Hispanic and Women. The Company encourages each of these groups to design and implement relevant diversity-related programming, including speaker series, panels and mentorship programs.

On-Screen Content and Social Impact

In addition to promoting diversity, equity, and inclusion within our hallways, in our productions and on our screens, we are a source for change and support in our communities. Through philanthropic efforts, community outreach and strong and lasting partnerships, we support causes that make a difference, that advance a culture of inclusivity and amplify everyone’s voice. Highlights include:

•

AMC Networks Black Producers Fund: We have partnered with the AFI Conservatory, the nation’s top film school, to launch a new grant program for Black students aimed at breaking down barriers and creating opportunities for stories that build a more inclusive culture.

•

WE SeeHer and See Her Create: Through our participation in the Association of National Advertisers SeeHer initiative, a program to help promote equal and realistic portrayals of women in media, we have launched these initiatives, which celebrate incredible female talent in front of and behind the camera, as well as women who are doing amazing work in their communities.

•

Through our work with the NAACP, the T. Howard Foundation, the Academy of Motion Picture Arts and Sciences “Academy Gold” diversity internship program and Prep for Prep, we actively support and help prepare the next generation of diverse leaders for college and internship opportunities.

Fostering a Diverse and Creative Environment

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2022

BOARD AND CORPORATE GOVERNANCE PRACTICES

In this proxy statement, the words “Company,” “we,” “us,” “our” and “AMC Networks” refer to AMC Networks Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and The Nasdaq Stock Market LLC as “NASDAQ.” This proxy statement is first being sent to stockholders on April 29, 2022.

AMC Networks Inc. is a holding company and conducts substantially all of its operations through its subsidiaries. Our Class A Common Stock is listed on NASDAQ under the symbol “AMCX.” As a result, we are generally subject to NASDAQ corporate governance listing standards. Our Board of Directors oversees the business of AMC Networks and monitors the performance of management.

Corporate Governance Guidelines

The Board has adopted our Corporate Governance Guidelines. These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Chairman of the Board and the Interim Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation requirements. The full text of our Corporate Governance Guidelines may be viewed at our corporate website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

Engagement with our Stockholders

The Company values feedback from its stockholders and regularly engages with stockholders to keep informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including business strategy and performance, Board, corporate governance and executive compensation practices as well as environmental and social matters with a focus on diversity. These stockholder dialogues, which are often focused on Board, governance and compensation matters, inform discussions in the boardroom and are a component of the Compensation Committee’s review and refinement of our executive compensation program.

Board Leadership Structure

Our Board has chosen to separate the roles of Chairman of the Board and Chief Executive Officer. The Board believes that this is the optimal leadership structure at this time as it recognizes both Mr. James L. Dolan’s leadership position on the Board while the Company is also able to benefit from the experience of its Interim Chief Executive Officer (the “Interim CEO”), Mr. Matthew C. Blank, with responsibility for day-to-day management of the Company.

Board Oversight of Company Strategy

The Board and its Committees are involved in overseeing our corporate strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board engages in discussions regarding our corporate strategy at nearly every Board meeting and, at least annually, receives a formal update on the Company’s short- and long-term objectives, including the Company’s operating plan and long-term corporate strategic plan. The Board’s Committees oversee elements of our strategy associated with their respective areas of responsibility.

Board Self-Assessment

The Board conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. Among other things, the Board’s assessment process seeks input from the directors on whether they have the tools and access necessary to perform their oversight function as well as suggestions for improvement of the Board’s functioning. In addition, our Audit Committee and Compensation Committee each conduct its own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

Executive Sessions of Non-Management and Independent Board Members

Under our Corporate Governance Guidelines, our non-management directors may meet in executive sessions with no members of management present. The non-management directors may specify the procedure to designate the director who may preside at any such executive session. Non-management directors who are not independent under the rules of NASDAQ may participate in these executive sessions, but directors who are independent under the rules of NASDAQ must meet separately in regularly scheduled executive sessions at least twice each year.

Risk Management and ESG Oversight

The oversight of risk management is an important Board responsibility. The Audit Committee takes the lead on behalf of the Board in monitoring risk management. The Audit Committee discusses the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk. The Committee also discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Furthermore, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the Company’s information security and cybersecurity risk management programs.

Our Compensation Committee also considers the issue of the Company’s exposure to risk in establishing and implementing our executive compensation programs. AMC Networks believes that its executive compensation program, with its emphasis on long-term performance, its close connection to Company-wide and divisional performance and its significant equity components, is designed to align the executives’ compensation with the Company’s long-term strategy and growth and, as a result, does not encourage excessive risk taking.

Our commitment to ESG is prevalent at all levels of our organization and the Board and senior management believe this commitment is critical to success in all areas of our business. Starting at the top, ESG is a priority for our Company, which seeks members with a diversity of viewpoints, opinions, backgrounds and experiences. The Company has assembled a team with various backgrounds to promote and progress the Company’ ESG initiatives.

Communicating with Our Directors

Our Board has adopted policies designed to allow stockholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to the Chairman of the Audit Committee, AMC Networks Inc., 11 Penn Plaza, New York, NY 10001. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting Convercent, which has been designated to act as a confidential contact organization for these purposes, at 1-800-461-9330.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers, including our principal accounting officer and controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance under the Code of Conduct and Ethics, confidentiality, corporate opportunities, fair dealing, protection and proper use of Company assets, and equal employment opportunity and harassment. The full text of the code is available on our website at http://investors.amcnetworks.com. In addition, a copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

Director Independence

Our Board has elected for the Company to be treated as a “controlled company” under NASDAQ’s corporate governance rules and, as a result, the Company is not required to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee. Our Board of Directors has elected not to comply with the NASDAQ requirement for a majority of independent directors on our board and an independent corporate governance and nominating committee because of our status as a controlled company. We do comply with the requirement for an independent compensation committee. Our Board elected not to comply with the requirement for a majority of independent directors on our Board because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of Incorporation, the holders of the Company’s Class B Common Stock have the right to elect up to 75% of the members of our Board and there is no requirement that any of those directors be independent or be chosen independently.

Our Board has determined that each of the following non-employee directors and director nominee is “independent” within the meaning of the rules of NASDAQ and the SEC: Messrs. Vincent Tese, David E. Van Zandt, Carl E. Vogel, Joseph M. Cohen and Dr. Leonard Tow. In making the determination as to the independence of each director and director nominee, the Board considered all relationships between that director, or director nominee, and the Company and its affiliates. In reaching its determination with respect to Mr. Tese, the Board considered the fact that he serves as an outside director of Madison Square Garden Sports Corp. (“MSG Sports”) and Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and determined that this relationship is not material and that Mr. Tese is independent. In reaching its determination with respect to Mr. Cohen, the Board considered the fact that he serves as an outside director of MSG Sports and previously served as a director of MSG Networks from 2020 until its merger with MSG Entertainment in July 2021. The Board determined that these relationships are not material and that Mr. Cohen is independent. The Board is currently comprised of 33% independent directors.

Director Nomination

As permitted under NASDAQ rules, we do not have a nominating committee and believe it is appropriate not to have one because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of Incorporation, the holders of our Class B Common Stock currently have the right to elect up to 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights of the holders of Class B Common Stock under our Amended and Restated Certificate of Incorporation.

Our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our Class B Common Stock (“Class B Directors”). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

Director Selection

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board also considers nominees for Class A Directors recommended by holders of our Class A

Common Stock. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees.

Stockholders who wish to submit nominees for consideration by the Board for election at our 2023 annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with other information required by the Company’s By-laws and SEC rules. See Other Matters, “Stockholder Proposals for the 2023 Annual Meeting.”

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our Amended and Restated Certificate of Incorporation, which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Board Meetings

The Board met six times between January 1, 2021 and December 31, 2021. During that time, each of our directors attended at least 75% of the meetings of the Board and, as applicable, the committees of the Board on which he or she served during such time. We also encourage our directors to attend annual meetings of stockholders. All twelve directors who stood for re-election at the 2021 annual meeting of stockholders attended the meeting.

Board Committees

Our Board has two standing committees: the Audit Committee and the Compensation Committee.

Audit Committee

Committee Members: Mr. Vogel (Chair), Dr. Tow and Mr. Van Zandt

Meetings in 2021: 5

The primary purposes and responsibilities of our Audit Committee are to:

•

Assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm;

•

Appoint, retain or terminate the Company’s independent registered public accounting firm and to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm;

•	Review and evaluate the qualifications and performance of the Company’s internal audit service provider;

•

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and treatment of any such complaints;

•

Discuss the process by which senior management of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management of the Company has taken to monitor and control such exposures;

•	Discuss cybersecurity and data privacy risks and threats with the Company’s General Counsel and Chief Financial Officer, who provide a cybersecurity report to the Audit Committee on a quarterly basis;

•

Review and approve related party transactions that are required to be disclosed under SEC rules, other than those submitted for approval by a committee of independent directors under the Company’s Related Party Transaction Approval Policy;

•	Conduct and review with the Board an annual performance evaluation of the Audit Committee;

•	Prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement;

•	Review and reassess the Audit Committee charter at least annually; and

•	Report to the Board on a regular basis.

The text of our Audit Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

As discussed above, our Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both NASDAQ and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Our Board has also determined that each of Dr. Tow, Mr. Van Zandt and Mr. Vogel is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under Corporate Governance, “Communicating with Our Directors.”

Compensation Committee

Committee Members: Dr. Tow (Chair) and Mr. Tese

Meetings in 2021: 8

The primary purposes and responsibilities of our Compensation Committee are to:

•	Establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs;

•

Review and approve corporate goals and objectives relevant to the compensation of our Executive Chairman, if applicable, and CEO (including any Interim CEO), evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation;

•

Make recommendations to the Board with respect to the compensation of our executive officers (other than the Executive Chairman, if applicable, and the CEO) who are required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (together with the Executive Chairman, if applicable, and the CEO, the “Senior Employees”);

•	Approve any new equity compensation plan or material changes to an existing plan;

•	Oversee the activities of the committee or committees administering our retirement and benefit plans;

•	In consultation with management, oversee regulatory compliance with respect to compensation matters;

•	Determine and approve any severance or similar termination payments to be made to senior employees (current or former);

•	Determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies;

•	Prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement;

•	Conduct and review with the Board an annual performance evaluation of the Compensation Committee; and

•	Report to the Board on a regular basis, but not less than annually.

The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 of the Exchange Act. The text of our Compensation Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The Compensation Committee reviews the performance of the Executive Chairman, if applicable, and Interim CEO, evaluates their performance in light of the corporate goals and objectives relevant to their compensation and determines and approves the compensation levels for the Executive

Chairman, if applicable, and Interim CEO based on this evaluation. In determining the long-term incentive component compensation for the Executive Chairman, if applicable, and Interim CEO, the Compensation Committee considers, among other factors, the Company’s performance, the value of similar incentive awards to executives in similar positions at comparable companies and the awards given to the Executive Chairman, if applicable, and to the Interim CEO in past years.

As discussed above, our Board has determined that each member of our Compensation Committee is “independent” under the rules of NASDAQ.

Compensation Committee Interlocks and Insider Participation

Dr. Tow and Mr. Tese served as members of the Compensation Committee during 2021. Neither of Dr. Tow and Mr. Tese are current or former officers or employees of the Company.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board consisting entirely of independent directors (an “Independent Committee”) will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently applies to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000.

Our Board has also adopted a special approval policy for transactions with MSG Sports, MSG Entertainment and their respective subsidiaries whether or not such transactions qualify as “related party” transactions described above. Under this policy, an Independent Committee oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and each of MSG Sports and its subsidiaries and MSG Entertainment and its subsidiaries, on the other hand, in which the amount exceeds $1 million. In addition, the Audit Committee receives a quarterly update from the Company’s General Counsel of all related party transactions, including transactions and arrangements between the Company and its subsidiaries on the one hand, and each of MSG Sports and its subsidiaries and MSG Entertainment and its subsidiaries, on the other hand regardless of value. To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of these transactions.

For a further discussion of the scope of these policies, see “Related Party Transaction Approval Policy.”

Currently, and throughout our fiscal year ended December 31, 2021, our Audit Committee or Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policy. For a further discussion of the scope of this policy, see “Related Party Transaction Policy.”

Our Amended By-Laws permit us to form an Executive Committee of the Board which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Director Compensation

The following table describes the components of the non-employee Director compensation program in effect during 2021:

Compensation Element*	Compensation Program

Annual Retainer	$70,000

Annual Equity Retainer**	$135,000 in RSUs that vest on the date of grant and settle 90 days after service on the Board ceases

Annual Committee Retainer Fees	$7,500

Chair Fee	$20,000 for the Audit Committee, $20,000 for the Compensation Committee

Meeting Fees	$2,000 per meeting

* Includes any non-standing committee of the Board that may be established from time to time. A director who is a Company employee receives no additional compensation for serving as a director.

** Each director annual grant of RSUs is determined by dividing the value of the annual equity retainer by the twenty trading day average closing price on the day prior to the annual stockholders’ meeting.

2021 Director Compensation Table

The table below summarizes the total compensation paid to or earned by each of our non-employee directors from January 1, 2021 through December 31, 2021. Directors who are employees of the Company receive no additional compensation for service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation (4)(5)	Total ($)

Leonard Tow	141,000	160,624	—	301,624

David E. Van Zandt	97,500	160,624	10,000	268,124

Carl E. Vogel	117,500	160,624	—	278,124

William J. Bell	82,000	160,624	—	242,624

James L. Dolan	82,000	160,624	—	242,624

Kristin A. Dolan	82,000	160,624	—	242,624

Patrick F. Dolan	82,000	160,624	17,000	259,624

Thomas C. Dolan	82,000	160,624	5,000	247,624

Brian G. Sweeney	82,000	160,624	—	242,624

Vincent Tese	105,500	160,624	—	266,124

Marianne Dolan Weber(6)	37,000	160,624	—	197,624

Aidan Dolan(7)	43,000	160,624	—	203,624

(1)

These amounts represent base fees, meeting fees and committee fees earned. The amounts reported do not include the Company’s reimbursement of reasonable out-of-pocket expenses incurred by each non-employee director in attending Board and Committee meetings.

(2)

This column reflects the fair market value of 2,493 RSUs granted to each non-employee director on June 16, 2021 based on the closing stock price of $64.43 on that date as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(3)

For each non-employee director, the aggregate number of RSUs held as of December 31, 2021 is as follows: Dr. Leonard Tow, 27,626 units; Mr. David E. Van Zandt, 17,832 units; Mr. Carl E. Vogel, 21,322 units; Mr. William J. Bell, 27,626 units; Mr. James L. Dolan, 27,626 units; Mr. Aidan Dolan 2,493 units; Ms. Kristin A. Dolan, 27,626 units; Mr. Patrick F. Dolan, 27,626 units; Mr. Thomas C. Dolan, 27,626 units; Mr. Brian G. Sweeney, 27,626 units; and Mr. Vincent Tese, 16,089 units.

(4)

The Company encourages its directors to attend certain events relating to its business at the Company’s expense to gain a better understanding of the Company’s business and products. The value of these benefits is not included in the table as permitted by SEC rules because the aggregate amount of perquisites did not exceed $10,000 for any director.

(5)

During 2021, the Company made a charitable contribution of $10,000 to Action Against Hunger, for which David Van Zandt serves as a member of the Board. In addition, the Company made a charitable contribution of $5,000 to Kiwanis Club of East Hampton, for which Thomas Dolan serves as Vice President. The Company also made an in-kind contribution of $17,000 to Haiti Air Ambulance, for which Patrick Dolan serves as a member of the Board along with Josh Sapan.

(6)	Reflects compensation for Ms. Marianne Dolan Weber’s service as a non-employee director from January 1 through June 16, 2021.

(7)	Reflects compensation for Mr. Aidan Dolan’s service as a non-employee director from June 16 through December 31, 2021.

Board Diversity Matrix

The following table sets forth certain diversity statistics relating to our Board members, as required by NASDAQ listing standards:

Board Diversity Matrix (As of April 29, 2022)

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	1	11	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native American or Pacific Islander	0	0	0	0

White	1	10	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Did Not Disclose Demographic Background	1

PROPOSAL 1 — ELECTION OF DIRECTORS

In 2022, the Board has nominated the Company’s twelve current directors as well as two director nominees for election to the Board at this year’s annual meeting. Of the fourteen nominees for director, four are to be elected by the Class A stockholders and ten are to be elected by the Class B stockholders. All of the current directors that are standing for re-election were elected by the respective Class A and Class B stockholders at the 2021 annual meeting of the Company’s stockholders held on June 16, 2021.

All director nominees are hereby nominated for a term to expire at the 2023 annual meeting of the Company’s stockholders.

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted to elect each of the director nominees below, as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock.

If a nominee for election as a director by the Class A stockholders becomes unavailable before the election, the Company representatives named in the Class A proxy card will be authorized to vote for a replacement nominee for election as a director by the Class A stockholders if the Board names one. If a Class B director nominee becomes unavailable before the election, the persons named in the Class B proxy card will be authorized to vote for a replacement Class B director nominee if the Board names one.

The Board unanimously recommends that you vote FOR each of the following candidates:

Director Nominees Elected By Class A Common Stockholders

LEONARD TOW

Age: 93

Director since June 2011

Dr. Tow is Chief Executive Officer of New Century Holdings LLC, an outdoor advertising company, since January 2005. He also served as Chairman and Chief Executive Officer of Citizens Communications Company from 1990 to September 2004. Dr. Tow previously served as a director of Cablevision until its sale in June 2016 and Citizens Communications Company. Dr. Tow also serves as Chairman of the Tow Foundation, a trustee of the Brooklyn College Foundation, a trustee of Columbia University Mailman School of Public Health, a trustee of WNET.ORG and a member of the board of Lincoln Center Theater.

Key Skills & Qualifications  In light of Dr. Tow’s experience as a founder and chief executive officer of a major cable television company, his experience as the chief executive officer of a private company, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

DAVID E. VAN ZANDT

Age: 69

Director since June 2015

Mr. Van Zandt is the global general counsel for Artal Group S.A., a European-based family controlled and funded private equity firm, and The Invus Group, LLC, a U.S.-based worldwide family controlled and funded private equity firm since April 16, 2020, and was previously special general counsel and adviser for Artal Group S.A. and The Invus Group, LLC. From 2011 through April 16, 2020, Mr. Van Zandt was also the President of The New School, and from 1995 through 2010, he served as the Dean of Northwestern University School of Law. Mr. Van Zandt joined the faculty of Northwestern University School of Law in 1985. After graduating from law school, Mr. Van Zandt clerked for Judge Pierre N. Leval, U.S. District Court for the Southern District of New York (now on the U.S. Court of Appeals for the Second Circuit), and for Harry Blackmun, Associate Justice of the Supreme Court of the United States, and then joined the law firm, Davis Polk & Wardwell LLP. Mr. Van Zandt is a former trustee for the Citizens Budget Commission. He is also a former member of the steering committee of the Association for a Better New York and is on the education advisory board for the Vistria Group. Mr. Van Zandt serves as a director of Action Against Hunger.

Key Skills & Qualifications  In light of Mr. Van Zandt’s significant and valuable leadership and management experience as the President of The New School and as the Dean of Northwestern University School of Law and the extensive experience he has gained in strategic planning, risk management and governance by serving in those roles, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

CARL E. VOGEL

Age: 64

Director since June 2013

Mr. Vogel is a private investor and an industry advisor for KKR & Co Inc., a leading global investment firm. Mr. Vogel served as President of Dish Network Corporation, a satellite television provider from September 2006 until February 2008 and served as its Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and Chief Executive Officer of Charter Communications, Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the board of directors of Shaw Communications, Inc., Universal Electronics, Inc. and Sirius XM Holdings Inc. On April 30, 2021, Mr. Vogel left the board of directors of Dish Network Corporation at the end of his term after deciding not to stand for re-election. Mr. Vogel also served as a director of Ascent Media Corporation, Inc. during the last five years, and previously served as the chairman of Progress Acquisition Corp., a blank check company.

Key Skills & Qualifications  In light of Mr. Vogel’s extensive knowledge of the media industry acquired through his high level executive roles at DISH Network Corporation and Charter Communications Inc., his accounting experience acquired through his work as a certified public accountant and his role as a chief executive and senior finance executive of public companies, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

JOSEPH M. COHEN

Age: 75

Director Nominee

Mr. Cohen has been Chairman and Chief Executive Officer of West Ridge Associates, a sports and media consulting firm, since 2013. West Ridge’s clients include Platinum Equities, a private equity firm, the Cleveland Guardians and Arizona Diamondbacks of Major League Baseball, and The Switch, a broadcast transmission facilities provider. Mr. Cohen has served as an independent consultant of The Switch since May 2020 and previously served as President of Sports at The Switch from 2013 to 2018 as an employee and from 2018 through May 2020 (as an independent consultant). He was Chief Executive Officer and Principal Owner of The Switch predecessor companies Hughes Television Network (1985-1989) and HTN Communications, LLC (2003-2013). Mr. Cohen served in various senior executive roles with Madison Square Garden while the business was part of Cablevision and was President of MSG Networks Inc. (1977-1985), when he was a member of the National Basketball Association (NBA) and National Hockey League (NHL) television committees. He returned as Executive Vice President of MSG Media & Development (1995-2002). Mr. Cohen was Chairman of the Los Angeles Kings of the NHL (1993-1995), also serving on the NHL Board of Governors. He was President of Spectacor West and Chief Executive Officer of Spectacor Films (1991-1993), serving on the board of Allied Communications, Inc. (ACI), an independent film distribution company. He was also co-founder and a director of USA Network (1977-1981). Mr. Cohen previously served as a director of MSG Networks from June 2020 until the merger of Madison Square Garden Entertainment Corp. with MSG Networks in July 2021. He also serves as a director of Joe Torre’s Safe At Home Foundation and Maccabi World Union. He serves as a director emeritus of the March of Dimes and trustee emeritus of the California Institute of the Arts. Recognition of Mr. Cohen includes the Sports Broadcasting Hall of Fame and the WWE Hall of Fame, the Sports Business Journal’s Champions Class of 2016, Ellis Island Medal of Honor and Billboard Magazine’s Facilities Manager of the Year (1974 and 1976). Mr. Cohen brings to the Board his long-term experience and knowledge of the sports, entertainment and media industries.

Key Skills & Qualifications  In light of Mr. Cohen’s long-term experience as a senior executive of other companies and his knowledge of the entertainment and media industries, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class  A stockholders, has concluded that he should be elected to the Board.

Director Nominees Elected By Class B Common Stockholders

WILLIAM J. BELL

Age: 82

Director since June 2011

Mr. Bell was a Consultant to Cablevision from 2005 to 2014 and held various positions at Cablevision and its predecessor from 1979 to 2004, including serving as its Vice Chairman and Chief Financial Officer until 2004. He served as a director of MSG Networks. Mr. Bell also serves as the Treasurer and a director of the Lustgarten Foundation.

Key Skills & Qualifications  In light of Mr. Bell’s experience in various positions with Cablevision since 1979, including as its former Vice Chairman and Chief Financial Officer, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

AIDAN J. DOLAN

Age: 30

Director since June 2021

Mr. Dolan is a graduate of New York University and has earned a certification in entrepreneurship at the Wharton School of Business. Mr. Dolan has been involved with various entrepreneurial endeavors, including managing and performing in Upright Man, a New York-based band, since 2015 and launching an apparel line founded in May 2019. Mr. Dolan served as a director of MSG Networks Inc. from June 2020 until its merger with Madison Square Garden Entertainment Corp. in July 2021. Mr. Dolan is the son of James L. Dolan, the step-son of Kristin A. Dolan, the grandson of Charles F. Dolan and the nephew of Marianne Dolan Weber, Thomas C. Dolan, Patrick Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of his familiarity with the Company’s business and being a member of the third generation of Cablevision’s founding family and experience as a director of MSG Networks Inc., our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that Aidan J. Dolan should be reelected to the Board.

CHARLES F. DOLAN

Age: 95

Director since March 2011

Mr. Charles F. Dolan is Chairman Emeritus of the Company since September 2020. Mr. Dolan served as Executive Chairman of the Company from June 2011 until September 2020. He served as the Chairman of Cablevision from 1985 until its sale in June 2016. He was Chief Executive Officer of Cablevision from 1985 to October 1995. Mr. Dolan founded and acted as the General Partner of Cablevision’s predecessor from 1973 to 1985 and established Manhattan Cable Television in 1961 and Home Box Office in 1971. He serves as a director of Madison Square Garden Sports Corp., formerly known as The Madison Square Garden Company (“MSG Sports”) and Madison Square Garden Entertainment Corp. (“MSG Entertainment”), and previously served as a director MSG Networks Inc. (“MSG Networks”) until the merger of MSG Entertainment with MSG Networks, and Cablevision. Mr. Dolan is the father of James L. Dolan, Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan, the father-in-law of Kristin A. Dolan and Brian G. Sweeney and the grandfather of Aidan J. Dolan.

Key Skills & Qualifications  In light of Mr. Dolan’s experience as founder of Cablevision, his previous service as Chairman and Chief Executive Officer of Cablevision and its predecessors, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

JAMES L. DOLAN

Age: 66

Director since March 2011

Mr. James L. Dolan is Non-Executive Chairman since September 2020. He is also Executive Chairman of Madison Square Garden Sports Corp. (“MSG Sports”) since October 2015 and was the Chief Executive Officer of MSG Sports from November 2017 until the effective time of the spinoff of MSG Entertainment from MSG Sports, which occurred on April 17, 2020. Mr. Dolan is the Executive Chairman and Chief Executive Officer of MSG Entertainment since November 2019. Mr. Dolan was the Executive Chairman of MSG Networks Inc. (“MSG Networks”) from June 2009 until the merger of MSG Entertainment with MSG Networks in July 2021 and he was the President and Chief Executive Officer of MSG Networks from March 15, 2015 to July 15, 2015. Mr. Dolan was Chief Executive Officer of Cablevision from October 1995 until its sale in June 2016. He was President of Cablevision from June 1998 to April 2014, Chief Executive Officer of Rainbow Media Holdings, Inc. from September 1992 to October 1995, and Vice President of Cablevision from 1987 to September 1992. Mr. Dolan currently serves as a director of MSG Sports and MSG Entertainment. Mr. Dolan previously was a director of MSG Networks, Cablevision and Live Nation Entertainment, Inc. Mr. Dolan is the son of Charles F. Dolan, the spouse of Kristin A. Dolan, the father of Aidan J. Dolan, the brother of Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan and the brother-in-law of Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience in various positions with Cablevision since 1979, including as its Chief Executive Officer from 1995 until its sale in June 2016 and his experience as the Executive Chairman of MSG Sports since 2015 and MSG Entertainment since 2019 and MSG Networks, Inc. from June 2009 until July 2021, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

KRISTIN A. DOLAN

Age: 56

Director since June 2011

Ms. Kristin A. Dolan is the founder and has been the Chief Executive Officer of 605, LLC, an audience measurement and data analytics company in the media and entertainment industries, since its inception in 2016. She previously served as the Chief Operating Officer of Cablevision from April 2014 until its sale in June 2016. She was President of Optimum Services for Cablevision from April 2013 to April 2014, Senior Executive Vice President of Product Management and Marketing of Cablevision from November 2011 to April 2013 and Senior Vice President of Cablevision from 2003 to 2011. She serves as a director of MSG Entertainment, Revlon, Inc. and The Wendy’s Company and previously served as a director of MSG Sports, MSG Networks until the merger of MSG Entertainment with MSG Networks, and Cablevision. Ms. Dolan is the daughter-in-law of Charles F. Dolan, the spouse of James L. Dolan, the step-mother of Aidan J. Dolan and the sister-in-law of Marianne Dolan Weber, Patrick F. Dolan, Thomas C. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Ms. Dolan’s experience in various positions with Cablevision since 1990, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of the Company, MSG Sports, MSG Entertainment, MSG Networks, Cablevision, Revlon, Inc. and The Wendy’s Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that she should be reelected to the Board.

PATRICK F. DOLAN

Age: 70

Director since June 2011

Mr. Patrick F. Dolan was Senior Network Advisor of News 12 Networks from April 2018 to October 2018. News 12 Networks is a subsidiary of Altice N.V. He was the President of News 12 Networks from February 2002 to April 2018 and Vice President from September 1995 to February 2002. He is a majority owner of Newsday Media Group since July 2016. Mr. Dolan previously served as a director of Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Marianne Dolan Weber and Thomas C. Dolan, the uncle of Aidan J. Dolan and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience as a member of Cablevision’s founding family, in his previous position with News 12 Networks and in various previous positions with Cablevision, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

THOMAS C. DOLAN

Age: 69

Director since June 2011

Mr. Thomas C. Dolan was Executive Vice President-Strategy and Development, Office of the Chairman of Cablevision from September 2008 until its sale in June 2016. He was Chief Executive Officer of Rainbow Media Corp. from April 2004 to April 2005 and Executive Vice President and Chief Information Officer of Cablevision from October 2001 until April 2005. He serves as a director of MSG Sports and MSG Entertainment and previously served as a director of MSG Networks until the merger of MSG Entertainment with MSG Networks, and Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Marianne Dolan Weber and Patrick F. Dolan, the uncle of Aidan J. Dolan and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience as a member of Cablevision’s founding family and in various positions with Cablevision since 1987, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, MSG Entertainment. MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

BRIAN G. SWEENEY

Age: 57

Director since June 2011

Mr. Brian G. Sweeney served as the President of Cablevision from April 2014 and Chief Financial Officer of Cablevision from March 2015 until its sale in June 2016. Previously, Mr. Sweeney served as the Senior Executive Vice President, Strategy and Chief of Staff of Cablevision from January 2013 to April 2014, Senior Vice President — Strategic Software Solutions of Cablevision from June 2012 to January 2013 and Senior Vice President — eMedia of Cablevision from January 2000 to December 2012. He serves as a director of MSG Sports and MSG Entertainment and previously served as a director of MSG Networks until the merger of MSG Entertainment with MSG Networks, and Cablevision. Mr. Sweeney is the son-in-law of Charles F. Dolan and the brother-in-law of James L. Dolan, Kristin A. Dolan, Marianne Dolan Weber, Patrick F. Dolan and Thomas C. Dolan and the uncle of Aidan J. Dolan.

Key Skills & Qualifications  In light of Mr. Sweeney’s experience in various positions with Cablevision since 1993, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

VINCENT TESE

Age: 79

Director since June 2016

Mr. Tese has been Chairman of ICE Clear Credit LLC since 2013. Mr. Tese was the Chairman of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, LLC) from November 2009 to January 2019 and the Executive Chairman of FCB Financing Holdings, Inc. and its subsidiary, Florida Community Bank from January 2010 to January 2019. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987 and as Director of Economic Development for New York State from 1987 to December 1994. He is a director of MSG Sports, MSG Entertainment, Claros Mortgage Trust, Inc. and Intercontinental Exchange, Inc. He also serves as a trustee of New York Presbyterian Hospital and New York University School of Law. Mr. Tese previously was a director of Gabelli Asset Management, National Wireless Holdings, Inc., The Bear Stearns Companies, Inc., Cablevision, MSG Networks and Mack-Cali Realty Corporation.

Key Skills & Qualifications  In light of his experience as the chief executive officer of the New York State Urban Development Corporation, his other governmental service, his experience as the executive chairman of Florida Community Bank, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

MARIANNE DOLAN WEBER

Age: 64

Director Nominee

Ms. Dolan Weber has been President of Heartfelt Wings Foundation since 2015 and a Member of the Board of Green Mountain Foundation Inc. since 2015. Ms. Dolan Weber currently serves as the manager of MLC Ventures LLC and served as Chairman of both the Dolan Family Foundation and the Dolan Children’s Foundation from 1999 to 2011 and Vice Chairman and Director of the Dolan Family Office, LLC from 1997 to 2011. Ms. Dolan Weber serves as a director of MSG Entertainment and MSG Sports and previously served as a director of the Company from 2011 to June 2021, Cablevision Systems Corporation from 2005 to 2016 and MSG Networks Inc. from 2010 to 2014. Marianne Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan, the sister-in-law of Brian G. Sweeney and Kristin A. Dolan, and the aunt of Aidan J. Dolan.

Key Skills & Qualifications In light of Ms. Dolan Weber’s experience as Chairman of the Dolan Family Foundation and the Dolan Children’s Foundation, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of the Company, MSG Sports, MSG Entertainment, MSG Networks and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that she should be elected to the Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm (the “independent auditors”) with respect to our operations for 2022. KPMG will audit our financial statements, including our internal control over financial reporting, for 2022. Representatives of KPMG will participate in the annual meeting to answer appropriate questions and to make a statement if they desire.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our organizational documents, the Board is submitting the selection of KPMG to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees for services rendered by KPMG, our independent registered public accounting firm, in 2021 and 2020:

	2021	2020

Audit fees (1)	$3,129,000	$3,637,000

Audit-related fees (2)	$ 149,000	$ 375,000

Tax fees (3)	$ 64,000	$ 122,000

All other fees (4)	$ 170,000	$ 10,000

(1)

Audit fees billed to and incurred by the Company consist of (i) services for work arising from the Company’s financial statement audit, including the integrated audit of internal control over financial reporting, (ii) statutory and separate Company audits of the financial statements of certain Company subsidiaries and (iii) reviews of the Company’s unaudited interim consolidated financial statements for quarterly periods.

(2)

Audit-related fees billed to the Company consisted principally of services relating to due diligence in connection with acquisitions, agreed-upon procedures and compliance, and employee benefit plan audits.

(3)	Tax fees billed to the Company consisted of fees for advisory services relating to state, federal and foreign tax matters and compliance services.

(4)	All other fees billed to the Company consisted of contract compliance and other permitted advisory services.

The Audit Committee’s pre-approval policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee provided that any such services are subsequently ratified by the entire Audit Committee. All of the services for which fees were disclosed under “Audit fees,” “Audit-related fees,” “Tax fees” and “All other fees” in the table above were pre-approved under the Audit Committee’s pre-approval policy.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Regulation 14A of the Exchange Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed under the “Executive Compensation Tables” section of this proxy statement.

The Company’s stockholders previously approved, in an advisory vote held at the 2018 annual meeting of stockholders, holding an advisory vote to approve the compensation of our Named Executive Officers once every three years. After considering feedback received from stockholders through our ongoing stockholder engagement, however, the Company has determined to increase the frequency of this vote by holding an advisory vote to approve the compensation of our Named Executive Officers annually, including this year, and currently expects to conduct the vote on a yearly basis going forward.

The Company values the opinions of its stockholders and, consistent with our record of stockholder engagement, will consider the outcome of the vote when making future compensation decisions. In considering your vote, we invite you to review the Company’s compensation philosophy and program under “Compensation Discussion and Analysis.” As described in the Compensation Discussion and Analysis, we believe that the Company’s executive compensation programs effectively ties a significant portion of compensation to the Company’s performance and provides a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

We are asking our stockholders to vote “FOR” the adoption of the following resolution:

RESOLVED, that the stockholders of AMC Networks Inc. (“AMC Networks”) approve, on an advisory basis, the compensation of AMC Networks’ Named Executive Officers, as disclosed in AMC Networks’ Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives under the heading “Executive Compensation.”

Our Board and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance, with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and the holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

STOCKHOLDER PROPOSALS

PROPOSAL 4 — PROPOSAL REGARDING VOTING STANDARDS FOR DIRECTOR ELECTIONS

In accordance with the rules of the SEC, we have set forth below a stockholder proposal, along with a supporting statement, that was submitted to the Company by Kenneth Steiner, a stockholder of the Company. Other than formatting changes, we are reprinting the stockholder proposal and accompanying supporting statement as they were submitted to the Company. The stockholder proposal and supporting statement contain assertions about the Company and other statements that we believe to be incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the stockholder proposal or supporting statement. The address and, to our knowledge, stock ownership of the stockholder proponent will be provided to any stockholder upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The stockholder proposal is required to be voted on at our 2022 annual meeting only if the proponent of the proposal, or a representative of the proponent who is qualified under Delaware law, participates in the 2022 annual meeting and presents the proposal for a vote. The stockholder proponent has advised the Company that the proponent or its qualified representative intends to present the proposal for a vote at the 2022 annual meeting.

Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote AGAINST this proposal for the reasons set forth below under “Company Statement in Opposition to Proposal 4.”

* * *

Proposal 4 — Directors to be Elected by Majority Vote

Resolved: Shareholders request that our Board of Directors take the steps necessary as soon as possible to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Proponent’s Supporting Statement

A director who receives less than such a majority vote could be asked to resign from the board immediately as there may be no need to replace the director promptly. If such a director has key experience the director can transition to work as a consultant.

In order to provide shareholders a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

Under our Company’s current voting system, a director who owns one share of stock can be elected by his one share voting in favor.

More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this good governance standard.

A majority vote standard might give Mr. Leonard Tow, Chair management pay committee, and Mr. Carl Vogel, Chair of the Audit Committee, more of an incentive to perform better. Each of these directors received 27% in negative votes.

Now is a good time for this reform since 2015 was the last time our stock price was at $85.

Also in AMC Networks Inc. (April 23, 2019) AMCX management would not even allow AMCX shareholders to cast an advisory vote in 2019 for a one-share/one-vote structure for our company.

Please see the AMC Networks Inc. (April 23, 2019) no action request to the Securities and Exchange Commission of 1422 pages: https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2019/steineramc042319-14a8.pdf.

Then do a Command-Find for “We collectively hold” to see the one-page of adamant determination of management to not allow a one-share/one-vote structure for our company in spite of the numerous advantages of management accountability in a one-share/one-vote company.

In spite of the cost and nonsense of outside attorneys Sullivan & Cromwell submitting 1422-pages in response to a one-page submission by a shareholder, management then had the gall to put this sentence in the 2020 proxy, “We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all our stockholders, notwithstanding our status as a controlled company.”

Please vote yes for one small step toward management accountability:

Directors to be Elected by Majority Vote — Proposal 4

* * *

Company Statement in Opposition to Proposal 4

The Board opposes the stockholder proposal because it is not in the long-term interests of the Company or its stockholders. To the contrary, the Board believes that our current method of plurality voting, as set forth in our Amended By-Laws, continues to be in the best interests of the Company and its stockholders and that our commitment to sound corporate governance provides stockholders the opportunity to have their interests represented in the boardroom.

We have implemented a number of strong corporate governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights. Stockholders of the Company elect directors annually, with directors serving one-year terms. When selecting director nominees, the Board uses robust criteria, including consideration of diversity of perspectives, backgrounds and experiences relevant to the Company’s strategic priorities and ability to serve the interests of both Class A and Class B stockholders. Our Audit Committee and Compensation Committee are comprised entirely of independent directors, and the Board holds executive sessions with only independent directors at least twice a year. Our independent directors are available to communicate with stockholders as appropriate. In addition, the Board conducts self-evaluations at least annually and considers feedback from the Company’s engagement with our stockholders regarding our performance and strategy, Board and corporate governance practices, our executive compensation program and environmental and social matters. If dissatisfied with director nominees, Class A and Class B stockholders are able to withhold their vote or, under our Amended By-Laws, submit nominees for election as directors in connection with the next year’s annual meeting. Overall, the Board believes that these practices and policies ensure that the Company’s directors are highly-qualified and have a broad range of knowledge, viewpoints and experiences.

Under the Delaware General Corporation Law, plurality, rather than majority, voting is the default standard for the director elections. Plurality voting protects the Company from “failed elections”, which are elections in which a director is not chosen, resulting in a vacancy on the board. The Board believes that the current plurality voting standard ensures that we avoid such failed elections and any resulting uncertainty or risk to our director election process or corporate governance policies. Adopting a majority voting standard could also have unforeseen consequences, such as an inability to comply with NASDAQ listing requirements or difficulty attracting a broad pool of director nominees to serve on the Board. The Board believes that our current voting procedures for electing directors to the Board, as opposed to a mandated majority voting standard, provide the Board with the flexibility to appropriately respond to stockholders’ views without the risk of potential corporate governance complications arising from failed elections.

The Board unanimously recommends that you vote AGAINST this proposal.

PROPOSAL 5 — PROPOSAL REGARDING A POLICY ON OUR DUAL CLASS STRUCTURE

In accordance with the rules of the SEC, we have set forth below a stockholder proposal, along with a supporting statement, that was submitted to the Company by John Chevedden, a stockholder of the Company. Other than formatting changes, we are reprinting the stockholder proposal and accompanying supporting statement as they were submitted to the Company. The stockholder proposal and supporting statement contain assertions about the Company and other statements that we believe to be incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the stockholder proposal or supporting statement. The address and, to our knowledge, stock ownership of the stockholder proponent will be provided to any stockholder upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The stockholder proposal is required to be voted on at our 2022 annual meeting only if the proponent of the proposal, or a representative of the proponent who is qualified under Delaware law, participates in the 2022 annual meeting and presents the proposal for a vote. The stockholder proponent has advised the Company that the proponent or its qualified representative intends to present the proposal for a vote at the 2022 annual meeting.

Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote AGAINST this proposal for the reasons set forth below under “Company Statement in Opposition to Proposal 5.”

* * *

Proposal 5 — Proposal Regarding a Policy on our Dual Class Structure

Whereas, dual-class stocks tend to create an inferior class of shareholders and hand over power to a privileged few, who are then allowed to pass the financial risk onto others;

Whereas, with few constraints placed upon them, managers holding super-class stock can spin out of control;

Whereas, families and senior managers can entrench themselves into the operations of the Company, regardless of their abilities and performance;

Whereas, dual-class structures may allow management to make bad decisions with few consequences;

Therefore resolved: Shareholders request that our Board of Directors adopt a policy to support the owners of Class B stock by working to improve the corporate governance of our company in the interest of the long-term viability of our company and by working to change their opposition to a one-share/one-vote corporate structure as stated in the below letter signed by members of the insider Dolan family.

The Board of Directors

AMC Networks Inc.

11 Penn Plaza

New York, NY 10001

January 28, 2019

Re: Statement of Position Regarding Shareholder Proposal Submitted by Kenneth Steiner for Inclusion in AMC’s 2019 Proxy Statement

We collectively hold the voting power of 100% of the Class B common stock (“Class B Common Stock”) of AMC Networks Inc., a Delaware corporation (“AMC”). Solely in our capacities as holders of such voting power, we confirm that we will not support the shareholder proposal and related statement (the “Proposal”) submitted by MR. Kenneth Steiner dated November 21, 2018, proposing that the board of directors of AMC (the “Board”) “take steps to ensure that all of AMC’s outstanding stock has an equal one-vote per share in each voting situation” because such Proposal would adversely and materially impact the property and shareholder rights of the holders of Class B Common Stock. We further affirm that we will (i) respond in the negative to any encouragement by the Board, or any attempt by the Board to engage in any discussion or negotiation with us, to relinquish any of the preexisting rights of the Class B Common Stock, (ii) not engage in any discussions or negotiations regarding any proposed amendment to AMC’s amended and restated certificate of incorporation that gives effect to the Proposal or any similar proposal and (iii) vote against any such proposed amendment to AMC’s amended and restated certificate of incorporation to limit the voting rights of the Class B Common Stock. The foregoing affirmation also applies to any shareholder proposal submitted by a shareholder proponent in the future that concerns a similar subject matter such as that contained in the Proposal.

If any of us determine to change our position with respect to the foregoing issues, we will so advise the Board.

Please Vote Yes:

Proposal Regarding a Policy on our Dual Class Structure — Proposal 5

* * *

Company Statement in Opposition to Proposal 5

The Company opposes the stockholder proposal because it is not in the best interests of the Company or our stockholders. To the contrary, our Board believes that the capital structure set forth in our Amended and Restated Certificate of Incorporation continues to be in the best interests of the Company and our stockholders.

Our dual-class voting structure has existed since we became a public company in June 2011 following the spinoff of the Company by Cablevision. Cablevision in turn had a similar dual-class structure in place since it became a public company in 1986. We believe that our dual-class capital structure contributes to our stability and allows our Board and senior management to focus on the Company’s long-term objectives and success without being compromised by short-term pressures. We believe that our structure and the stability it promotes has driven, and will continue to drive, the most value for our stockholders over the long term. Furthermore, every investor who has owned and may in the future purchase shares of our Class A Common Stock is aware of our dual-class structure, which is disclosed in detail in our public filings with the SEC, and the Board believes that our stockholders are attracted to our Class A Common Stock at least in part due to the stability that our dual-class structure provides to the Company.

The Board notes that dual-class capital structures are recognized and valid under applicable federal and corporate law and stock exchange regulations and are not uncommon among public companies. The dual-class voting structure is particularly prevalent among media and technology companies, including for example Comcast, Paramount Global (formerly ViacomCBS), Discovery, Meta Platforms (formerly Facebook) and Alphabet (formerly Google).

We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all of our stockholders, notwithstanding our dual-class structure and status as a controlled company. As we describe further in this proxy statement, the Company has implemented a number of strong governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights.

Finally, under our Amended and Restated Certificate of Incorporation, no amendment that affects the voting rights of our Class B Common Stock can be effected without the consent of at least 66 2/3% of the Class B Common Stock, voting separately as a class. As noted in the letter from the holders of the voting power of 100% of the Class B Common Stock set forth in the stockholder proposal, such holders are not amenable to any encouragement by the Board, or any attempt by the Board to engage in any discussion or negotiation, regarding any such amendment to the Amended and Restated Certificate of Incorporation. Therefore, the Company is unable to implement the policy underlying the stockholder proposal.

The Board unanimously recommends that you vote AGAINST this proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal controls, and audit functions. Three independent Class A Directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Audit Committee has no material relationship with the Company under the Board’s independence standards and each is independent and financially literate under the listing standards of NASDAQ and under the SEC’s standards relating to independence of audit committees. In addition, the Board of Directors has determined that all of our Audit Committee members: Messrs. Van Zandt and Vogel, and Dr. Tow, satisfy the financial expertise requirements of NASDAQ and have the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the consolidated financial statements to U.S. generally accepted accounting principles (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements and internal control over financial reporting with management and KPMG. The Audit Committee also has discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the SEC. Finally, the Audit Committee has received the written disclosures from KPMG in accordance with the applicable requirements of the PCAOB regarding KPMG’s independence, and has discussed with KPMG its independence.

As part of its responsibilities for oversight of the risk management process, the Audit Committee has reviewed and discussed the Company’s risk assessment and risk management framework, including discussions of individual risk areas as well as a summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Service Provider and KPMG the overall scope of and plans for their respective audits. The Audit Committee meets with the Internal Audit Service Provider and KPMG in regular and executive sessions (with and without management), to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

The Audit Committee is also responsible for the approval of audit fees, and the Committee reviewed and approved all fees paid to KPMG. These fees are described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee has adopted a formal policy for pre-approval of audit-related and non-audit services, which is briefly described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee concluded that KPMG is independent from the Company and its management.

Based upon the reports, review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. The Audit Committee has also retained KPMG as the Company’s independent registered public accountants for the fiscal year 2022. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year 2022.

Members of the Audit Committee

Carl E. Vogel (Chair)

Leonard Tow

David E. Van Zandt

Dated: April 22, 2022

COMPENSATION DISCUSSION AND ANALYSIS

AMC Networks’ executive compensation program emphasizes alignment of pay and performance through annual and long-term programs that provide performance-based incentives tied to key financial measures that we believe drive stockholder value and reward sustained achievement of our key financial goals.

This Compensation Discussion and Analysis provides a discussion of our compensation philosophy and 2021 program for the following named executive officers (“NEOs” or “Named Executive Officers”):

Matthew C. Blank	Interim CEO

Joshua W. Sapan	Executive Vice Chairman*

Christina Spade	Chief Operating Officer and Chief Financial Officer

James G. Gallagher	Executive Vice President and General Counsel

Michael J. Sherin III	Executive Vice President and Chief Accounting Officer

Edward A. Carroll	Former Chief Operating Officer

Donna Coleman	Former Interim Chief Financial Officer

*	Mr. Sapan served as the Company’s CEO until September 8, 2021

EXECUTIVE SUMMARY

Business Highlights

Our Business

AMC Networks is a global entertainment company known for its popular and award-winning content. We distribute our content to audiences globally on an ever-expanding array of distribution platforms, including: linear networks, subscription streaming services, and social media platforms, as well as through content licensing arrangements. We have an extensive library of television and film properties that we own and control, including several storied franchises that are well-known to a global audience. We generate revenues primarily from fees charged to distributors that carry our various brands and content, the sale of advertising on our linear networks and digital ad-supported products, content licensing arrangements, brand licensing for consumer products, and increasingly, revenue from our portfolio of streaming services, which is our fastest-growing area of revenue.

We have operated in the entertainment industry for more than 40 years, and over that time we have created targeted and focused video entertainment products that we own and operate and that are powered by distinguished brands, including AMC, AMC+, BBC AMERICA (which we operate through a joint venture with BBC Studios), IFC, SundanceTV, WE tv, Acorn TV, Shudder, Sundance Now, ALLBLK, HIDIVE and IFC Films. Our distinctive, critically-acclaimed content spans multiple genres, including drama, documentary, comedy, reality, anthology, feature film and short form. Our content and our brands are well known and well regarded by our key constituents — our viewers and subscribers as well as distributors and advertisers. Our network, streaming and show brands have developed strong, dedicated followings within their respective targeted demographics, increasing their value to distributors and advertisers. Through our AMC Studios in-house studio, production and distribution operation, we own and control a significant portion of the original scripted series that we deliver to viewers on our linear and streaming platforms. Our ability to produce and own high quality content has provided us with the opportunity to distribute our owned content on leading third-party platforms. Our owned content as well as the content that we license is distributed domestically and internationally across linear networks, digital streaming services, home video and syndication.

In the United States (“U.S.”), our programming networks are AMC, BBC AMERICA, IFC, SundanceTV and WE tv. Our deep and established presence in the industry and the recognition we have received for our content and brands through industry awards, critical acclaim and other honors lend us a high degree of credibility with content creators and producers, providing us with strong relationships with top creative talent and demand for our owned programming for distribution on third-party platforms. Our networks are distributed primarily through traditional and virtual multi-channel video programming distributors (“MVPDs”) and are available on every major U.S. distribution platform. Our programming strategy is to target audiences with high-quality, compelling stories and powerful brands, with shows like The Walking Dead, Killing Eve, Breaking Bad and Better Call Saul, which resonate with critics and fans alike.

For the last several years, an increasing area of focus has been to establish a portfolio of targeted subscription streaming services with strong brands that serve passionate fans with content depth, curation and community. Today, we are the global leader in targeted streaming. Our services include our premium subscription streaming bundle called AMC+. Launched in 2020, AMC+ includes commercial-free access to original programming from across our entertainment networks; library content including The Walking Dead, Fear the Walking Dead, The Walking Dead: World Beyond and Mad Men; and access to a number of our targeted streaming services. AMC+ is available to customers through our direct to consumer (“DTC”) app, as well as through MVPDs and virtual MVPDs, and digital streaming platforms such as Amazon Prime Channels, Apple TV Channels and The Roku Channel. AMC+ is currently available internationally in Canada and Australia, with additional expansion into overseas markets planned for 2022.

Our targeted streaming offerings also include:

•	Acorn TV, featuring world-class mysteries and drama from Britain and beyond;

•	Shudder, for fans of horror and suspense;

•	Sundance Now, featuring prestige drama and true crime;

•	ALLBLK, focused on Black content from Black storytellers; and

•	HIDIVE, featuring a selection of curated anime offerings.

The content on these platforms is a mix of licensed and owned originals, a category that continues to expand as we increasingly invest in producing original programming, which is contributing to strong growth and a stable user base. Our various services are distributed in several key markets internationally, including Canada, the UK, parts of Europe, Australia, New Zealand, South Africa and Latin America, and we see a large opportunity for continued expansion of our services globally.

In December 2021, we acquired Sentai Holdings, LLC (“Sentai”), a leading global supplier of anime content and merchandise, with brands including the anime-focused HIDIVE subscription streaming service. With strong industry relationships and access to key content creators in Japan, Sentai distributes and curates one of the anime industry’s most diverse libraries of top trending and classic titles.

Internationally, we deliver programming that reaches subscribers in more than 125 countries and territories around the world. The international division of the Company, AMC Networks International (“AMCNI”), consists of our premier AMC global brand as well as a portfolio of popular, locally recognized brands delivering programming in a wide range of genres.

Our film distribution business IFC Films is known for attracting high-profile talent and distributing films that regularly garner critical acclaim and industry honors, including Academy Award, Golden Globe, and Cannes Film Festival-award winning titles. IFC Films distributes independent narrative and documentary films under the IFC Films and IFC Midnight distribution labels, and operates the IFC Films Unlimited subscription streaming service. In addition, we operate RLJE Films, which releases films under the RLJE Films distribution label.

Solid 2021 Performance Continues to Drive Long-Term Financial Results

For the past several years, the Company has been transforming itself from primarily a domestic linear TV networks business to a more diversified content-centric company. During this transition, the Company has continued to deliver solid financial results. While navigating what was a uniquely challenging and uncertain operating environment in 2021 due to the COVID-19 pandemic, we continued to transform our business as evidenced by the strong growth of our streaming services, which represented a year-over-year aggregate subscriber growth of nearly 50%, as well as our advertising business.

Key highlights for 2021 include:

•	Net revenues of $3.08 billion, reflecting a 9.3% increase compared to the prior year

•	Operating income of $490 million, reflecting a 10.7% increase compared to the prior year

•	Adjusted operating income (AOI)(1) of $816 million, reflecting an increase of 6.5% compared to the prior year

•	Cash provided by operating activities of $143 million

•	Free cash flow(2)(3)(4) of $71 million

Our incentive compensation is largely determined by successful performance against these financial measures and is designed to promote the creation of long-term stockholder value. Our Annual Incentive Program awards include not only these financial measures but also an assessment of each business unit’s achievement of certain strategic objectives.

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.
(3)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.
(4)

Certain adjustments were made to neutralize the impact of certain business items upon free cash flow which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

The Compensation Committee has identified net revenues, adjusted operating income (AOI) and free cash flow as the three key financial measures that promote the creation of long-term stockholder value. Investors and analysts use these measures to compare performance in the industry. In order to create a meaningful link between our performance and our NEOs’ compensation, these three financial measures are utilized in calculating the Company’s incentive compensation. The chart below provides the Company’s performance for these measures in 2019, 2020 and 2021.

The following are several of our 2021 achievements.

•	The Company achieved record full year revenue of $3.08 billion in 2021, with growth of 9% compared to the prior year.

•

We ended 2021 with more than nine million aggregate paid streaming subscribers across our AMC+, Acorn TV, Shudder, Sundance Now and ALLBLK streaming services, representing year-over-year aggregate subscriber growth of nearly 50%.

•	We acquired global anime distributor Sentai, including its direct-to-consumer anime streaming platform HIDIVE.

•	We executed a comprehensive agreement for the continued carriage of AMC Networks’ leading portfolio of networks and streaming services to Comcast Cable’s Xfinity TV, broadband and XClass customers.

•	We enabled the industry’s first linear addressable programmatic ad buys with household-level data targeting on our linear cable networks.

•	We launched the AMC+ premium subscription bundle in Canada and Australia on Apple TV channels and Amazon Prime Video channels.

•	We launched our AMC+ streaming service direct to consumer app in both the United States and Canada.

•

We further expanded our key franchises with the renewal of Fear the Walking Dead for an eighth season, the commencement of production of Anne Rice’s Interview with the Vampire and the greenlight of Anne Rice’s Mayfair Witches.

•

Awards Recognition — AMC Networks received wide recognition for its content, including a Peabody Award and Critics Choice Award as well as Golden Globe, Primetime Emmy, BAFTA, Screen Actors Guild, People’s Choice and Independent Spirit Award Nominations for the following:

•	Better Call Saul (AMC/AMC+) — Golden Globe, Screen Actors Guild and Critics’ Choice Awards Nominations and a Critics’ Choice Awards Win.

•	The Walking Dead (AMC/AMC+) — People’s Choice Awards Nominations.

•	Killing Eve (AMC+/BBC AMERICA) — Golden Globe Nomination, BAFTA TV Award Nomination.

•	Soulmates (AMC, AMC+) — Critics’ Choice Awards Nomination.

•	Gangs of London (AMC, AMC+) — Primetime Emmy nomination, BAFTA TV Award nominations.

•	Quiz (AMC, AMC+) — BAFTA TV Award Nomination.

•	Brockmire (AMC+, IFC) — Critics’ Choice Awards Nomination.

•	Criptales (AMC+, BBC AMERICA) — BAFTA TV Award Nomination

•	The Graham Norton Show (AMC+, BBC AMERICA) — BAFTA TV Award Nomination

•	La Llorona (Shudder) — Peabody Award; Golden Globe and Critics’ Choice Awards Nominations.

•	Farewell Amor (IFC Films) — Independent Spirit Awards nomination.

Strategic Priorities

Our strategy is to maximize the availability and profit potential of our broad array of content distribution platforms by building on our long history of creating and showcasing high-quality, brand defining and compelling content, and creating strong consumer engagement and affinity for our popular and award-winning entertainment brands. Our strategic priorities are:

Continued Development of High-Quality Original Programming. We intend to continue developing strong original content across our linear networks and streaming services to further enhance our brands, strengthen our relationships with our viewers, subscribers, distributors and advertisers, and build viewership and attract and retain subscribers of our streaming services. We believe that our continued investment in original programming will support optimization of affiliate and streaming subscription, content licensing and advertising revenue.

Develop and Grow Targeted Streaming Offerings and Brands. For several years, we have focused on creating and growing targeted streaming services. Our targeted streaming strategy is to serve distinct premium audiences and build loyal and engaged fan communities around each service. We are taking a unique approach to the market, serving audiences with targeted offerings that are companions to the larger streaming services. As the market for this category evolves, consumers are increasingly complementing their general entertainment subscriptions with our targeted streaming services. With this strategy, we do not compete with the larger streaming offerings and this puts us in a very advantageous position as we continue to grow this area of our business.

We are seeing the same affinities for our services from consumers overseas as we are in the U.S, and we are beginning to accelerate overseas expansion of our targeted streaming services. Our services, most notably AMC+, Acorn TV and Shudder have begun to launch in key international markets, including Canada, the UK, parts of Europe, Australia, New Zealand, South Africa and Latin America.

Increased Ownership and Control of Content and Valuable Intellectual Property (IP). The Company’s wholly-owned or majority-controlled library includes more than 6,000 episodes and 1,300 films, as well as more than 20,000 episodes of highly localized unscripted lifestyle content from our AMC Networks International business. In addition, we have storied titles and brands known to a global audience, such as The Walking Dead, the Anne Rice catalog and the Agatha Christie library.

We are very focused on increasing production of our proprietary content and leveraging our library of titles in order to enrich the content mix on our targeted streaming platforms. As our current content licensing deals with third parties expire, hundreds of hours of our popular and acclaimed shows and films will become available to be an exclusive part of our owned and controlled library, including critically acclaimed hits Halt and Catch Fire, Turn, and Rectify, as well as all 11 seasons of The Walking Dead to be discovered and rediscovered by fans, driving growth and value across our portfolio.

Innovation in Content, Format, Distribution, and New Products. We distribute our content across other platforms when it makes business sense to do so, so that our viewers can access our content where, when and how they want it. To that end, we have partnerships with all major streaming services and digital platforms, including Netflix, Hulu and Amazon Prime, to make our content available to their subscribers on various platforms permitting subscribers to access programs at their convenience, including electronic-sell-through (EST) and physical (DVD and Blu-ray) formats.

Growth and Innovation in Advertising. We continue to leverage our premium quality, popular content on our networks to optimize our advertising revenue. In addition, we are embracing new opportunities the evolving advertising space presents, including an expanding presence on advertising video on demand (AVOD) and free ad-supported streaming (FAST) platforms. To date, we have launched eight distinct channels featuring our content, in different configurations, across major AVOD platforms, such as Pluto TV, Sling TV and Samsung TV Plus. We have increased the value of our linear and digital advertising inventory by establishing a leadership position in advanced advertising technologies, including addressable advertising and programmatic buying, to make it easier for a wider variety of advertisers to partner with us and to make the impressions they buy smarter and more effective. We have seen the number of advertisers utilizing these tools increase and our targeted audience advertising sales have grown as a result. In addition to our own initiatives, we are also participating in broader industry efforts focused on expanding the availability of addressable advertising. We believe our products enhance our value to advertisers through better targeting, data and measurement and we believe they will contribute to growth of our overall business in the mid and long term.

We are also creating new opportunities for brands to leverage the strength of our content and our large and passionate fan communities through custom content, on social platforms and also through on-the-ground live events centralized in an initiative called “The Content Room,” which provides a one-stop shop for advertisers to leverage the popularity of our original content in a variety of compelling and innovative ways. These opportunities are rooted in our strong content and proven ability to build vibrant, large and engaged fan communities around our shows and franchises.

In 2021, the Company’s businesses achieved notable successes, which the Committee uses in assessing each business unit’s achievement of our strategic objectives. The Compensation Committee believes that the efforts and leadership of our senior management team, including our NEOs, have been critical to the Company’s accomplishments.

2021 Key Compensation Decisions

Taking into consideration the Company’s solid overall 2021 operational and financial performance despite the impact of the COVID-19 pandemic and shifts in consumer behavior that are impacting the cable television business, the Compensation Committee made the following determinations for this year:

Topic	Committee Action	Committee Rationale

Annual Incentive Bonus Pool	Approved the 2021 annual incentive bonus payouts at 133.1%

To reflect the Company’s performance for 2021, the Compensation Committee approved the payout of the annual incentive bonuses to the NEOs at 133.1% of target, based on the Company’s overall corporate performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, AOI and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

2019-2021 Performance Restricted Stock Unit Award Payout	Certified Company’s achievement against performance objectives and approved payout at 112.5% for the Company’s 2019 long-term performance restricted stock unit awards

To reflect the Company’s financial performance over the three-year period of 2019 to 2021, the Compensation Committee certified and approved the performance of its performance restricted stock units, which was calculated by averaging the achievement of three one year performance periods (2019, 2020, and 2021) against the Company’s specified targets of AOI, net revenues and free cash flow measures and then adjusting the average by performance modifiers based on the Company’s share of linear subscribers and audience among a comparator group comprised of Discovery, Viacom, A&E and Hallmark Channels at the end of the three-year performance period resulting in an overall payout of these awards at 112.5% of target.

Stockholder Engagement and Our Compensation-Related Stockholder Votes

The Company values feedback from our stockholders and regularly engages with stockholders to keep them informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including Company performance and strategy, our Board and corporate governance practices, and our executive compensation program as well as environmental and social matters with a particular focus on diversity in the Company’s programming, workforce and leadership. Specifically, in 2021, we engaged with holders of a majority of our Class A Common Stock on these topics. These stockholder dialogues, focused on governance and compensation matters, are an important component of the Compensation Committee’s review of our executive compensation program.

The Compensation Committee believes that our executive compensation program closely links to our business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation. Management also engaged with our institutional shareholders in meetings and calls regarding our executive compensation program throughout 2021.

Consistent with the results of the advisory vote on the frequency of the stockholder advisory vote on executive compensation held at the 2018 annual meeting of stockholders, the Company had previously determined to conduct an advisory vote on executive compensation, or “Say-on-Pay,” every three years, as permitted under SEC rules. However, in response to stockholder feedback, the Company has decided to increase the frequency of the vote by holding an advisory vote to approve the compensation of our Named Executive Officers this year and currently expects to conduct the vote on an annual basis going forward. See Proposal 3 for this year’s “say-on-pay” proposal.

In the Company’s most recent advisory “say-on-pay” proposal, which was held in 2021, 96% of stockholders (including 75% of the holders of our Class A Common Stock) voted to approve on an advisory basis the Company’s executive compensation.

Compensation Governance Practices

Our executive compensation program is governed by sound pay practices highlighted below that are maintained and reviewed by our Compensation Committee.

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on unvested equity awards

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

Philosophy and Objectives of Our Executive Compensation Program

The Company is a media and entertainment business comprised of dynamic and powerful brands. In support of our business objectives, the Company places great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company’s businesses and maximizing stockholder value. The Compensation Committee sets executive compensation, and seeks to offer both short and long-term incentive compensation programs that will provide competitive compensation, drive performance and encourage executive retention, guided by the following principles:

•	The majority of compensation for the Company’s executive officers should be at risk, i.e., contingent on Company performance;

•	Incentive compensation of the Company’s executive officers should be weighted more heavily on long-term rather than short-term accomplishments and results;

•	Equity-based compensation should be used when appropriate to align the interests of our executive officers with our stockholders’ interests; and

•

The overall executive compensation program should be competitive, equitable and structured so as to ensure the Company’s ability to attract, retain, motivate and reward the talented executives who are essential to the Company’s continuing success. Total target compensation, rather than individual compensation elements, is the Compensation Committee’s focus in designing the competitive compensation program.

The primary elements of 2021 executive compensation are base salary, an annual cash incentive award and long-term incentive awards in the form of RSUs, which vest ratably over three years, and cash performance awards that cliff vest at the end of three years. We target the elements of our compensation so that at least 60% of total target compensation for our NEOs is performance-based. In this way, a significant portion of the value ultimately realized by the executive depends upon the Company’s performance and can be considered at-risk compensation.

Elements of the Company’s Compensation Program

Our executive compensation program is designed to provide a mix of fixed and variable incentive awards, including short-and long-term incentives:

2021 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period
Base Salary		• Based on level and merit	N/A
Annual Cash Incentives

•  Based on the Company’s overall annual performance, which was calculated based on (i) the Company’s year-end financial metrics of net revenues, AOI and free cash flow against pre-established financial targets; (ii) achievement of year end streaming subscribers versus target and (iii) an assessment of the Company’s achievement of certain strategic objectives during the year.

One year

Long-Term Incentive Awards	Cash Performance Awards • 50%: NEOs other than the Interim CEO	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of linear subscribers and acquisition of streaming subscribers	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 100%: Interim CEO • 50%: NEOs other than the Interim CEO	• Stock Performance	Vests ratably over three years, other than the Interim CEO, whose RSUs vest on September 8, 2022

2021 Interim CEO Annual Compensation Decision Mix*

2021 NEO Annual Compensation Decision Mix*

*

The percentages in the 2021 Interim CEO Annual Compensation Decision Mix are based on the Interim CEO’s earned salary in 2021. The average percentages in the 2021 NEO Annual Compensation Decision Mix exclude (i) Ms. Coleman, who served as the Company’s Interim Chief Financial Officer until January 15, 2021 and received no incentive compensation in 2021 and (ii) Mr. Sherin who became the Company’s Chief Accounting Officer on August 24, 2021 and was then designated an executive officer of the Company.

2021 Performance Metrics

A significant percentage of total compensation is allocated to at-risk compensation in accordance with the Compensation Committee’s philosophy as described above. The Compensation Committee reviews historical Company compensation, other information provided by the Compensation Committee’s independent compensation consultant and other factors, such as each executive officer’s experience, performance and length of service, to determine the level and mix of compensation for executive officers, by position and grade level, that the Compensation Committee has deemed appropriate. The allocation between cash and equity compensation and short and long-term compensation is designed to provide a combination of fixed and at-risk compensation that is related to the achievement of the Company’s short-term and long-term objectives.

Generally, the performance metrics for the Company’s incentive compensation have been based on the Company’s net revenues, AOI and free cash flow. The Compensation Committee believes that these are the key measures for evaluating our NEOs’ effectiveness in executing the Company’s strategy as these are the common performance measures used by the Company’s investors and analysts to evaluate the Company’s operating performance. The Compensation Committee believes that successful performance against these measures promotes the creation of long-term stockholder value.

•

Net revenue is important to the creation of long-term stockholder value because it is a reflection of management’s ability to grow our top line through growth in distribution, advertising and other revenue.

•	AOI is important because it reflects our ability to control costs and generate income through our operations to invest in our current businesses as well as new opportunities.

•	Free cash flow reflects our ability to generate cash for our stockholders after we have made the necessary investments in our current operations to ensure they continue to perform.

In connection with the annual incentive award payout, the Committee considers these financial measures for each of our business units as well as an assessment of each business unit’s achievement of certain strategic objectives. The level at which cash performance awards are earned is tied to the Company’s performance measured by these financial measures over three one-year periods.

2021 COMPENSATION DECISIONS

Employment Agreements

We have written employment agreements with each of our NEOs. We enter into employment agreements with our senior executives when the Compensation Committee determines that it is appropriate to attract or retain an executive. As discussed in greater detail below under Executive Compensation Tables, “Employment Agreements,” much of the NEOs’ compensation is determined in accordance with their employment agreements.

On August 23, 2021, the Company entered into an amendment to Mr. Sapan’s employment agreement, effective on the date thereof, providing for Mr. Sapan’s employment as our Executive Vice Chairman as of September 8, 2021. In addition, on August 23, 2021, the Company entered into an employment agreement with Mr. Blank, effective as of September 8, 2021, providing for Mr. Blank’s employment as our Interim CEO. The Company also entered into an employment agreement with Mr. Sherin on August 24, 2021, effective on the date thereof, providing for his employment as our Chief Accounting Officer.

As a result of the departure of the Company’s Interim Chief Financial Officer, Donna Coleman, the Company hired and entered into a new employment agreement with Christina Spade on January 12, 2021, effective on the date thereof, providing for Ms. Spade’s employment as our Chief Financial Officer. As a result of the departure of the Company’s former Chief Operating Officer, Ed Carroll, the Company entered into an amendment to Ms. Spade’s employment agreement on November 19, 2021, effective on the date thereof, providing for her employment as the Company’s Chief Operating Officer in addition to retaining her title as Chief Financial Officer.

The Compensation Committee believes that entering into employment contracts with our senior executives provides management stability and helps ensure that the Company has the continuity to achieve our strategic objectives. The Compensation Committee further recognizes that the entertainment industry standard practice is for executives to have employment agreements. Each of the NEOs has demonstrated strong performance and willingness to take on greater responsibilities as the Company grows and their employment agreements are designed to ensure their continued contributions to the Company. For additional details about these employment agreements, please refer to the “Employment Agreements” section which is on pages 70 to 84 of this Proxy Statement.

Base Salaries

Base salaries for our executives have been set at levels that are intended to reflect the competitive marketplace in attracting and retaining quality executives. The Compensation Committee currently reviews the salaries of the executive officers at least annually. The Compensation Committee evaluates each executive’s performance and experience and based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its discretion, may increase base salaries for the executive officers over time. Each of the employment agreements of our NEOs contains a minimum base salary level. For information regarding these minimum base salary levels, please see Executive Compensation Tables, “Employment Agreements” below.

The annual base salaries paid to the NEOs in 2021 were as follows: Mr. Blank — $630,136; Mr. Sapan — $2,000,000; Ms. Spade — $1,098,076; Mr. Sherin — $340,500; Mr. Gallagher — $800,000; Mr. Carroll — $1,734,000; Ms. Coleman — $800,000. Effective as of August 24, 2021, Mr. Sherin’s base salary was increased from $316,200 to $400,000 in connection with his promotion to Chief Accounting Officer of the Company. Effective as of November 19, 2021, Ms. Spade’s base salary was increased from $1,150,000 to $1,250,000 in connection with her appointment as Chief Operating Officer. See footnote 1 to Executive Compensation Tables, “Summary Compensation Table” for additional information regarding the 2021 base salaries.

Annual Cash Incentives

Annual cash incentive awards are designed to link executive compensation directly to the Company’s performance and provide incentives and rewards for excellent business performance during the year. All members of management, including the NEOs (other than Ms. Coleman), participate under the Company’s primary annual incentive program (“Annual Incentive Program”).

NEO Annual Incentive Award Target Setting

Each employee who is eligible for an annual cash incentive award is assigned a target annual incentive award equal to a percentage of that employee’s annual base salary. For 2021, target awards were set as a percentage of the base salary earned during 2021.

The target annual cash incentive awards are determined based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to the Company. In addition, each of the employment agreements of Ms. Spade and Messrs. Blank, Sapan, Sherin, Gallagher and Carroll contains a target annual incentive award level. The Compensation Committee currently reviews the target award levels of the executive officers and going forward intends to do so at least annually. The Compensation Committee evaluates each such executive’s performance and experience, and, based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its sole discretion, determines target annual incentive award levels for the executive officers. Target annual incentive awards for NEOs in 2021 (expressed as a percentage of earned base salary), were as follows: Mr. Blank — 200%; Mr. Sapan — 200%; Ms. Spade — 175%; Mr. Carroll — 175%; Mr. Gallagher — 100%; and Mr. Sherin — 35/40%. As noted above, Ms. Coleman was not eligible to receive an annual incentive award. For information regarding these target annual incentive award levels, see Executive Compensation Tables, “Employment Agreements,” below.

In connection with Mr. Sherin’s promotion to Executive Vice President and Chief Accounting Officer of the Company, his target annual incentive award (expressed as a percentage of earned base salary) was increased from 35% to 40%. For those earnings earned prior to his promotion, his target annual incentive award (expressed as a percentage of earned base salary) was calculated at 35% and for those earnings after his promotion on August 24, 2021, his earnings were calculated at 40%.

2021 Annual Incentive Program Awards

The payment of annual incentive awards under the Annual Incentive Program is based upon the satisfaction of one or more performance objectives established by the Compensation Committee for Company performance and the performance of the employee’s specific business unit. For individuals who hold corporate-wide positions at the Company such as our executive officers, the Annual Incentive Program performance objectives are predominantly based on the Company’s financial performance (net revenues, AOI and free cash flow), the achievement of its streaming subscribers versus target and an assessment of Company performance against goals, strategies, operating performance and growth initiatives. Taken together, the Company achieved a performance level of 133.1% of target in 2021 under the Annual Incentive Program.

The Company’s achievement of 133.1% of target was generally attributable to a combination of factors including (i) achievement of its financial metrics including significantly surpassing its revenues and AOI targets generating 9% growth in revenues and 6.5% growth in AOI, (ii) strong performance of our streaming services resulting in over nine million subscribers representing year-over-year aggregate subscriber growth of nearly 50%, (iii) significant outperformance of our advertising business, and (iv) achieving certain strategic goals, including but not limited to 1) executing a comprehensive carriage agreement for the continued availability of the Company’s leading portfolio of networks and streaming services to Comcast Cable’s Xfinity TV, broadband and XClass customers, 2) launching AMC+ direct-to-consumer in the United States and Canada and 3) significantly expanding the number of its original productions.

Annual Incentive Plan Utilizes Equal-Weighted Criteria Central to Strategy and Value-Creation

	Weighting	Key Performance Highlights

Net Revenues		• Surpassed target, generating 9% growth

AOI		• Surpassed AOI target, generating 6.5% growth

Free Cash Flow		• Surpassed free cash flow target in 2021(1)

Streaming Subscriber Target		• Strong performance of streaming services, resulting in 9 million subscribers or year-over-year growth of 50%

Strategic Goals		• Launched AMC+ direct-to-consumer in US and Canada and significantly expanded number of original productions

(1)	Calculation of free cash flow excludes the one-time impact of the previously disclosed Darabont litigation settlement payment.

The Company decided to pay the 2021 NEOs under the Annual Incentive Program at 133.1% of target other than Mr. Sherin who was paid at 150% of target in recognition of the extraordinary work that he took on upon the departure of Mr. Wymbs, the Company’s former Chief Accounting Officer commencing on April 2, 2021 and achievement that he demonstrated in taking on his new role of Chief Accounting Officer. Ms. Coleman was not eligible to receive an annual incentive award.

2021 Annual Incentive Award Payouts

Based on the performance under the Annual Incentive Program, the 2021 annual incentive awards were paid by the Company to the NEOs as shown in the table below:

NEO	Eligible Earnings	Target Bonus as % of Base Salary	Target Bonus	Earned Annual Incentive Program Award of Target	Actual Annual Incentive Award

Matthew C. Blank	$630,136	200%	$1,260,272	133.1%	$1,677,422

Joshua W. Sapan	$2,000,000	200%	$4,000,000	133.1%	$5,324,000

Christina Spade	$1,250,000	175%	$2,187,500	133.1%	$2,911,563

James G. Gallagher	$800,000	100%	$800,000	133.1%	$1,064,000

Michael J. Sherin III	$340,554	35% & 40%	$124,870	150%	$190,269

Edward A. Carroll	$1,734,000	175%	$3,034,500	133.1%	$4,038,919

Donna Coleman*	$0	0	$0	0	$0

*	Ms. Coleman was not eligible for a bonus in 2021 under the Company’s Annual Incentive Program.

Long-term Incentives

Long-term incentives represent a substantial portion of our NEO’s total compensation. For 2021, our long-term incentive program for all executives consisted of two elements: cash performance awards and RSUs. These long-term incentives are awarded to members of management based upon each individual’s grade level. Except for Mr. Sapan, who receives long-term incentive awards comprised of 60% of the value in cash performance awards and 40% of the value in RSUs and Mr. Blank, who received a long-term incentive award comprised of 100% of the value in RSUs, these long-term incentive awards granted to the NEOs are comprised of 50% of the value in cash performance awards and 50% of the value in RSUs.

Cash Performance Awards

In 2021, our executive compensation program provided an annual grant of three-year cash performance awards to each executive officer and other members of management to be earned on the basis of performance of the Company relative to pre-established financial goals. Each recipient is eligible to receive a target cash performance award for the three-year vesting period, the amount of which depends on the employee’s grade level and employment agreement, if any. To the extent that the Company’s target performance objectives are achieved and the recipient is continuously employed through the payment date, eligible employees may receive payouts greater than or less than (or none of) their target cash performance award.

Due to ongoing competitive and dynamic challenges in the industry, which have continued to make multi-year performance targets unfeasible and potentially counter-productive, and the Committee’s desire to retain ambitious financial targets, the Compensation Committee has designed the long-term cash performance awards with three one-year performance periods with the performance conditions for each year set at the beginning of such year (as opposed to a single three-year performance period in which the performance conditions are set at the beginning of that period). By setting performance conditions each year, the Committee can pivot for strategic re-alignment in response to new market entrants, increased competition for talent and similar changes in the industry. Each one-year performance period will be subject to achievement of specified targets of AOI, net revenues and free cash flow. These performance targets are intended to measure the Company’s ongoing operating performance and will be subject to various adjustments, including for acquisitions and dispositions and investments in new business initiatives not contemplated at the time the performance objectives are formulated and will exclude all charges for long-term performance-based compensation. The percentage of target earned in each of the three years (which may not exceed 115% of target for each of 2021 and 2022 and has not yet been set for 2023 but may not exceed an upper limit of 150% of target) will be averaged at the end of the third year and adjusted by performance modifiers based on (i) the Company’s share of linear subscribers among a comparator group measured over the full three-year period and (ii) the Company’s streaming subscribers as of December 31, 2023 versus its 2023 target. The Company selected linear subscribers among a comparator group because these measures are directly related to the Company’s heightened focus on content creation and growing the number of linear and streaming subscribers. The comparator group for its linear subscriber growth for 2021 performance is comprised of Discovery, Paramount Global (formerly known as ViacomCBS), A&E and Hallmark Channels, the Company’s direct competitors in the basic cable universe within the content and subscription linear services market. The modifiers have the ability to reduce or increase the three-year average performance by up to +/- 10%.

This cash performance award design enables the Company to continue to achieve the intended goals of its long-term incentive plan — alignment with Company performance and retention of key executives — while providing the flexibility to set appropriate annual incentive goals in an increasingly changing media landscape. Further, combining a performance modifier wrapped around three one-year measures enables the Company to annually set meaningful and challenging business goals while maintaining a long-term focus toward audience development and growth in the Company’s streaming subscribers, whose continued growth remains a critical success factor for the Company.

2021 Cash Performance Award Grants. In March 2021 (unless otherwise noted in the table), the Compensation Committee granted cash performance awards to the following NEOs in the following target amounts:

NEO	Cash Performance Awards (at target)
Matthew Blank	—
Joshua W. Sapan	$8,400,000
Christina Spade(1)	$1,875,000
James G. Gallagher	$1,250,000
Michael J. Sherin III(2)	$170,000
Donna Coleman	—
Edward A. Carroll	$1,700,000

(1)

The Compensation Committee granted Ms. Spade’s cash performance award on March 12, 2021 in the amount of $1,500,000. The Compensation Committee granted an additional cash performance award on November 19, 2021, in connection with Ms. Spade’s promotion to Chief Operating Officer and Chief Financial Officer, in the amount of $375,000.

(2)

The Compensation Committee granted Mr. Sherin’s cash performance award on March 12, 2021 in the amount of $75,000. The Compensation Committee granted Mr. Sherin’s an additional cash performance award on October 15, 2021 in the amount of $95,000, in connection with his promotion to Executive Vice President and Chief Accounting Officer on August 24, 2021.

2021 Cash Performance Awards — Performance Results for the First Performance Year (2021)

The 2021 annual performance targets for the 2021 cash performance awards set forth in the table below were derived from the Company’s strategic plan. We believe that our strategic plan, and consequently the 2021 annual performance targets set by the Compensation Committee, reflect desired above-market performance. In determining the threshold levels of performance, the Company’s strategic plans and the degree of difficulty in achieving the targets, including a comparison with analysts’ published projections of our growth as well as the projected growth of some of our competitors, were considered. The portion of the 2021 cash performance awards tied to the first performance year was determined as follows: a threshold performance of 80% of target would result in earning 80% of target and a performance of 115% of target or better would result in earning 115% of target. For purposes of determining the average three-year performance under the award (before the +/- 10% modifier is applied), 0% will be earned in respect of the first performance year for performance below threshold. Performance between threshold and target and between target and maximum will be established by linear interpolation. The Compensation Committee believed that the lowest levels on the sliding scale of the 2021 annual performance metrics for the 2021 cash performance awards would likely be achieved, although there was no assurance this would occur. The Compensation Committee had the authority to amend or waive the 2021 annual performance targets under the 2021 cash performance awards and to make interpretations thereof and adjustments thereto subject to the award agreement.

Performance Results for Year One

On March 1, 2022, the Compensation Committee determined the Company’s achievement against the 2021 annual performance objectives of AOI, net revenue and free cash flow for the 2021 cash performance awards. The following table shows actual performance with respect to each of the 2021 annual performance objectives relative to the targets established by the Compensation Committee in March 2021 and the resulting percentage achieved for 2021. Such percentage amount will be averaged with the percentage earned in each of 2022 and 2023 against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2021 Target	Financial Performance Range	Actual 2021 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$731	$585 – $ 841	$774	106%	40%	42%

Net Revenue	$2,873	$2,299 – $ 3,304	$3,033	106%	30%	32%

Free Cash Flow(2)(3)	$177	$142 – $ 204	$230	130%	30%	39%

Performance Achieved for 2021						113%

Percentage Earned for 2021 (based on sliding earn-out scale discussed above)						109%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2021 annual performance objectives which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

2020 Cash Performance Awards — Performance Results for the First and Second Performance Years (2020 and 2021)

The 2020 and 2021 annual performance targets for the 2020 cash performance awards set forth in the table below were derived from the Company’s strategic plan. We believe that our strategic plan, and consequently the 2020 and 2021 annual performance targets set by the Compensation Committee, reflect desired above-market performance. In determining the threshold levels of performance, the Company’s strategic plans and the degree of difficulty in achieving the targets, including a comparison with analysts’ published projections of our growth as well as the projected growth of some of our competitors, were considered. The portion of the 2020 cash performance awards tied to the first and second performance years was determined as follows: a threshold performance of 80% of target would result in earning 80% of target and a performance of 115% of target or better would result in earning 115% of target. For purposes of determining the average three-year performance under the award (before the +/- 10% modifier is applied), 0% will be earned in respect of the first and second performance years for performance below threshold. Performance between threshold and target and between target and maximum will be established by linear interpolation. The Compensation Committee believed that the lowest levels on the sliding scale of the 2021 annual performance metrics for the 2020 cash performance awards would likely be achieved, although there was no assurance this would occur. The Compensation Committee had the authority to amend or waive the 2020 and 2021 annual performance targets under the 2020 cash performance awards and to make interpretations thereof and adjustments thereto subject to the award agreement.

Performance Results for Year One of the 2020 Cash Performance Awards

On April 16, 2021, the Compensation Committee determined the Company’s achievement against the 2020 annual performance objectives of AOI, net revenue and free cash flow for the 2020 cash performance awards. The following table shows actual performance with respect to each of the 2020 annual performance objectives relative to the targets established by the Compensation Committee in March 2020 and the resulting percentage achieved for 2020. Such percentage amount will be averaged with the percentage earned in each of 2021 and 2022 against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2020 Target	Financial Performance Range	Actual 2020 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$864	$691 – $ 994	$790	91%	40%	37%

Net Revenue	$2,985	$2,388 – $ 3,432	$2,834	95%	20%	19%

Free Cash Flow(2)(3)	$433	$347 – $ 498	$686	158%	40%	63%

Performance Achieved for 2020						119%

Percentage Earned for 2020 (based on sliding earn-out scale discussed above)						102%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2020 annual performance objectives which were not forecasted in the Company’s budget.

Performance Results for Year Two of the 2020 Cash Performance Awards

On March 1, 2022, the Compensation Committee determined the Company’s achievement against the 2021 annual performance objectives of AOI, net revenue and free cash flow for the 2020 cash performance awards. The following table shows actual performance with respect to each of the 2021 annual performance objectives relative to the targets established by the Compensation Committee in March 2021 and the resulting percentage achieved for 2021. Such percentage amount will be averaged with the percentage earned in each of 2020 and 2022 against annual performance objectives and adjusted by the three-year performance modifier as described above.

($000s)	2021 Target	Financial Performance Range	Actual 2021 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$731	$585 – $ 841	$774	106%	40%	42%

Net Revenue	$2,873	$2,299 – $ 3,304	$3,033	106%	20%	21%

Free Cash Flow(2)(3)	$177	$142 – $ 204	$230	130%	40%	52%

Performance Achieved for 2021						115%

Percentage Earned for 2021 (based on sliding earn-out scale discussed above)						110%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s cash performance awards, certain adjustments were made to neutralize the impact of certain business items upon the 2021 annual performance objectives which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

Achievement of 2019 PRSU Award Objectives

In March 2022, the Compensation Committee certified the Company’s 2019 PRSU award achievement against its performance objectives for the performance stock unit awards granted in March 2019. In determining the level of achievement of the performance objectives for the 2019 performance stock unit awards, the Committee averaged the three one year performance periods (2019, 2020 and 2021) against the Company’s specified targets of AOI, net revenues and free cash flow measures set for each performance period and adjusted the average by performance modifiers based on the Company’s share of linear subscribers and audience among a comparator group comprised of Discovery, Viacom, A&E and Hallmark Channels resulting in an overall payout of these awards at 112.5% of target.

Each performance period in 2019, 2020 and 2021 included the Company’s three most important financial metrics: AOI, net revenue and free cash flow, which were weighted at 50%, 30%, and 20%, respectively. The 2019, 2020 and 2021 annual performance targets for the 2019 PRSU awards set forth in the tables below were derived from the Company’s strategic plan. We believe that our strategic plan, and consequently the annual performance targets set by the Compensation Committee, reflect desired above-market performance. In determining the threshold levels of performance, the Company’s strategic plans and the degree of difficulty in achieving the targets, including a comparison with analysts’ published projections of our growth as well as the projected growth of some of our competitors, were considered. The portion of the 2019 PRSU awards tied to the first, second and third performance years was determined as follows: a threshold performance of 80% of target would result in earning 50% of target and a performance of 115% of target or better would result in earning 150% of target. For purposes of determining the average three-year performance under the award (before the +/- 10% modifier is applied), 0% would be earned in respect of the first, second and third performance years if performance was below threshold. Performance between threshold and target and between target and maximum was established by linear interpolation.

Performance Results for Year One of the 2019 PRSU Awards

On April 16, 2021, the Compensation Committee determined the Company’s achievement against the 2019 annual performance objectives of AOI, net revenue and free cash flow for the 2019 PRSUs. The following table shows actual performance with respect to each of the 2019 annual performance objectives relative to the targets established by the Compensation Committee in March 2019 and the resulting percentage earned for 2019. Such percentage amount was averaged with the percentage earned in each of 2020 and 2021 against annual performance objectives and adjusted by the performance modifier as described above.

($000s)	2019 Target	Financial Performance Range	Actual 2019 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$929	$743 – $ 1,068	$975	105%	50%	53%

Net Revenue	$3,079	$2,463 – $ 3,541	$3,107	101%	30%	30%

Free Cash Flow(2)(3)	$293	$234 – $ 337	$377	129%	20%	26%

Performance Achieved for 2019						109%

Percentage Earned for 2019 (based on sliding earn-out scale discussed above)						116%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s PRSU awards, certain adjustments were made to neutralize the impact of certain business items upon the 2019 annual performance objectives which were not forecasted in the Company’s budget.

Performance Results for Year Two of the 2019 PRSU Awards

On April 16, 2021, the Compensation Committee determined the Company’s achievement against the 2020 annual performance objectives of AOI, net revenue and free cash flow for the 2019 PRSUs. The following table shows actual performance with respect to each of the 2020 annual performance objectives relative to the targets established by the Compensation Committee in March 2020 and the resulting percentage earned for 2020. Such percentage amount was averaged with the percentage earned in each of 2019 and 2021 against annual performance objectives and adjusted by the performance modifier as discussed above.

($000s)	2020 Target	Financial Performance Range	Actual 2020 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$864	$691 – $ 994	$790	91%	50%	46%

Net Revenue	$2,986	$2,389 – $ 3,433	$2,834	95%	30%	28%

Free Cash Flow(2)(3)	$434	$347 – $ 499	$686	158%	20%	32%

Performance Achieved for 2020						106%

Percentage Earned for 2020 (based on sliding earn-out scale discussed above)						101%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s PRSU awards, certain adjustments were made to neutralize the impact of certain business items upon the 2020 annual performance objectives which were not forecasted in the Company’s budget.

Performance Results for Year Three of the 2019 PRSU Awards

On March 1, 2022, the Compensation Committee determined the Company’s achievement against the 2021 annual performance objectives of AOI, net revenue and free cash flow for the 2019 PRSUs. The following table shows actual performance with respect to each of the 2021 annual performance objectives relative to the targets established by the Compensation Committee in March 2021 and the resulting percentage earned for 2021. Such percentage amount was averaged with the percentage earned in each of 2019 and 2020 against annual performance objectives and adjusted by the performance modifier as discussed above.

($000s)	2021 Target	Financial Performance Range	Actual 2021 Performance(4)	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI(1)(2)	$731	$585 – $ 841	$774	106%	50%	53%

Net Revenue	$2,873	$2,299 – $ 3,304	$3,033	106%	30%	32%

Free Cash Flow(2)(3)	$177	$142 – $ 204	$230	130%	20%	26%

Performance Achieved for 2021						111%

Percentage Earned for 2021 (based on sliding earn-out scale discussed above)						119%

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.

(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

(4)

Under the terms of the Company’s PRSU awards, certain adjustments were made to neutralize the impact of certain business items upon the 2021 annual performance objectives which were not forecasted in the Company’s budget, such as the settlement of the Darabont litigation.

Performance Modifier Adjustment

In connection with its 2019 PRSU awards, in addition to three one year performance periods (2019, 2020, 2021), the Company established two performance modifiers based on the Company’s share of linear subscribers (the Distribution Modifier) and audience (the Consumption modifier) among a comparator group comprised of Discovery, the legacy Viacom companies of Paramount Global, A&E and Hallmark Channels at the end of the three-year performance period as compared to the beginning of the performance period. The table below shows the modifier results measured at the end of the three year period. The Distribution modifier achieved target performance resulting in no adjustment, and the Consumption modifier was above target, resulting in a 0.5% positive adjustment.

The following table shows the average of the annual performance objectives established by the Compensation Committee for each performance year included in the 2019 PRSU performance period and the modifier used in calculating the aggregate weighted performance payout of shares at 112.5% of target in March 2022.

Annual Result

Year One (2019)	116%

Year Two (2020)	101%

Year Three (2021)	119%

Average	112%

Modifier	0.5%
Three Year Result	112.5%

Based upon the Company’s performance, as shown in the table above, the 2019 performance stock unit awards paid out at 112.5% of target in March 2022, which resulted in the following number of shares being issued to each of the NEOs: (i) Mr. Sapan: 149,385; (ii) Mr. Carroll: 30,234; and (ii) Mr. Gallagher: 13,338. Mssrs. Blank and Sherin and Mmes. Spade and Coleman did not hold 2019 PRSUs.

Restricted Stock Units

Under our executive compensation program, long-term incentive grants of RSUs are made to executive officers and certain other members of management pursuant to the Company’s 2016 Employee Stock Plan. The majority of our 2021 RSU awards were granted on March 12, 2021 and vest ratably over a three-year vesting period. The Committee believes that this vesting schedule provides the Company with an effective recruitment tool, conforms to industry practice and is appropriately balanced by the three-year cliff vesting of the cash performance awards.

In March 2021 (unless otherwise noted below), the Compensation Committee granted RSUs to the NEOs in the following amounts:

NEO	RSU Awards(1)	Grant Date Fair Value(2)

Joshua W. Sapan	99,609	$ 7,832,256

Christina Spade	26,681	$ 2,097,927

James G. Gallagher	22,235	$ 1,748,338

Michael J. Sherin III	2,669	$ 209,863

Edward A. Carroll	30,239	$ 2,377,693

Donna Coleman	0	$ 0

(1)	The RSU awards granted in March 2021 will vest ratably over a three-year vesting period subject to continued employment and include a performance threshold.

(2)

The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 using a share price of $78.63 on March 12, 2021 as its grant value. A 30-trading day average share price was used to determine the number of shares granted to executive officers.

On September 8, 2021, the Compensation Committee granted Matthew Blank, the Company’s new Interim CEO, 102,145 restricted stock units. The restricted stock units will vest on September 8, 2022. The grant date fair value for these restricted stock units is $4,514,809 and is calculated in accordance with FASB ASC Topic 718 using a share price of $44.20 on September 8, 2021. A 30-trading day average share price was used to determine the number of shares granted to Mr. Blank.

In addition to the 26,681 restricted stock units granted to Ms. Spade in March 2021, she received an additional grant of 19,663 restricted stock units on November 19, 2021. Of these 19,633 restricted stock units, 11,236 were granted as a special equity award, which will vest on March 31, 2024. The remaining 8,427 restricted stock units will vest ratably over a three-year vesting period subject to continued employment and include a performance threshold. The grant date fair value for these restricted stock units is $852,784 and was calculated in accordance with FASB ASC Topic 718 using a share price of $43.37 on November 19, 2021 as its grant value. A 30-trading day average share price was used to determine the number of shares granted to Ms. Spade.

In addition to the 2,669 restricted stock units granted to Mr. Sherin in March 2021, he received an additional grant of 430 restricted stock units on October 15, 2021. The restricted stock units will vest ratably over a three-year vesting period subject to continued employment and include a performance threshold. The grant date fair value for these restricted stock units is $19,436 and was calculated in accordance with FASB ASC Topic 718 using a share price of $45.20 on October 15, 2021 as its grant value. A 30-trading day average share price was used to determine the number of shares granted to Mr. Sherin.

Additional information regarding RSUs for the NEOs during 2021 is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table under “Executive Compensation Tables” below. More information regarding other equity grants for the NEOs appears in the Outstanding Equity Awards at December 31, 2021 table under “Executive Compensation Tables” below.

COMPENSATION DECISION PROCESS AND COMPENSATION POLICIES

Role of Compensation Committee

The Compensation Committee oversees the design and administration of AMC Networks’ compensation and benefits policies and programs. Among its duties, the Compensation Committee is responsible for (1) establishing our general compensation philosophy and, in consultation with management, overseeing the development and implementation of compensation programs; (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Interim Chief Executive Officer and the other executive officers of the Company; (3) evaluating the Interim CEO’s and other executive officers’ performance in light of those goals and objectives and determining and approving their compensation levels based upon those evaluations; (4) evaluating the competitiveness of each executive officer’s total compensation package; (5) administering our stockholder approved compensation plans; and (6) overseeing the activities of the committee or committees administering our benefit and retirement plans.

The Compensation Committee is supported in its work by the People and Culture Department and the Committee’s independent executive compensation consultant as described below. Based upon a review of performance and historical compensation, recommendations and information from members of management, and discussions with the compensation consultant, the Compensation Committee determines and approves compensation for the executive officers, which includes making recommendations to the full Board for its approval of compensation for the Company’s executive officers (other than the Interim CEO).

The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.amcnetworks.com.

Role of Independent Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. Our Compensation Committee utilizes the services of an independent compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives.

In August 2011, after a full review and selection process, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to serve as its independent compensation consultant. Pay Governance reports directly to our Compensation Committee, and, at the request of the Compensation Committee, Pay Governance meets with members of our management from time to time for purposes of gathering information on management proposals and recommendations to be presented to our Compensation Committee.

The following is a description of the services provided by Pay Governance as the Compensation Committee’s consultant:

•	Attended all Compensation Committee meetings;

•	Provided information, research and analysis pertaining to the executive compensation program for 2021;

•	Regularly updated the Compensation Committee on market trends, changing practices and legislation pertaining to compensation;

•	Assisted the Compensation Committee in making pay determinations for the Executive Chairman, Interim CEO and the other executive officers;

•	Advised on the design of the executive compensation program and the competitiveness of individual compensation targets and awards; and

•	Provided advice and recommendations that incorporated both market data and Company-specific factors.

During 2021, Pay Governance provided no other services to the Company.

The Compensation Committee believes that Pay Governance’s work did not raise any conflict of interest during 2021. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rules regarding compensation advisor independence. Although such independence rules are not applicable to the Company because it is a controlled company, the Compensation Committee believes that Pay Governance nonetheless satisfies the independence factors provided in such rules.

Role of Management

The Compensation Committee reviews the performance and compensation of the Executive Chairman and the Interim CEO and, following discussions with Pay Governance and a review of market competitive data, establishes compensation for each. The management of the Company assists the Compensation Committee and Pay Governance as described above. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, management provides to the Compensation Committee, either directly or through the compensation consultant, management’s recommendations on the compensation for executive officers other than the Interim CEO. These recommendations are influenced by the Interim CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews management’s recommendations and approves any compensation changes affecting our executive officers, as it determines in its sole discretion.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Compensation Committee believes mitigate risk without diminishing the incentive nature of the compensation. We believe or compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term.

Management and the Compensation Committee do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Benchmarking

To ensure we provide compensation comparable to that offered by other leading companies in our industry, we compare the Company’s executive compensation levels against an appropriate peer group of companies tailored for specific NEOs. As part of the Compensation Committee’s review of 2021 compensation, Pay Governance assisted the Compensation Committee in: (1) determining the appropriate peer group to be used for competitive comparisons (the “Corporate Peer Group”); (2) assessing executive compensation in comparison with the Corporate Peer Group and in light of the Company’s performance; and (3) reviewing the Company’s equity and cash-based executive incentive programs, taking into account evolving market trends.

On December 11, 2020, the Compensation Committee reviewed the Corporate Peer Group used in 2020. In light of the prevalence of M&A activity and consolidation in the media & entertainment industry during recent years, the Committee decided to add certain peers that are outside of the traditional entertainment group. As such, for 2021, the Committee decided to eliminate Netflix, despite it being a competitor for talent, due to its considerable growth and now being substantially larger in both market cap and revenues than AMC Networks. The Committee decided to add Electronic Arts, Sirius XM Holdings and World Wide Wrestling Entertainment to its 2021 Corporate Peer Group in order to maintain a highly relevant benchmark.

2021 Corporate Peer Group

Discovery Communications, Inc.	Sirius XM Holdings, Inc.

Electronic Arts Inc.	Take-Two Interactive Software Inc.

Fox Corporation	Paramount Global (formerly known as ViacomCBS Inc.)

Lions Gate Entertainment Corp.	World Wrestling Entertainment Inc.

Nexstar Media Group, Inc. (merged with Tribune Media Company)

The Corporate Peer Group includes companies with significantly larger market capitalizations than the Company because there are not a sufficient number of peers with similar market capitalizations in our industry to develop a broadly representative peer group. Therefore, the Committee determined that market capitalization should only be one of many factors considered when selecting a peer group. Revenues, lines of business and sources and competition for talent are also important and, thus, Fox Corporation and Paramount Global (formerly known as ViacomCBS Inc.), are included in the Company’s Corporate Peer Group for 2021. This Corporate Peer Group differs from that used in the stock performance graph contained in the Annual Report on Form 10-K.

In connection with the review of 2021 compensation, Pay Governance presented to the Compensation Committee a comparison of total compensation and each of its components with the median in each position’s peer group. The Compensation Committee set a general guideline for total target compensation, over time, at a range from the median to the 75th percentile of the applicable peer group, reserving for the Compensation Committee the flexibility to recognize differences by individual. The Company competes for talented executives in a highly-compensated industry. The Compensation Committee believes that this range is appropriate in light of the competitive nature of the Company’s businesses as well as the Company’s and its management’s performance. The Compensation Committee believes that these guidelines for total target compensation provide a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program. For 2021, after considering individual performance and scope of responsibilities, the Compensation Committee believes that all NEOs are assigned total target compensation levels consistent with the compensation philosophy.

Benefits

Our executive officers are generally eligible to participate in the same retirement plans, health and welfare benefit plans and other voluntary benefit plans made available to other benefits-eligible employees of the Company, including, for example, medical, dental, vision, life insurance and disability coverage.

Defined Contribution Plans

The Company maintains the AMC Networks Inc. 401(k) Savings Plan, a tax qualified retirement savings plan (the “AMC 401(k) Plan”). Participating employees, including executive officers, may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches 100% of the first 3% of pretax eligible earnings and 50% of the next 2% of pretax eligible earnings contributed by participating employees.

The Company also maintains the AMC Networks Inc. Excess Savings Plan (the “AMC Excess Savings Plan”) for certain of the Company’s employees, including executive officers. The AMC Excess Savings Plan is a non-qualified deferred compensation plan offered to certain employees, including executive officers, who are restricted by the applicable IRS annual compensation limitation and/or the pre-tax income deferral limitation. More information regarding the AMC Excess Savings Plan is provided in the Nonqualified Deferred Compensation table. In addition, the Company may provide a profit sharing contribution based on the employee’s eligible earnings. For December 31, 2021, the Company made a profit sharing contribution of 3%.

Matching contributions made by the Company under the AMC 401(k) Plan on behalf of the NEOs are set forth in the Summary Compensation Table under “Executive Compensation Tables” below. The Company did not make any matching contributions under the AMC Excess Savings Plan in 2021.

Other Benefits

In addition to the standard life insurance available to all Company employees (based on a multiple of base salary, up to a $4,000,000 cap on the total amount of life insurance), Cablevision had purchased whole life insurance policies for certain current and former senior executives of Cablevision, including Mr. Sapan. The policies originally provided coverage (before the application of any dividends to purchase increased insurance) in the amount of the greater of three times the individual’s annual base salary as in effect in 1996 or the estimated death benefit provided under previous policies. As of the most recent anniversary date, the policies for Mr. Sapan provided for an estimated aggregate death benefit of $1,423,800. Information regarding premiums paid with respect to Mr. Sapan is set forth in the Summary Compensation Table below. On June 30, 2011, the date on which Cablevision spun off the Company, the Company assumed responsibility for the payment of required premiums, if any, with respect to Mr. Sapan.

Perquisites

The Company provides certain perquisites to Matthew Blank, the Interim CEO, as described below. None of the Company’s other NEOs receive perquisites. Additional information concerning perquisites received by Mr. Blank is set forth in the Summary Compensation Table under “Executive Compensation Tables” below.

Car Service

The Company has agreed to reimburse Mr. Blank for his use of a car service to travel to and from the Company’s New York office to and from his home. For 2021, the Company reimbursed Mr. Blank for such car service in an amount equal to $3,707.

Aircraft Arrangements

The Company has agreed to reimburse Mr. Blank for his chartered aircraft trips up to $500,000 for the period commencing on September 8, 2021 through September 7, 2022. For 2021, the Company reimbursed Mr. Blank for four trips in an amount equal to $129,746.

Post-Termination Compensation

We believe that post-termination benefits are integral to the Company’s ability to attract and retain qualified executives. Under certain circumstances, payments or other benefits may be provided to employees upon the termination of their employment with the Company. These may include payments or other benefits upon a termination by the Company without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or a going-private transaction. With respect to the NEOs, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by each NEO’s employment agreement and any applicable long-term incentive award agreements. The Company award agreements regarding various long-term incentives address employment termination events, including the circumstances upon which vesting, payment and/or forfeiture of all or a portion of the long-term incentives may be accelerated. If an executive’s employment agreement with the Company refers to the treatment of any award upon a triggering event, the employment agreements generally provide that, if the terms of the award agreement are more favorable to the executive than the terms of the employment agreement, then the terms of the award agreement will apply. Post-termination compensation is discussed in greater detail in Executive Compensation Tables, “Employment Agreements” and Executive Compensation Tables, “Termination and Severance” below.

Company Insider Trading Policy; Trading Restrictions and Prohibitions

The Company’s Insider Trading Policy prohibits Company employees, directors and consultants (and any member of such person’s immediate family) from the following activities:

•

engaging in any transactions in Company securities or any derivative security relating to any Company security, if the employee, director or consultant is aware of material, nonpublic or confidential information relating to the Company;

•

engaging in any transactions involving the purchase and sale of any of the securities of another company if the employee, director or consultant is aware of material, nonpublic or confidential information about that company;

•

passing on or “tipping” any nonpublic or confidential information on to others or recommend to anyone the purchase or sale of any securities when the employee, director or consultant is aware of such information;

•	engaging in any short selling in any Company equity securities, including any short sales against the box and other speculative hedging transactions; and

•

placing any Company securities in margin accounts or pledging any Company securities at any time when the employee, director or consultant is aware of material, nonpublic or confidential information or otherwise is not permitted to trade in Company securities.

Company directors and executive officers are also prohibited from engaging in any transaction in Company securities without pre-approval from the Company’s Corporate Secretary. Company directors and executive officers must also abide by the Company’s policies with respect to window and blackout periods for trading.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

Members of the Compensation Committee

Leonard Tow (Chair)

Vincent Tese

Dated: April 18, 2022

EXECUTIVE COMPENSATION

The tables below reflect the compensation of the Company’s Interim CEO, Executive Vice Chairman, Chief Operating Officer and Chief Financial Officer, Former Interim Chief Financial Officer and the three other most highly paid executive officers. See “Compensation Discussion and Analysis” for an explanation of our compensation philosophy and program.

2021 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs and paid by us for the years ended December 31, 2019, December 31, 2020 and December 31, 2021. Pursuant to SEC rules, the Summary Compensation Table is required to include for a particular year only those equity awards granted during that year and only cash compensation earned during that year. Accordingly, long-term cash performance awards granted during 2021 (which will be earned, if at all, at the end of 2023) are not reflected in the 2021 Summary Compensation Table and will instead be disclosed for the year during which they are earned.

Name and Principal Position	Year	Salary ($)(7)	Bonus ($)	Stock Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)	All Other Compensation ($)(10)	Total ($)
Matthew C. Blank (1)	2021	630,136	—	4,514,809	1,677,422	144,853	6,967,220
Interim CEO
Joshua W. Sapan (2)	2021	2,000,000		7,832,256	5,324,000	98,686	15,254,942
Executive Vice Chairman and Former	2020	2,000,000	—	5,551,125	4,236,000	62,724	11,849,849
CEO and President	2019	2,000,000	—	13,807,531	4,368,000	20,786	20,196,317
Christina Spade (3)	2021	1,098,076	—	2,950,711	2,911,563	44,413	7,004,763
Chief Operating Officer and
Chief Financial Officer

James G. Gallagher	2021	800,000	—	1,748,338	1,064,000	36,055	3,648,393
Executive Vice President and	2020	800,000	—	743,462	847,200	28,015	2,418,677
General Counsel	2019	800,000	—	1,479,392	873,600	11,111	3,164,103
Michael J. Sherin III (4)	2021	340,500	—	229,299	190,269	21,701	781,769
Executive Vice President and
Chief Accounting Officer

Donna Coleman (5)	2021	800,000	—	—	—	8,955	808,955
Former Interim Chief Financial Officer	2020	1,020,000	—	—	—	13,200	1,033,200
Edward A. Carroll (6)	2021	1,734,000	—	2,377,693	4,038,919	63,620	8,214,232
Former Chief Operating Officer	2020	1,734,000	—	1,685,167	3,213,536	47,414	6,680,117
	2019	1,734,000	—	3,353,338	3,313,674	11,200	8,412,212

(1)	On September 8, 2021, Matthew C. Blank was appointed to serve as the Company’s Interim Chief Executive Officer.

(2)	On September 8, 2021, Joshua W. Sapan resigned from his role as President and Chief Executive Officer of the Company and commenced service as the Company’s Executive Vice Chairman.

(3)

On November 19, 2021, Christina Spade was appointed to serve as the Company’s Chief Operating Officer in addition to retaining her role as Chief Financial Officer of the Company. Ms. Spade was not designated an executive officer until January 15, 2021, when she was appointed as Executive Vice President and Chief Financial Officer.

(4)	Michael J. Sherin III was not designated an executive officer until August 24, 2021, when he was promoted to the Company’s Executive Vice President and Chief Accounting Officer.

(5)	Donna Coleman served as the Company’s Interim Chief Financial Officer from October 16, 2020 until January 15, 2021. Her employment agreement expired on March 12, 2021.

(6)	On October 1, 2021, Edward A. Carroll resigned from his position as the Company’s Chief Operating Officer.

(7)

For 2021, salaries paid to the NEOs accounted for the following percentage of their total compensation: Mr. Blank — 9%; Mr. Sapan — 13%; Ms. Spade — 16%; Mr. Gallagher — 22%; Mr. Sherin — 44%; Ms. Coleman — 99%; and Mr. Carroll — 21%.

(8)	This column includes the value of stock-based awards granted to NEOs during 2021, 2020 and 2019 based upon the grant date fair value, as determined under SEC guidance.

The 2021 figures in this column for Messrs. Blank, Sapan, Gallagher, Sherin and Carroll and Ms. Spade reflect the aggregate grant date fair value of the Company’s RSUs at target that were awarded in 2021 without any reduction for the risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Blank: $4,514,809; Mr. Sapan: $7,832,256; Ms. Spade: $2,950,711; Mr. Gallagher: $1,748,338; Mr. Sherin: $229,299; and Mr. Carroll: $2,377,693. Long-term performance awards in respect of 2021 were granted in the form of cash-based awards and are not reflected in this table (instead, such awards will be disclosed for the year during which they are earned (if any)), and were granted in the following target amounts: for Mr. Sapan: $8,400,000; for Ms. Spade: $1,875,000; for Mr. Gallagher: $1,250,000; for Mr. Sherin: $170,000; and for Mr. Carroll: $1,700,000. Details regarding the grants of RSUs and the long-term cash performance awards can be found in the “2021 Grants of Plan-Based Awards” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2021 Year End” table.

The 2020 figures in this column for Messrs. Sapan, Gallagher and Carroll reflect the aggregate grant date fair value of the Company’s RSUs at target that were awarded in 2020 without any reduction for the risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Sapan: $5,551,125; Mr. Gallagher: $743,462; and Mr. Carroll: $1,685,167. Long-term performance awards in respect of 2020 were granted in the form of cash-based awards and are not reflected in this table (instead, such awards will be disclosed for the year during which they are earned (if any)), and were granted in the following target amounts: for Mr. Sapan: $8,400,000; Mr. Gallagher: $750,000; and Mr. Carroll: $1,700,000.

The 2019 figures in this column for Messrs. Sapan, Gallagher and Carroll reflect the aggregate grant date fair value of the Company’s RSUs and PSUs at target that were awarded in 2019 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Sapan: $5,523,012 and $8,284,519, respectively; Mr. Gallagher: $739,696 and $739,696, respectively; and Mr. Carroll: $1,676,669 and $1,676,669, respectively. The grant date fair value of the 2019 PSUs assuming maximum performance, as calculated in accordance with FASB ASC Topic 718, is as follows: Mr. Sapan: $13,669,456; Mr. Gallagher: $1,220,498; and Mr. Carroll: $2,766,504.

(9)

The 2021 figures in this column for Messrs. Blank, Sapan, Gallagher, Sherin and Carroll and Ms. Spade include amounts from the annual incentive awards for performance in 2021. Pursuant to SEC rules, these figures do not reflect long-term cash performance awards granted during 2021 which will be earned at the end of 2023.

The 2020 figures in this column for Messrs. Sapan, Gallagher and Carroll include amounts from the annual incentive awards for performance in 2020. Pursuant to SEC rules, these figures do not reflect long-term cash performance awards granted during 2020 which will be earned at the end of 2022.

The 2019 figures in this column for Messrs. Sapan, Gallagher and Carroll include amounts from the annual incentive awards for performance in 2019.

(10)	The table below shows the components of this column:

Name	Year	401(k) Plan Match ($)(a)	Excess Savings Plan Matching Contribution $(a)	Life Insurance Premiums ($)(b)	Matching Gift Program and Other Charitable Gifts ($)(c)	Perquisites ($)(d)	Total ($)

Matthew C. Blank	2021	10,400	—	—	1,000	133,453	144,853

Joshua W. Sapan	2021	19,100	51,300	10,786	17,500	—	98,686

Christina Spade	2021	19,171	24,242	—	1,000	—	44,413

James G. Gallagher	2021	20,255	15,300	—	500	—	36,055

Michael J. Sherin III	2021	19,184	1,517	—	1,000	—	21,701

Donna Coleman	2021	8,955	—	—		—	8,955

Edward A. Carroll	2021	20,300	43.320	—		—	63,620

(a)

These columns represent, for each individual, on behalf of such individual under the AMC 401(k) Plan. Additionally, these columns represent a matching contribution funded by the Company on behalf of such individual under the AMC Excess Savings Plan.

(b)	This column represents amounts paid for premiums on whole life insurance policies for Mr. Sapan.

(c)	Amounts reflect the aggregate value of all matching contributions made by us on behalf of the executive officer in 2021 under our matching gifts program for employees.

All employees are eligible to participate in the Company’s matching gift program “Give Back at AMCN.” Under the program, we match donations made by any employee to an eligible tax-exempt organization at the rate of one dollar for each dollar donated up to $1000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its employees in making a difference in our communities.

In addition, the Company made an in-kind contribution of $17,000 to Haiti Air Ambulance, for which Josh Sapan serves as a member of the Board along with Patrick Dolan.

(d)

This column represents certain perquisites provided to Matthew Blank, the Interim CEO, in the form of reimbursements for four airplane trips in an amount equal to $129,746 and for car service trips in an amount equal to $3,707. None of the Company’s other NEOs receive perquisites. For more information regarding perquisites, see Compensation Discussion and Analysis, “Compensation Decision Process and Compensation Policies — Perquisites.”

2021 Grants of Plan-Based Awards

The table below presents information regarding awards granted in 2021 to each NEO under the Company’s plans, including estimated possible and future payouts under non-equity incentive plan awards and other restricted stock-based awards.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Year	Grant Date	Threshold($)	Target($)	Maximum($)

Mr. Blank	2021	1/1/2021(2)	—	1,260,272	2,520,544	—	—
	2021	3/11/2021(3)	—	—	—	—	—
	2021	9/8/2021(4)	—	—	—	102,145	4,514,809

Mr. Sapan	2021	1/1/2021(2)	—	4,000,000	8,000,000	—	—
	2021	3/11/2021(3)	6,720,000	8,400,000	10,626,000	—	—
	2021	3/1/2021(4)	—	—	—	99,609	7,832,256

Ms. Spade	2021	1/1/2021(2)	—	2,187,500	4,375,000	—	—
	2021	3/11/2021(3)	1,200,000	1,500,000	1,897,500	—	—
	2021	11/19/2021(3)	300,000	375,000	474,375	—	—
	2021	3/11/2021(4)	—	—	—	26,681	2,097,927
	2021	11/19/2021(4)	—	—	—	8,427	365,479
	2021	11/19/2021(5)	—	—	—	11,236	487,305

Mr. Gallagher	2021	1/1/2021(2)	—	800,000	1,600,000	—	—
	2021	3/11/2021(3)	1,000,000	1,250,000	1,581,250	—	—
	2021	3/11/2021(4)	—	—	—	22,235	743,462

Mr. Sherin	2021	1/1/2021(2)	—	160,000	320,000	—	—
	2021	3/11/2021(3)	60,000	75,000	94,875	—	—
	2021	10/15/2021(3)	76,000	95,000	120,175	—	—
	2021	3/11/2021(4)	—	—	—	2,669	209,863
	2021	10/15/2021(4)	—	—	—	430	19,436

Ms. Coleman	2021	1/1/2021(2)	—	—	—	—	—
	2021	3/11/2021(3)	—	—	—	—	—
	2021	3/11/2021(4)	—	—	—	—	—

Mr. Carroll	2021	1/1/2021(2)	—	3,034,500	6,069,000	—	—
	2021	3/11/2021(3)	1,360,000	1,700,000	2,150,500	—	—
	2021	3/11/2021(4)	—	—	—	30,239	2,377,693

(1)

This column reflects the aggregate grant date fair value of the Company’s RSUs granted to each NEO in 2021 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the grant date.

(2)

This row reflects the possible payouts with respect to grants of annual incentive awards under the Company’s Annual Incentive Program for performance in 2021. Each of the executives is assigned a target bonus percentage and amount; there is no threshold amount for annual incentive awards. The amounts of annual incentive awards actually paid for performance in 2021 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see Compensation Discussion and Analysis, “2021 Compensation Decisions — Annual Cash Incentives.”

(3)

This row reflects the Company’s long-term cash performance awards that were granted in 2021. The cash performance awards have three one-year performance periods where the performance conditions for each year are set at the beginning of each such year. Each cash performance award was granted with a target amount, and the actual amount that is earned will be based on the average of the percentage of target earned in each of the three one-year performance periods (which may not exceed 115% of target) and adjusted by a performance modifier based on the Company’s share of subscribers and audience among a comparator group measured at the end of the full three-year period. The modifier has the ability to reduce or increase the three-year average performance by up to +/- 10%. These cash performance awards will be payable in the first quarter of 2024 in an amount determined by the Committee based on the Company’s performance over the performance period. See Compensation Discussion and Analysis, “2021 Compensation Decisions — Long-term Incentives — Cash Performance Awards.”

On October 15, 2021, As a result of his promotion to Chief Accounting Officer, Mr. Sherin received an additional cash performance award in the amount of $95,000.

On November 19, 2021, As a result of her promotion to Chief Operating Officer, Ms. Spade received an additional cash performance award in the amount of $375,000.

(4)

This row reflects the Company’s RSUs that were awarded in 2021. The awards, with the exception of Mr. Blank’s awards, vest ratably over three years on March 9, 2022, March 9, 2023 and March 9, 2024. On September 8, 2021, the Company’s Compensation Committee granted Mr. Blank 102,145 restricted stock units, which are scheduled to vest on September 8, 2022. On October 15, 2021, as a result of his promotion to Chief Accounting Officer, Mr. Sherin received an additional award of 430 restricted stock units. On November 19, 2021, as a result of her promotion to Chief Operating Officer, Ms. Spade received an additional award of 8,427 restricted stock units. See Compensation Discussion & Analysis, “2021 Compensation Decisions — Long-term Incentives — Restricted Stock Units.”

(5)	This row reflects the Company’s RSUs that were awarded to Ms. Spade in connection with her promotion to Chief Operating Officer and Chief Financial Officer. The awards will vest on March 31, 2024.

Outstanding Equity Awards at 2021 Year End

The table below shows the aggregate number of unvested RSUs and PRSUs outstanding for each NEO, in each case as of December 31, 2021. The amounts in this table do not include equity awards that vested on December 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)

Matthew C. Blank	102,145	(2)	3,517,874	—	—
	—		—	—	—
	—		—	—	—
	—		—	—	—
	—		—	—	—

Joshua W. Sapan	99,609	(3)	3,430,534	—	—
	135,808	(4)	4,677,228	—	—
	132,786	(5)	4,573,150	—	—
	29,508	(6)	1,016,256	—	—

Christina Spade	8,427	(3)	290,226	—	—
	26,681	(3)	918,894	—	—
	11,236	(7)	386,968	—	—
	—		—	—	—

James G. Gallagher	22,235	(3)	765,773	—	—
	18,189	(4)	626,429	—	—
	11,856	(5)	408,321	—	—
	3,952	(6)	136,107	—	—
	61,872	(8)	2,130,872	—	—

Michael J. Sherin III	430	(3)	14,809	—	—
	2,669	(3)	91,920	—	—
	3,638	(4)	125,293	—	—
	791	(6)	27,242	—	—

Donna Coleman	—		—	—	—
	—		—	—	—
	—		—	—	—
	—		—	—	—
	—		—	—	—

Edward A. Carroll	30,239	(3)	1,041,431	—	—
	41,228	(4)	1,419,892	—	—
	26,874	(5)	925,541	—	—
	8,958	(6)	308,514	—	—

(1)	Calculated using the closing price of Class A Common Stock on NASDAQ on December 31, 2021, the last trading day of the year, of $34.44 per share.

(2)	These RSUs are scheduled to vest on September 8, 2022.

(3)	One third of these RSUs vested on March 9, 2022. The remainder RSUs vest ratably on March 9, 2023 and March 9, 2024.

(4)	One third of these RSUs vested on March 9, 2021 (and are not included in this table) and another one third of these RSUs vested on March 9, 2022. The remainder RSUs vest ratably on March 9, 2023.

(5)

These PRSUs vested on March 9, 2022. The PRSUs and associated value reported in the table are based on the target numbers of shares granted. The actual number of units vested was subject to a sliding scale ranging from 0% to 115% of the target grant amount based on the level of performance achieved (and were earned at 112.5%).

(6)

One third of these RSUs vested on March 9, 2020 (and are not included in the table) and another one third of these RSUs vested on March 9, 2021 (and are not included in the table). The remainder of the RSUs vested on March 9, 2022.

(7)	These RSUs are scheduled to vest on March 31, 2024.

(8)	These RSUs are scheduled to vest on December 31, 2022.

2021 Stock Vested

The table below shows the vesting of RSUs during the year ended December 31, 2021.

Name	Number of Shares Acquired on Vesting	Value Realized On Vesting ($)(1)

Matthew C. Blank	—	—

Joshua W. Sapan	296,407	21,127,891

Christina Spade	—	—

James G. Gallagher	32,410	2,310,185

Michael J. Sherin III	3,567	254,256

Donna Coleman	—	—

Edward A. Carroll	316,273	13,598,708

(1)

With respect to the shares granted March 9, 2018, they were calculated using the closing price of Class A Common Stock on March 9, 2021, multiplied by the number of shares vesting on March 9, 2021. With respect to shares granted March 9, 2019, they were calculated using the closing price of Class A Common Stock on March 9, 2021, multiplied by the number of shares vesting on March 9, 2021. With respect to shares granted March 9, 2020, they were calculated using the closing price of Class A Common Stock on March 9, 2021, multiplied by the number of shares vesting on March 9, 2021.

In the case of Mr. Carroll, 242,813 shares vested on December 31, 2021 in connection with his 2016 special grant of RSUs, using a closing price of $34.44.

Non-Qualified Deferred Compensation

The table below shows: (1) the contributions made by the NEOs in respect of their compensation from the Company and contributions funded by the Company in 2021; (2) aggregate earnings on each NEO account balance in 2021; and (3) the account balance of such executive officer under the AMC Networks Inc. Excess Savings Plan as of December 31, 2021.

Name	Plan Name	Executive Contributions in 2021(1)($)	Registrant Contributions in 2021(2)($)	Aggregate Earnings in 2021(3)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2021 FYE ($)

Matthew C. Blank	AMC Excess Savings Plan	—	—	—	—	—

Joshua W. Sapan	AMC Excess Savings Plan	180,500	35,838	326	—	3,652,621

Christina Spade	AMC Excess Savings Plan	—	—	—	—	—

James G. Gallagher	AMC Excess Savings Plan	58,333	10,915	124,074	—	1,037,160

Michael J. Sherin III	AMC Excess Savings Plan	—	178	—	—	178

Donna Coleman	AMC Excess Savings Plan	—	—	—	—	—

Edward A. Carroll	AMC Excess Savings Plan	145,542	30,314	235	—	2,641,254

(1)

These amounts represent a portion of the NEOs’ salaries, which are included in the numbers reported in the “Salary” column of the Summary Compensation Table that the executives contributed to the respective plans.

(2)	These amounts are included in the Summary Compensation Table under “All Other Compensation” and described in Note 10 to that table.

(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

AMC Networks Inc. 401(k) Savings Plan

During 2021, the Company’s U.S. employees, including its executive officers participated in the AMC 401(k) Plan, a tax-qualified retirement savings plan. Under this plan, participating employees are eligible to contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches up to 100% of the first 3% of eligible earnings contributed pre-tax by participating employees and then matches 50% of the next 2% of eligible earnings contributed pre-tax by participating employees. In addition, the Company may provide a non-contributory profit sharing contribution based on the employee’s eligible earnings. The Company’s profit sharing contributions are subject to vesting limitations for the first three years of employment. For December 31, 2021, the Company provided a profit sharing contribution of 3% that was deposited into participant accounts in February 2022.

AMC Networks Inc. Excess Savings Plan

During 2021, certain of the Company’s U.S. employees, including its executive officers, participated in the AMC Excess Savings Plan. The AMC Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the AMC 401(k) Plan. An employee is eligible to participate in the AMC Excess Savings Plan for a calendar year if his or her eligible earnings in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($290,000 in 2021) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the AMC 401(k) Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($19,500 or $26,000 if 50 or over, for 2021) can continue to make pre-tax contributions under the AMC Excess Savings Plan of up to 10% of his or her eligible pay. For 2021, the Company did not make any matching contributions under the AMC Excess Savings Plan. A participant is always fully vested in his or her own contributions and in the Company’s matching contributions. Account balances under the AMC Excess Savings Plan are invested at the discretion of the executive’s choosing from a selection of investments generally equal to those investments available in the AMC 401(k) Plan. Distributions are made in a lump sum as soon as practicable after termination of the participant’s employment with the Company, subject to restrictions under Section 409A. For December 31, 2021, the Company provided a profit sharing contribution of 3% that was deposited into participant accounts in February 2022.

Employment Agreements

The Company’s employment agreements with Messrs. Blank, Sapan, Gallagher, Sherin and Carroll and Mmes. Spade and Coleman are described below.

Matthew C. Blank

On August 23, 2021, the Company entered into an employment agreement with Mr. Blank (the “Blank Employment Agreement”). Mr. Blank’s employment agreement with the Company, effective as of September 8, 2021 (the “Blank Agreement Effective Date”), provides for Mr. Blank’s employment as Interim Chief Executive Officer of the Company until September 8, 2022 (the “Blank Agreement Scheduled Expiration Date”) at a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200% of his annual base salary based on the achievement of performance criteria established by the Compensation Committee in its discretion. Such performance criteria will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such performance criteria will be set with a level of difficulty reasonably consistent with past practice. The employment agreement also provides that Mr. Blank receive a special award of restricted stock units with an aggregate value of $5,000,000 (the “Blank Special Equity Award”) on the Blank Agreement Effective Date. The Blank Special Equity Award is scheduled to vest on the Blank Agreement Scheduled Expiration Date.

Mr. Blank is not eligible to otherwise participate in the Company’s long-term cash or equity programs and arrangements, but is eligible to participate in the Company’s standard benefits programs at the levels available to similarly situated executives at the Company.

If, prior to the Blank Agreement Scheduled Expiration Date, Mr. Blank’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), the Company will provide him with the following benefits and rights:

(a)        A cash severance payment equal to his annual base salary will be made on the 90th day after the termination of his employment;

(b)        A full annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other members of senior management; and

(c)        each of the restricted stock units granted pursuant to the Blank Special Equity Award will immediately vest in full and will be payable on the 90th day after the termination of his employment.

Any more favorable provisions of Mr. Blank’s existing cash incentive, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Blank’s death.

If Mr. Blank ceases to be an employee of the Company or any of its affiliates prior to the Blank Agreement Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Blank (or his estate or beneficiary) will be provided with the benefits and rights set forth in (c) above and a prorated bonus for the year of termination.

The employment agreement contains certain covenants by Mr. Blank, including a noncompetition agreement that restricts Mr. Blank’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Blank’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Blank’s consent, (A) Mr. Blank’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Blank’s principal office be located more than 50 miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Blank under his employment agreement, (D) Mr. Blank is no longer the CEO of the Company, (E) Mr. Blank no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Blank’s responsibilities are materially diminished; (2) Mr. Blank has given the Company written notice, referring specifically to this definition, that he does not consent to such action; (3) the Company has not corrected such action within 15 days of receiving such notice; and (4) Mr. Blank voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Joshua W. Sapan

On August 23, 2021, the Company entered into an amendment to the amended and restated employment agreement dated December 11, 2020 (the “A&R Employment Agreement”) with Mr. Sapan. In the amendment, Mr. Sapan exercised his right to change his title from President and CEO of the Company to Executive Vice Chairman, effective September 8, 2021. Further, the amendment provides in each of the 2023 and 2024 calendar years, that the Company shall acquire at least three films from those submitted by Mr. Sapan, subject to submission requirements as set forth in the amendment, with the Company receiving exclusive North American rights for all manner of exclusive exploitation, including without limitation, theatrical, linear and all currently and then existing forms of streaming. The price for each of such acquired films shall be $900,000, which amount will assist Mr. Sapan in financing and producing such films. Mr. Sapan may submit films for a higher price, but the Company shall be under no obligation to acquire a film with a price in excess of $900,000.

Pursuant to the terms of the A&R Employment Agreement, Mr. Sapan will serve as the Executive Vice Chairman until December 31, 2022 (the “Sapan Scheduled Expiration Date”) at a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200% of his annual base salary (and a possible range of 0% to 400%) based on the achievement of performance criteria established by the Compensation Committee in its discretion. Such performance criteria will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such performance criteria will be set with a level of difficulty reasonably consistent with past practice. Under the agreement, Mr. Sapan continues to be eligible to participate in all the Company’s employee benefits and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

For as long as Mr. Sapan remained President and CEO of the Company, Mr. Sapan was eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of President and CEO. In calendar year 2020, and each year thereafter through the Sapan Scheduled Expiration Date during which Mr. Sapan was President and CEO of the Company, Mr. Sapan was entitled to receive long-term cash and equity awards with an aggregate target value of $14,000,000. For the 2022 calendar year, Mr. Sapan will not be eligible to participate in the long-term cash or equity programs and arrangements of the Company.

To provide an additional incentive for Mr. Sapan to agree to extend his tenure and stay through the end of the term of his 2014 Employment Agreement, the Compensation Committee offered Mr. Sapan the opportunity to earn a one-time special equity retention award of 353,757 RSUs (the “Sapan Special Equity Award”). This Sapan Special Equity Award vested on December 31, 2020.

If, prior to the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), the Company will provide him with the following benefits and rights:

(a)        A cash severance payment equal to two times the sum of his annual base salary and annual target bonus will be made on the 90th day after the termination of his employment;

(b)        Each outstanding long-term cash performance award that is subject to performance criteria will immediately vest in full and will be paid at the same time and to the same extent that other members of senior management receive payment for such awards as determined by our Compensation Committee (subject to the satisfaction of any applicable performance objectives);

(c)        Each of his outstanding long-term cash awards (including any deferred compensation awards under the long-term cash award program) that are not subject to performance criteria will immediately vest in full and will be payable on the 90th day after the termination of his employment;

(d)        (i) All of the time-based restrictions on his outstanding restricted stock and RSUs will immediately be eliminated; (ii) deliveries with respect to all such restricted stock that are not subject to performance criteria will be made to him immediately after the effective date of the Separation Agreement; (iii) payment and deliveries with respect to all such RSUs that are not subject to performance criteria will be made to him on the 90th day after the termination of his employment; and (iv) payments or deliveries with respect to his restricted stock and RSUs that are subject to performance criteria will be made (A) with respect to any award granted after the date of the employment agreement, as soon as practicable after the Compensation Committee determines that performance criteria have been satisfied (which determination will be made (1) with respect to performance periods that ended on or prior to the date of termination, within a reasonable period of time following termination and (2) with respect to performance periods ending after the date of termination, within a reasonable period of time following the end of such performance periods) and (B) with respect to other awards only if, when and to the same extent that other executive officers receive payment or deliveries for such awards as determined by our Compensation Committee (subject to satisfaction of any applicable performance objectives);

(e)        Each of his outstanding stock options and stock appreciation awards will immediately vest and become exercisable and he will have the right to exercise each of those options and stock appreciation awards for the remainder of the term of the option or award; and

(f)        A prorated annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other members of senior management.

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Sapan’s existing cash incentive, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Sapan’s death.

With respect to any long-term cash performance, restricted stock and RSU awards that are subject to performance criteria and for which the performance periods have not been completed on the date of Mr. Sapan’s termination of employment by the Company without Cause or by him for Good Reason at which time Cause does not exist, the Company will (1) pay a cash amount equal to the target amount of the cash awards and deliver a number of shares equal to the number of restricted shares and RSU awards to a “Rabbi Trust” and (2) to the extent the performance criteria are satisfied, the cash and shares in the Rabbi Trust will be paid to Mr. Sapan in accordance with the terms set forth in clauses (c) and (d) above (and to the extent the performance criteria are not achieved, the cash and shares will revert to the Company).

If Mr. Sapan ceases to be an employee of the Company or any of its affiliates prior to the Sapan Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Sapan (or his estate or beneficiary) will be provided with the benefits and rights set forth in (b) through (f) of the preceding paragraph, and, in the event of his death, such longer period to exercise his then outstanding stock options and stock appreciation awards as may otherwise be permitted under the applicable plan and award letter.

If, after the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company; (ii) by him for Good Reason; or (iii) by him without Good Reason but only if he had provided the Company with at least six months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than the first day after the Sapan Scheduled Expiration Date; or (iv) as a result of his death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of his death) his execution of a Separation Agreement, he or his estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (b) through (f).

If, prior to, on, or after the Sapan Scheduled Expiration Date, Mr. Sapan ceases to be employed by the Company for any reason other than his being terminated for Cause, he will have three years to exercise outstanding stock options and stock appreciation awards, unless he is afforded a longer period for exercise pursuant to his employment agreement or any applicable award letter. In no event, however, will stock options or stock appreciation rights remain exercisable beyond their regularly scheduled term (except as may otherwise be permitted under the applicable award in the case of death).

Upon the termination of Mr. Sapan’s employment with the Company, except as otherwise specifically provided in the employment agreement, his rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards will be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

The employment agreement contains certain covenants by Mr. Sapan, including a noncompetition agreement that restricts Mr. Sapan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sapan’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change in Control” of the Company means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

Termination for “Good Reason” means that (1) without Mr. Sapan’s consent, (A) Mr. Sapan’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Sapan’s principal office be located more than 50 miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Sapan under his employment agreement, (D) Mr. Sapan is no longer the President and CEO of the Company, (E) Mr. Sapan no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Sapan’s responsibilities are materially diminished; (2) Mr. Sapan has given the Company written notice, referring specifically to this definition, that he does not consent to such action; (3) the Company has not corrected such action within 15 days of receiving such notice; and (4) Mr. Sapan voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Christina Spade

On January 12, 2021, AMC Networks entered into an employment agreement with Ms. Spade (the “Spade Employment Agreement”). The Spade Employment Agreement provides for Ms. Spade’s employment as Chief Financial Officer of the Company through March 31, 2024 (the “Spade Scheduled Expiration Date”), with a minimum annual base salary, effective as of January 15, 2021 (the “Spade Effective Date”), of $1,150,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 150% of her annual base salary. She will be eligible for our standard benefits programs and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Pursuant to the terms of the Spade Employment Agreement, Ms. Spade was eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of a Chief Financial Officer. Beginning in calendar year 2021, and each year thereafter through the Spade Scheduled Expiration Date during which Ms. Spade is employed by the Company, Ms. Spade was entitled to receive long-term cash and equity awards with an aggregate target value of $3,000,000.

Additionally, the Compensation Committee offered Ms. Spade the opportunity to earn a one-time special sign-on bonus of $50,000 (the “Spade Sign-on Bonus”).

The Company entered into an amendment (the “Amended Spade Employment Agreement”) to the Spade Employment Agreement with Ms. Spade on November 19, 2021 (the “Amendment Date”). The Amended Spade Employment Agreement provides for Ms. Spade’s employment as Chief Operating Officer and Chief Financial Officer of the Company through the Spade Scheduled Expiration Date, with an increased minimum annual base salary as of the Amendment Date of $1,250,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 175% of her annual base salary.

Pursuant to the terms of the Amended Spade Employment Agreement, the Compensation Committee also increased the aggregate target value of Ms. Spade’s long-term cash and equity awards from $3,000,000 to $3,750,000.

In addition, the Amended Spade Employment Agreement also provides that Ms. Spade receive a special award of restricted stock units with a target value of $500,000 (the “Spade Special Equity Award”). Except as described below, the Spade Special Equity Award will cliff vest on the Spade Scheduled Expiration Date, subject to Ms. Spade’s continued employment until such date or on an earlier change in control (as defined in the award agreement).

If, prior to the Spade Scheduled Expiration Date, Ms. Spade’s employment with the Company is terminated (i) by the Company or (ii) by her for Good Reason, and at the time of any such termination Cause does not exist, then, subject to her execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by her as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide her with the following benefits and rights:

(a)        the payment of an amount in cash equal to not less than two times the sum of Ms. Spade’s annual base salary and her annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance);

(c)        each of her outstanding long-term cash awards and PRSUs granted under the plans of the Company shall immediately vest in full and be payable at the same time and to the same extent such awards are paid to similarly situated active executives as determined by the Company’s Compensation Committee (subject to satisfaction of any applicable performance criteria);

(d)        each of her outstanding restricted stock or RSU awards granted under plans of the Company (other than the Spade Special Equity Award) will continue to vest in accordance with their original vesting schedule and payments or deliveries will be made to her on the original vesting date;

(e)        each of her outstanding stock options and stock appreciation awards under the plans of the Company will continue to vest in accordance with their original vesting schedule and she will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Spade Special Equity Award will lapse and such award will be paid to Ms. Spade.

If Ms. Spade ceases to be an employee of the Company prior to the Spade Scheduled Expiration Date as a result of her death or physical or mental disability, and at the time Cause does not exist then, subject (other than in the case of death) to her execution of a Separation Agreement, Ms. Spade (or her estate or beneficiary) will be provided with the benefits and rights set forth in clauses (b) and (c) in the preceding paragraph, and each of her outstanding equity, cash incentive, stock option and stock appreciation awards granted under plans of the Company will immediately vest in full, whether or not subject to performance criteria and will be payable on the 90th day after termination of her employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Company’s Compensation Committee (subject to satisfaction of the applicable performance criteria).

If, after the Spade Scheduled Expiration Date, Ms. Spade’s employment with the Company is terminated (i) by the Company; (ii) by her for Good Reason; or (iii) by her without Good Reason but only if she had provided the Company with at least six months’ advance written notice of her intent to terminate her employment and such written notice specifies an effective date of termination no sooner than the first day after the Spade Scheduled Expiration Date; or (iv) as a result of her death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of her death) her execution of a separation agreement, she or her estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (a) through (f).

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Ms. Spade’s existing cash incentive, PRSUs, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Ms. Spade’s death.

For purposes of the Spade Employment Agreement the following definitions apply:

“Cause” means (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Ms. Spade’s consent, (A) her base salary or annual bonus target is reduced, (B) her title is reduced, (C) she reports directly to someone other than the Executive Chairman or the President and CEO of the Company, (D) her responsibilities as in effect immediately after January 12, 2021 are thereafter materially diminished, (E) the Company requires that her principal office be located more than 50 miles from Manhattan or (F) the Company materially breaches it obligations to Ms. Spade under the Spade Employment Agreement; (2) she has given the Company written notice, referring specifically to the Spade Employment Agreement and the Good Reason definition, that she does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) she voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) above.

James G. Gallagher

On October 12, 2018, the Company entered into a new employment agreement with Mr. Gallagher (the “Gallagher Employment Agreement”), which replaced his 2016 employment agreement and became effective on October 10, 2018. The employment agreement provides for Mr. Gallagher’s employment as Executive Vice President — General Counsel of the Company through December 31, 2022 (the “Gallagher Scheduled Expiration Date”), with a minimum annual base salary of $800,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and, effective January 1, 2018, an annual target bonus opportunity equal to 100% of his annual base salary, subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2019, it is expected that Mr. Gallagher’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $1,500,000, as determined by the Compensation Committee.

To provide an additional incentive for Mr. Gallagher to agree to extend his tenure and stay through the end of the term of his new employment agreement, the Compensation Committee offered Mr. Gallagher the opportunity to earn a one-time special equity retention award of 61,872 RSUs (the “Gallagher Special Equity Award”). Except as described below, the Gallagher Special Equity Award will vest on December 31, 2022, subject to Mr. Gallagher’s continued employment until such date and the attainment of performance condition or on an earlier change in control (as defined in the award agreement). The performance condition requires the Company to achieve in either of the two fiscal years 2019 and 2020, at least 80% of Business Unit AOI for fiscal year 2017. This Company performance requirement was met in 2019.

If, prior to the Gallagher Scheduled Expiration Date, Mr. Gallagher’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Mr. Gallagher’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “Gallagher Bonuses”);

(c)        each of his outstanding long-term cash incentive awards and performance-based restricted stock units shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of the his outstanding restricted stock or restricted stock unit awards granted under plans of the Company (other than the Gallagher Special Equity Awards) generally will continue to vest in accordance with its original vesting schedule (subject to the satisfaction of any applicable performance criteria); provided that a prorated portion of any such awards outstanding on October 10, 2018 will vest and be settled immediately on termination (subject to the satisfaction of any applicable performance criteria);

(e)        each of the executive’s outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Gallagher Special Equity Award will lapse and such award will be paid to Mr. Gallagher upon achievement of the performance criteria.

If Mr. Gallagher ceases to be an employee of the Company prior to December 31, 2022 as a result of his death or physical or mental disability, and at such time Cause does not exist, subject to his execution of a separation agreement (other than in the case of death), the Company will pay Mr. Gallagher (or his spouse or beneficiary) the Gallagher Bonuses, and his outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria, provided that in the event of Mr. Gallagher’s termination of employment due to his physical or mental disability, the Special Equity Award will remain subject to the satisfaction of the applicable performance condition. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Mr. Gallagher’s employment, other than as specifically provided above, all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which Mr. Gallagher is entitled under the terms of his equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in the award agreements) or a “change of control” (as defined in the award agreements).

The employment agreement contains certain covenants by Mr. Gallagher, including a noncompetition agreement that restricts Mr. Gallagher’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Gallagher’s employment agreement the following definitions apply:

“Cause” means Mr. Gallagher’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Gallagher’s consent, (A) his base salary or annual bonus target (as each may be increased from time to time in the Company’s Compensation Committee’s discretion) is reduced, (B) his title is diminished, (C) he reports to someone other than the Company’s President and CEO or the Executive Chairman, (D) his responsibilities as in effect immediately after October 10, 2018 are thereafter materially diminished, (E) the Company materially breaches its obligations under the employment agreement or (F) the Company requires that his principal office be located more than 50 miles from Manhattan; (2) he has given the Company written notice, referring specifically to the employment agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment with the Company within 90 days following the happening of the action described in subsection (1) above.

Michael J. Sherin III

On August 24, 2021 (the “Sherin Agreement Effective Date”), the Company entered into an employment agreement with Mr. Sherin (the “Sherin Employment Agreement”). The Sherin Employment Agreement provides for Mr. Sherin’s employment as Executive Vice President and Chief Accounting Officer of the Company through August 24, 2024 (the “Sherin Scheduled Expiration Date”), with a minimum annual base salary of $400,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and, as of the Sherin Agreement Effective Date, an annual target bonus opportunity equal to 40% of his annual base salary, subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2022, it is expected that Mr. Sherin’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $340,000, as determined by the Compensation Committee.

In connection with Mr. Sherin’s promotion to Executive Vice President and Chief Accounting Officer, the Compensation Committee offered Mr. Sherin the opportunity to earn a one-time award of restricted stock units with a target value of $20,000 and a one-time award of cash performance awards with a target value of $95,000.

If, prior to the Sherin Scheduled Expiration Date, Mr. Sherin’s employment with the Company is terminated by the Company and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than one and one-half times the sum of Mr. Sherin’s annual base salary and his annual target bonus as in effect at that time; and

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance).

If Mr. Sherin ceases to be an employee of the Company prior to the Sherin Scheduled Expiration Date as a result of his death, and at the time Cause does not exist then, subject to his execution of a Separation Agreement, Mr. Sherin (or his estate or beneficiary) will be provided with the benefits and rights set forth in clause (b) in the preceding paragraph.

The employment agreement contains certain covenants by Mr. Sherin, including a noncompetition agreement that restricts Mr. Sherin’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sherin’s employment agreement the following definitions apply:

“Cause” means Mr. Sherin’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Edward A. Carroll

On September 28, 2021, AMC Networks entered into a separation agreement (the “Carroll Separation Agreement”) with Mr. Carroll, providing for his termination of employment as the Company’s Chief Operating Officer effective October 1, 2021. The Carroll Separation Agreement provided that Mr. Carroll would remain employed by the Company through December 31, 2021 (the “Carroll Separation Date”) and would be entitled to the rights and benefits in the event of a qualifying termination of employment after the scheduled expiration date subject to Mr. Carroll’s execution of a release, as set forth in his employment agreement, dated October 13, 2016 (the “Carroll Employment Agreement”). The Carroll Separation Agreement also provides that each of the long-term cash incentive awards that Mr. Carroll holds as of the Carroll Separation Date that are scheduled to vest in calendar years 2023 and 2024 shall be deemed earned on the regularly scheduled vesting dates at the target performance level, and that the Company will arrange for continuation of medical, dental and/or vision coverage for Mr. Carroll and, as applicable, his eligible dependents, for up to 24 months.

The Carroll Employment Agreement provided for Mr. Carroll’s employment as Chief Operating Officer of the Company through December 31, 2021 (the “Carroll Scheduled Expiration Date”), with a minimum annual base salary, effective as of March 1, 2016, of $1,600,000 and, effective as of September 1, 2016, of $1,700,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 175% of his annual base salary. He was eligible for our standard benefits programs and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Mr. Carroll was eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of a Chief Operating Officer. Beginning in calendar year 2017, and each year thereafter through the Carroll Scheduled Expiration Date during which Mr. Carroll was employed by the Company, Mr. Carroll was entitled to receive long-term cash and equity awards with an aggregate target value of $3,400,000.

To provide an additional incentive for Mr. Carroll to agree to extend his tenure and stay through the end of the term of the Carroll Employment Agreement, the Compensation Committee offered Mr. Carroll the opportunity to earn a one-time special equity retention award of 242,813 RSUs (the “Carroll Special Equity Award”) and, in recognition of Mr. Carroll’s increased compensation level, a one-time grant of long-term cash and/or equity awards with an aggregated target value of not less than $150,000. The Carroll Special Equity Award vested on December 31, 2021. The performance condition requires the Company to achieve in either of the two fiscal years 2017 and 2018, at least 90% of the AOI for fiscal year 2015. This Company performance requirement was met in 2018.

If, prior to the Carroll Scheduled Expiration Date, Mr. Carroll’s employment with the Company was terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        the payment of an amount in cash equal to not less than two times the sum of Mr. Carroll’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance);

(c)        each of his outstanding long-term cash awards and PRSUs granted under the plans of the Company shall immediately vest in full and be payable at the same time and to the same extent such awards are paid to similarly situated active executives as determined by the Company’s Compensation Committee (subject to satisfaction of any applicable performance criteria);

(d)        each of his outstanding restricted stock or RSU awards granted under plans of the Company (other than the Carroll Special Equity Award) will continue to vest in accordance with their original vesting schedule and payments or deliveries will be made to him on the original vesting date;

(e)        each of his outstanding stock options and stock appreciation awards under the plans of the Company will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Carroll Special Equity Award will lapse and such award will be paid to Mr. Carroll upon achievement of the performance criteria.

Per the Carroll Separation Agreement, Mr. Carroll or his estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (b) through (e).

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Carroll’s existing cash incentive, PRSUs, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Carroll’s death.

For purposes of the Carroll Employment Agreement the following definitions apply:

“Cause” means (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Carroll’s consent, (A) his base salary or annual bonus target is reduced, (B) his title is reduced, (C) he reports directly to someone other than the Executive Chairman or the President and CEO of the Company, (D) his responsibilities as in effect immediately after October 13, 2016 are thereafter materially diminished, (E) the Company requires that his principal office be located more than 50 miles from Manhattan or (F) the Company materially breaches it obligations to Mr. Carroll under the Carroll Employment Agreement; (2) he has given the Company written notice, referring specifically to the Carroll Employment Agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) above.

Donna Coleman

On October 16, 2020, the Company entered into a new employment agreement with Ms. Coleman (the “Coleman Employment Agreement”), which became effective on October 16, 2020. The employment agreement provided for Ms. Coleman’s employment as Interim Chief Financial Officer of the Company through January 15, 2021 (the “Coleman Scheduled Expiration Date”), with a minimum weekly base salary of $100,000. She is eligible to participate in our standard benefits programs, on the same basis as similarly situated executives at the Company, but is not eligible to participate in any of the Company’s annual or long-term bonus or incentive programs.

If, prior to the Coleman Scheduled Expiration Date, Ms. Coleman’s employment with the Company is terminated by the Company, and at the time of any such termination Cause does not exist, then, subject to her execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), the Company will provide her with continued payments of her base salary as if she had remained continuously employed through the Expiration Date.

For purposes of Ms. Coleman’s employment agreement the following definitions apply:

“Cause” means Ms. Coleman’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Ms. Coleman’s service as Interim Chief Financial Officer terminated as per the terms of her employment agreement on January 15, 2021.

Termination and Severance

This section describes the payments that would be received by NEOs from the Company upon various termination of employment scenarios.

Separation from the Company

Payments may be made to employees upon the termination of their employment with the Company depending upon the circumstances of their termination, which include termination by the Company with cause or without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or following a going-private transaction. Certain of these circumstances are addressed in employment agreements between the Company and the executives. The information set forth below assumes that the NEO was employed by the Company under his or her applicable agreement, and his or her employment terminated as of December 31, 2021. For a description of termination provisions in the employment agreements, see “Employment Agreements” above. In addition, long-term incentive award agreements will address some of these circumstances.

Quantification of Termination and Severance

The following tables set forth a quantification of estimated severance and other benefits payable to our NEOs under various circumstances regarding the termination of their employment. In calculating these severance and other payments, we have taken into consideration or otherwise assumed the following:

(1) Termination of employment occurred after the close of business on December 31, 2021. Payment calculations are based upon the applicable NEO’s employment agreement, as in effect on that date.

(2) We have valued equity awards using the closing market price of Class A Common Stock on the NASDAQ on December 31, 2021 of $34.44.

In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable NEO’s employment agreement and the applicability of Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

We have assumed that all performance metrics for performance-based awards are achieved at the target level (but not exceeded).

The following tables do not include Ms. Coleman, the Company’s Former Interim Chief Financial Officer, or Mr. Carroll, the Company’s Former Chief Operating Officer. Ms. Coleman did not receive any termination payments or benefits in connection with the termination of her employment as Interim Chief Financial Officer on January 15, 2021. Mr. Carroll’s termination payments and benefits in connection with the termination of his employment on December 31, 2021 are described in “Employment Agreements” section.

Benefits Payable As a Result of Voluntary Termination of Employment by Employee,

Retirement or Termination of Employment by the Company for Cause

In the event of voluntary termination of employment by the executive without Good Reason or retirement, in each case that is not in connection with a change in control, or termination by the Company for cause none of our NEOs would have been entitled to any payments at December 31, 2021.

Benefits Payable As a Result of Termination of Employment by the Company Without

Cause or by Employee For Good Reason*

Elements	Mr. Blank	Mr. Sapan	Ms. Spade	Mr. Gallagher	Mr. Sherin

Severance	$1,333,333(1)	$12,000,000(2)	$6,875,000(2)	$3,200,000(2)	$840,000(3)

Pro rata bonus	$1,677,422(4)	$5,324,000(5)	$2,911,563(5)	$1,064,000(5)	$190,269(5)

Unvested RSUs	$3,517,874(6)	$9,124,017(6)	$1,596,087(6)	$3,659,181(6)	—

Unvested PRSUs	—	$4,573,150(7)	—	$408,321(7)	—

Unvested CPAs	—	$16,800,000(8)	$1,875,000(8)	$2,000,000(8)	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2021 or any pension or other vested retirement benefits.

(1)	Represents severance equal to the remaining salary of the executive’s term, as described in the executive’s employment agreement.

(2)	Represents severance equal to two times the sum of the executive’s salary and target bonus in accordance with the executive’s employment agreement.

(3)	Represents severance equal to 1.5 times the sum of the executive’s salary and target bonus in accordance with the executive’s employment agreement.

(4)

Represents a full annual bonus based on the executive’s 2022 expected earnings, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(5)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(6)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(7)	Represents full vesting of the executive’s outstanding PRSUs in accordance with the executive’s employment agreement.

(8)	Represents full vesting of the executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment Due to Death*

Elements	Mr. Blank		Mr. Sapan		Ms. Spade		Mr. Gallagher		Mr. Sherin

Severance	—		—		—		—		—

Salary	—		—		—		—		—

Pro rata bonus	$1,677,422	(1)	$5,324,000	(1)	$2,911,563	(1)	$1,064,000	(1)	$190,269(1)

Unvested RSUs	$3,517,874	(2)	$9,124,017	(2)	$1,596,087	(2)	$3,659,181	(2)	$259,264(2)

Unvested PRSUs	—		$4,573,150	(3)	—		$408,321	(3)	—

Unvested CPAs	—		$16,800,000	(4)	$1,875,000	(4)	$2,000,000	(4)	$56,100(5)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2021 or any pension or other vested retirement benefits.

(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(2)	Represents full vesting of the executive’s outstanding RSUs.

(3)	Represents full vesting of executive’s outstanding PRSUs in accordance with the executive’s employment agreement.

(4)	Represents full vesting of executive’s outstanding CPAs in accordance with the executive’s employment agreement.

(5)

Represents pro rata vesting of the executive’s outstanding cash performance award or PRSU, as the case may be, pursuant to the terms of the award agreements, the remaining amount of the executive’s cash performance award or PRSU would be forfeited.

Benefits Payable As a Result of Termination of Employment Due to Disability*

Elements	Mr. Blank		Mr. Sapan		Ms. Spade		Mr. Gallagher		Mr. Sherin

Severance	—		—		—		—		—

Salary	—		—		—		—		—

Pro rata bonus	$1,677,422	(1)	$5,324,000	(1)	$2,911,563	(1)	$1,064,000	(1)	$190,269(1)

Unvested RSUs	$3,517,874	(2)	$9,124,017	(2)	$1,596,087	(2)	$3,659,181	(2)	—

Unvested PRSUs	—		$4,573,150	(3)	—		$408,321	(3)	—

Unvested CPAs	—		$16,800,000	(4)	$1,875,000	(4)	$2,000,000	(4)	—

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2020 or any pension or other vested retirement benefits.

(1)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(2)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(3)	Represents full vesting of the executive’s outstanding PRSUs in accordance with the executive’s employment agreement.

(4)	Represents full vesting of executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment In Connection with a

Change in Control or Going Private Transaction(1)*

Elements	Mr. Blank		Mr. Sapan		Ms. Spade		Mr. Gallagher		Mr. Sherin

Severance	$1,333,333	(2)	$12,000,000	(3)	$3,200,000	(3)	$3,200,000	(3)	$840,000	(4)

Pro rata bonus	$1,677,422	(5)	$5,324,000	(5)	$2,911,563	(5)	$1,064,000	(5)	$190,269	(5)

Unvested RSUs	$3,517,874	(6)	$9,124,017	(6)	$1,596,087	(6)	$3,659,181	(6)	$259,264	(6)

Unvested PRSUs	—		$4,573,150	(7)	—		$408,321	(7)	—

Unvested CPAs	—		$16,800,000	(8)	$1,875,000	(8)	$2,000,000	(8)	$170,000	(8)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2021 or any pension or other vested retirement benefits.

(1)

The numbers presented in this table reflect amounts payable as a result of termination of employment by the executive for “Good Reason” or by the Company “without Cause” following a change in control. The amounts payable as a result of such termination following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the executive or the Company following a change in control.

(2)	Represents severance equal to the remaining salary of the executive’s term, as described in the executive’s employment agreement.

(3)	Represents severance equal to two times the sum of the executive’s salary and target bonus.

(4)	Represents severance equal to 1.5 times the sum of the executive’s salary and target bonus.

(5)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(6)	Represents full vesting of the executive’s outstanding RSUs in accordance with the executive’s employment agreement.

(7)	Represents full vesting of the executive’s outstanding PRSUs in accordance with the executive’s employment agreement.

(8)	Represents full vesting of the executive’s outstanding CPAs in accordance with the executive’s employment agreement.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances under all of our equity compensation plans as of December 31, 2021.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2))

Equity compensation plans approved by security holders	2,081,097	52.74	8,413,466

Equity compensation plans not approved by security holders	—	—	—

Total	2,081,097	52.74	8,413,466

(1)	Includes the following plans: 2016 Employee Stock Plan and the Director Stock Plan. The PRSUs reflected in this amount are assumed to be issued at 100% of performance target.

(2)

In March 2022, the Compensation Committee granted RSU awards covering an aggregate of 628,508 shares, which is not reflected in the number of shares remaining available for future issuance in column (c).

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Blank, who served as the Company’s Interim Chief Executive Officer for part of 2021, to the annual total compensation of the median employee of the Company (the “CEO Pay Ratio”). Set forth below is the annual total compensation earned of Mr. Blank, the annual total compensation of our median employee, in each case for 2021, and the ratio of these two values:

CEO Annual Total Compensation as presented in the Summary Compensation Table	$11,983,662

Median Employee Annual Total Compensation	$64,652

CEO to Median Employee Pay Ratio	185:1

Methodology

Our CEO Pay Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because we had more than one non-concurrent person serving as CEO during the 2021 fiscal year, we looked to Mr. Blank, the Interim CEO as of the date we used to identify our median employee, and annualized Mr. Blank’s compensation in accordance with the applicable SEC rules. To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:

•

We collected annual base salaries of all employees globally, whether employed on a full-time, part-time or temporary basis as of October 1, 2021, annualizing the compensation of permanent employees who were only employed for a portion of 2021.

•	We confirmed the Company’s total global workforce of 2,111 employees, 1,346 of whom are domiciled in the U.S.

•	Exchange rates were applied as of March 29, 2022 to convert all non-U.S. currencies into U.S. dollars.

•	We used the sum of base salary, bonus and country-specific pension values as our consistently applied compensation measure to determine the median employee.

•

Using this methodology, we determined that the median employee is a U.S. based employee. We then calculated the median employee’s total annual compensation for 2021 in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the CEO Pay Ratio may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

OUR EXECUTIVE OFFICERS

The following individuals are our executive officers:

Matthew C. Blank	Interim Chief Executive Officer

Joshua W. Sapan	Executive Vice Chairman

Christina Spade	Chief Operating Officer and Chief Financial Officer

James G. Gallagher	Executive Vice President and General Counsel

Michael J. Sherin III	Executive Vice President and Chief Accounting Officer

MATTHEW C. BLANK

Age: 71

Interim Chief Executive Officer of the Company since September 8, 2021. Prior to joining the Company, Mr. Blank served as a senior advisor to the Raine Group, LLC from September 2020 to September 2021. Mr. Blank served as an advisor to Showtime Networks, Inc. (“Showtime”) from January 2018 to December 2018, after serving as Chairman of Showtime from January 2016 to December 2017. Prior to that, Mr. Blank served as Chief Executive Officer of Showtime from 1995 through 2015 and President and Chief Operating Officer of Showtime from 1993 through 1995, after serving as Executive Vice President of Marketing, Creative Services and Public Affairs from 1988 to 1992. Prior to joining Showtime, Mr. Blank served over 12 years in various roles at Home Box Office, Inc. (“HBO”), leaving HBO as its Senior Vice President of Consumer Marketing. Mr. Blank currently serves as a director of Cumulus Media, Inc. and CuriosityStream Inc. Mr. Blank previously served on the board of directors of Madison Square Garden Entertainment Corp. from April 2020 to September 2021 and Madison Square Garden Sports Corp. from December 2019 to April 2020.

JOSHUA W. SAPAN

Age: 71

Executive Vice Chairman since September 8, 2021 and previously served as President and CEO of the Company from March 9, 2011 to September 8, 2021. Chief Executive Officer of Rainbow Media Holdings LLC since 1995. Chief Operating Officer of Rainbow Media Holdings LLC from 1991 to 1995. President of AMC and Bravo from 1987 to 1991. Serves on the boards of the Museum of the Moving Image, the Public Theater, The New School, People for the American Way NY Public Radio, American Film Institute, NCTA Internet/Television Association and The Paley Center.

CHRISTINA SPADE

Age: 53

Chief Operating Officer and Chief Financial Officer of the Company since November 22, 2021. She previously served as Executive Vice President, Chief Financial Officer of the Company from January 15, 2021 until her promotion on November 22, 2021. Ms. Spade was Executive Vice President, Chief Financial Officer of ViacomCBS Inc. (formerly, CBS Corporation, which is the surviving corporation from the merger of Viacom and CBS in December 2019) from October 2018 through August 2020. Prior to that, Ms. Spade held various positions at Showtime Networks since 2003, including as Executive Vice President, Chief Financial Officer of Showtime Networks from 2013 to 2018 and Senior Vice President, Affiliate Finance from 2003 to 2013. Prior to joining

Showtime Networks in 1997, Ms. Spade was an audit manager with PricewaterhouseCoopers LLP in its Entertainment, Media and Communications practice.

JAMES G. GALLAGHER

Age: 63

Executive Vice President and General Counsel of the Company since June 6, 2011. Executive Vice President and General Counsel of Rainbow Media Holdings LLC since February 2008. Executive Vice President and General Counsel of Tommy Hilfiger Corporation from 2005 to 2006. Executive Vice President and General Counsel of HSN (Home Shopping Network) from 1996 to 2002.

MICHAEL J. SHERIN III

Age: 51

Executive Vice President and Chief Accounting Officer of the Company since August 24, 2021. Previously, Mr. Sherin served as Senior Vice President – Financial Reporting and Technical Accounting of the Company from March 2021 to August 2021. Prior to March 2021, Mr. Sherin served as Vice President – Financial Reporting and Technical Accounting of the Company from September 2011, when he joined the Company, to March 2021. Previously, Mr. Sherin served as Senior Director – Financial Reporting and Compliance at The Nature’s Bounty Co. from January 2007 through September 2011. Prior to The Nature’s Bounty Co., Mr. Sherin worked at PricewaterhouseCoopers LLP for ten years. Mr. Sherin received his degree in accounting from Providence College.

TRANSACTIONS WITH RELATED PARTIES AND RELATED PARTY TRANSACTION APPROVAL POLICY

Relationship Between Us, MSG Sports and MSG Entertainment

AMC Networks Inc. was incorporated on March 9, 2011 as an indirect, wholly-owned subsidiary of Cablevision. As a result of the Distribution of the Company by Cablevision, the Company became an independent public company and Cablevision no longer holds a common stock ownership interest in us. Prior to June 21, 2016, Charles F. Dolan, members of his family and certain family entities (the “Dolan Family”) were the controlling stockholders of Cablevision. On June 21, 2016, Cablevision was acquired by a subsidiary of Altice N.V. and a change in control occurred which resulted in the Dolan Family no longer being controlling stockholders of the surviving company, Altice USA. Accordingly, Altice USA is not a related party. However, MSG Sports, MSG Entertainment and AMC Networks Inc. continue to be under the control of the Dolan Family.

The Company has entered into a number of commercial and technical arrangements and agreements with MSG Sports and its subsidiaries and MSG Entertainment and its subsidiaries, none of which are material to the Company. These include, but are not limited to, arrangements for office space and administrative support services, an aircraft time sharing agreement, lease of a suite at Madison Square Garden Arena from MSG Entertainment, provision of technical and transponder services and coordination in respect of certain litigation matters.

See “Stock Ownership Table” for a description of registration rights agreements among Dolan Family interests and the Company.

Dolan Family Matters

On June 16, 2016, the Company entered into an arrangement with the Dolan Family Office, LLC (“DFO LLC”), a company controlled by Charles F. Dolan and MSG providing for the sharing of certain expenses associated with executive office space which is available to Charles F. Dolan, James L. Dolan and DFO LLC. In 2021, the Company paid approximately $78,989 for its portion of such office expenses.

Sujin Dolan, the daughter-in-law of James L. Dolan, a director of the Company, has been employed by the Company in a non-executive officer position since January 28, 2020. Ms. Sujin Dolan earned $152,948 during the fiscal year ended December 31, 2021.

Arrangement with 605 LLC

On July 31, 2018, the Audit Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC to provide certain audience measurement and data analytic services for up to $1 million under a Master Services Agreement between the Company and 605 LLC (the “Master Services Agreement”), and on June 19, 2020, the Compensation Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC to provide an aggregate amount of $3 million services for 2020, which included entering into a platform services agreement for 18 months for $2.25 million. The remaining $750,000 was for additional audience measurement and data analytic services under the Master Services Agreement. On October 15, 2021, the Compensation Committee authorized the Company to increase the amount that the Company may spend on services from 605 LLC in 2021 to $3.5 million, and authorized the Company to engage 605 LLC to provide an aggregate amount of $2.5 million in services in 2022. James Dolan and Kristin Dolan, members of the Board of Directors of the Company, own 50% of 605 LLC, and Kristin Dolan serves as the chief executive officer of 605 LLC. During 2021, the Company purchased an aggregate of $2,065,307 in services from 605 LLC.

Certain Relationships and Potential Conflicts of Interest

Our Chairman of the Board of Directors, James L. Dolan, also serves as Executive Chairman and Chief Executive Officer of MSG Entertainment and as Executive Chairman of MSG Sports. Charles F. Dolan, who is the Chairman Emeritus of the Company and a director of the Company, also is a director of MSG Entertainment and MSG Sports. Three other members of our Board also serve as directors of MSG Sports, and four other members of our Board also serve as directors of MSG Entertainment. Additionally, Marianne Dolan Weber, a director nominee, serves as a director of MSG Entertainment and MSG Sports. Joseph M. Cohen, a director nominee, serves as a director of MSG Sports. Gregg G. Seibert, the Company’s Vice Chairman, also serves as Vice Chairman of MSG Entertainment and MSG Sports. Therefore, these individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there is the potential for a conflict of interest when we, MSG Entertainment or MSG Sports consider certain acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between MSG Entertainment or MSG Sports and us. In addition, certain of our officers and directors own MSG Entertainment and/or MSG Sports stock, restricted stock units, performance stock units and/or options to purchase MSG Entertainment and/or MSG Sports stock. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and MSG Entertainment or MSG Sports. See “Related Party Transaction Approval Policy” below for a discussion of certain procedures we instituted to help ameliorate any such potential conflicts that may arise.

The Board has adopted a policy that acknowledges that the Company may have overlapping directors and officers with MSG Sports, MSG Entertainment and their subsidiaries and successors and that the Company may engage in material business transactions with such entities. In the policy, the Company renounced its rights to certain business opportunities and the policy provides that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to MSG Sports, MSG Entertainment or any of their subsidiaries and successors instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. The policy also expressly validates certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and MSG Sports, MSG Entertainment and/or any of their respective subsidiaries and provides that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders.

Related Party Transaction Approval Policy

We have adopted a written policy whereby an independent committee of our Board of Directors consisting entirely of directors who have been determined by the Board of Directors to be independent for purposes of the NASDAQ corporate governance standards reviews and approves or takes such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an independent committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Our Board of Directors has also adopted a special approval policy for transactions with MSG Sports and its subsidiaries or MSG Entertainment and its subsidiaries (collectively, the “Other Companies”) whether or not such transactions qualify as “related party” transactions described above. Under this policy, an independent committee of the Board of Directors oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and the Other Companies, on the other hand, in which the amount exceeds $1,000,000. In addition, the Audit Committee receives a quarterly update from the Company’s General Counsel of all related party transactions, including transactions and arrangements between the Company and subsidiaries on the one hand, and each of MSG Entertainment and its subsidiaries and MSG Sports and its subsidiaries, on the other hand regardless of value. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement does not apply to the implementation and administration of these intercompany arrangements but does cover any amendments, modifications, terminations or extensions involving amounts in excess of $1,000,000. Our executive officers and directors who are also senior executives or directors of the Other Companies may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, subject to the policy, as well as in any resolution of disputes thereunder, on behalf of either or both of the Company and the Other Companies, in each case under the direction of an independent committee or the comparable committee of the board of directors of the Other Companies.

Currently, and throughout our fiscal year ended December 31, 2021, our Audit Committee or our Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policies.

Our Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of NASDAQ corporate governance standards.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain executive officers, and persons who beneficially own more than 10 percent of the outstanding Class A Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC regulations require AMC Networks to identify anyone who failed to file a required report or filed a late report during 2021. Based solely on a review of reports filed under Section 16(a) of the Exchange Act, the Company is aware of no such failure.

STOCK OWNERSHIP TABLE

The table below sets forth certain information as of March 15, 2022, except as noted below, with respect to the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person the Company believes beneficially holds more than 5% of any class of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director or director nominee of the Company; and (iii) each NEO of the Company.

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Dolan Family Group (3)	Class A Common Stock	938,390	2.97%	79.06%
c/o Dolan Family Office	Class B Common Stock	11,484,408	100%	—
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan (3)(4)(5)(6)(12)(17)(19)(27)(28)(29)(30)	Class A Common Stock	558,398	1.78%	35.38%
c/o Dolan Family Office	Class B Common Stock	5,119,217	44.58%	—
340 Crossways Park Drive
Woodbury, NY 11797

Helen A. Dolan (3)(4)(5)(6)(12)(17)(19)(27)(28)(29)(30)	Class A Common Stock	558,398	1.78%	35.38%
c/o Dolan Family Office	Class B Common Stock	5,119,217	44.58%	—
340 Crossways Park Drive
Woodbury, NY 11797

Joshua W. Sapan (27)	Class A Common Stock	413,851	1.32%	*
	Class B Common Stock	—	*	—

Matthew C. Blank (27)	Class A Common Stock	—	*	*
	Class B Common Stock	—	*	—

Christina Spade (27)	Class A Common Stock	7,487	*	*
	Class B Common Stock	—	*	—

James G. Gallagher (27)	Class A Common Stock	19,923	*	*
	Class B Common Stock	—	*	—

Michael J. Sherin III (27)	Class A Common Stock	2,302	*	*
	Class B Common Stock	—	*	—

Donna Coleman (27)	Class A Common Stock	—	*	*
	Class B Common Stock	—	*	—

Edward A. Carroll (26)(27)	Class A Common Stock	77,312	*	*
	Class B Common Stock	—	*	—

William J. Bell (6)	Class A Common Stock	27,626	*	*
	Class B Common Stock	—	*	—

James L. Dolan (3)(6)(7)(9)(25)	Class A Common Stock	104,534	*	7.71%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771

Aidan J. Dolan (6)(14)	Class A Common Stock	3,643	*	*
P.O. Box 420	Class B Common Stock	—	—	—
Oyster Bay, NY 11771

Kristin A. Dolan (3)(6)(7)(9)(25)	Class A Common Stock	104,534	*	7.71%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Patrick F. Dolan (3)(6)(10)(23)	Class A Common Stock	34,408	*	6.93%
c/o Dolan Family Office	Class B Common Stock	1,012,491	8.82%	—
340 Crossways Park Drive
Woodbury, NY 11797

Thomas C. Dolan (3)(6)(11)(24)	Class A Common Stock	84,740	*	6.57%
c/o Dolan Family Office	Class B Common Stock	956,029	8.32%	—
340 Crossways Park Drive
Woodbury, NY 11797

Brian G. Sweeney (3)(6)(12)(13)(21)(30)	Class A Common Stock	199,123	*	14.38%
c/o Dolan Family Office	Class B Common Stock	2,086,108	18.16%	—
20 Audrey Avenue, 1st Floor
Oyster Bay, NY 11771

Marianne E. Dolan Weber (3)(15)(22)	Class A Common Stock	73,807	*	6.20%
MLC Ventures LLC	Class B Common Stock	899,161	7.83%	—
P.O. Box 1014
Yorktown Heights, NY 10598

Vincent Tese (6)	Class A Common Stock	16,089	*	*
	Class B Common Stock	—	—	—

Leonard Tow (6)	Class A Common Stock	35,573	*	*
	Class B Common Stock	—	—	—

David E. Van Zandt (6)	Class A Common Stock	17,832	*	*
	Class B Common Stock	—	—	—

Carl E. Vogel (6)	Class A Common Stock	21,322	*	*
	Class B Common Stock	—	—	—

Joseph M. Cohen	Class A Common Stock	0	*	*
	Class B Common Stock	—	—	—

All executive officers and directors as a group (3)(4)(5)(6)(7) (9)(10)(11)(12)(13)(14)(21)(22)(23)(24)(25)(26) (27)(28)(29)(30)	Class A Common Stock	1,383,357	4.40%	71.57%
	Class B Common Stock	10,330,714	89.95%	—

Kathleen M. Dolan (3)(8)(20)(21)(22)(23)(24)(25)	Class A Common Stock	180,020	*	38.43%
MLC Ventures, LLC	Class B Common Stock	5,603,448	48.79%	—
P.O. Box 1014
Yorktown Heights, NY 10598

Deborah A. Dolan-Sweeney (3)(6)(12)(13)(21)(30)	Class A Common Stock	199,123	*	14.38%
c/o Dolan Family Office	Class B Common Stock	2,086,108	18.16%	—
340 Crossways Park Drive
Woodbury, NY 11797

Paul J. Dolan (3)(16)(20)(25)	Class A Common Stock	185,099	*	13.43%
Progressive Field, 2401 Ontario St.	Class B Common Stock	1,945,899	16.94%	—
Cleveland, OH 44115

Mary S. Dolan (3)(17)(21)(23)(28)(29)	Class A Common Stock	15,069	*	42.81%
300 So. Riverside Plaza, Suite 1480	Class B Common Stock	6,260,366	54.51%	—
Chicago, IL 60606

Matthew J. Dolan (3)(18)(22)(24)	Class A Common Stock	90,887	*	12.49%
Corporate Place, 100 7th Avenue, Suite 150	Class B Common Stock	1,817,760	15.83%	—
Chardon, OH 44024

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Corby Dolan Leinauer (3)(19)(28)(29)	Class A Common Stock	4,492	*	29.78%
c/o Dolan Family Office	Class B Common Stock	4,355,410	37.92%	—
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(20)	Class A Common Stock	47,864	*	6.32%
FBO Kathleen M. Dolan	Class B Common Stock	918,981	8.00%	—
MLC Ventures, LLC P.O. Box 1014
Yorktown Heights, NY 10598

Charles F. Dolan Children Trust (3)(21)	Class A Common Stock	—	—	6.28%
FBO Deborah Dolan-Sweeney	Class B Common Stock	918,981	8.00%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(22)	Class A Common Stock	47,864	*	6.12%
FBO Marianne Dolan Weber	Class B Common Stock	890,802	7.76%	—
MLC Ventures LLC
P.O. Box 1014
Yorktown Heights, NY 10598

Charles F. Dolan Children Trust (3)(23)	Class A Common Stock	—	—	6.06%
FBO Patrick F. Dolan	Class B Common Stock	886,015	7.71%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(24)	Class A Common Stock	39,886	*	6.36%
FBO Thomas C. Dolan	Class B Common Stock	926,958	8.07%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(25)	Class A Common Stock	39,886	*	6.36%
FBO James L. Dolan	Class B Common Stock	926,958	8.07%	—
P.O. Box 420
Oyster Bay, NY 11771

Charles F. Dolan 2009 Family Trust FBO (3)(28)	Class A Common Stock	—	—	6.30%
Thomas C. Dolan	Class B Common Stock	921,125	8.02%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan 2009 Family Trust FBO (3)(29)	Class A Common Stock	—	—	6.06%
James L. Dolan	Class B Common Stock	887,064	7.72%	—
P.O. Box 420
Oyster Bay, NY 11771

Charles F. Dolan 2009 Revocable Trust (3)(30)	Class A Common Stock	171,497	*	4.48%
c/o Dolan Family Office	Class B Common Stock	637,557	5.55%	—
340 Crossways Park Drive
Woodbury, NY 11797

BlackRock Inc. (31)	Class A Common Stock	5,219,078	16.60%	3.57%
55 East 52nd Street	Class B Common Stock	—	—	—
New York, NY 10055

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Clearbridge Investments, LLC (32)	Class A Common Stock	3,530,969	11.23%	2.41%
620 8th Avenue	Class B Common Stock	—	—	—
New York, NY 10018

The Vanguard Group (33)	Class A Common Stock	3,255,503	10.36%	2.23%
100 Vanguard Blvd.	Class B Common Stock	—	—	—
Malvern, PA 19355

Dan Hagan (34)	Class A Common Stock	2,000,000	6.36%	1.37%
601 East Broadway, Suite 203	Class B Common Stock	—	—	—
PO Box 1225 Columbia, MO 65205

LSV Asset Management (35)	Class A Common Stock	1,870,688	5.96%	1.28%
155 N. Wacker Drive, Suite 4600	Class B Common Stock	—	—	—
Chicago, IL 60606

Contrarius Investment Management Limited (36)	Class A Common Stock	1,682,995	5.35%	1.47%
2 Bond Street, St. Helier	Class B Common Stock	—	—	—
Jersey, JE2 3NP, Channel Islands

*	Less than 1%.

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Class A Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, shares of Common Stock underlying vested RSUs are deemed to be outstanding for the purpose of computing the Percent of Class of such person or group but are not deemed to be outstanding for the purpose of computing the Percent of Class of any other person or group. Shares underlying vested RSUs are not deemed to be outstanding for the purpose of computing the Combined Voting Power of All Classes of Stock Beneficially Owned. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock. Please see footnote 6 below for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(2)

Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B Common Stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A Common Stock have the right to elect 25% of the Board of Directors rounded up to the nearest whole director and the holders of Class B Common Stock have the right to elect the remaining members of the Board of Directors.

(3)

Members of the Dolan family have formed a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934. The members of this group (the “Group Members”) are: Charles F. Dolan, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts,” and individually, a “Dolan Children Trust”) and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust; the CFD 2009 Trust; the HAD 2009 Trust; the Dolan Children Trust FBO Kathleen M. Dolan; the Dolan Children Trust FBO Marianne Dolan Weber; the Dolan Children Trust FBO Deborah Dolan-Sweeney; the Dolan Children Trust FBO James L. Dolan; the Dolan Children Trust FBO Thomas C. Dolan; the Dolan Children Trust FBO Patrick F. Dolan; the Charles F. Dolan 2009 Family Trust FBO James L. Dolan; the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan; the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan; the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan; the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber; the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney; the Ryan Dolan 1989 Trust; the Tara Dolan 1989 Trust; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; the Charles F. Dolan 2012 Descendants Trust; the Kathleen M. Dolan 2012 Descendants Trust; the Deborah A. Dolan-Sweeney 2012 Descendants Trust; the Marianne E. Dolan Weber 2012 Descendants Trust; the Patrick F. Dolan 2012 Descendants Trust; the CFD 2010 Grandchildren Trust FBO Aidan Dolan; the CFD 2010 Grandchildren Trust FBO Quentin Dolan; the CFD 2021 GC Trust FBO Kevyn A. Dolan; and the CFD 2021 GC Trust FBO Tara E. Dolan. The Group Members may be deemed to beneficially own an aggregate of 12,422,798 shares of Class A Common Stock as a result of their beneficial ownership of (i) 938,390 shares of Class A Common Stock and (ii) 11,484,408 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof. The trustees of the Group Members also include (the “Other Trustees”) Corby Dolan Leinauer, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan and the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber (collectively the “CFD 2010 Grandchildren Trusts,” and individually, a “CFD 2010 Grandchildren Trust”), as a Trustee of the Charles F. Dolan 2012 Descendants Trust and as a Trustee of the CFD 2021 GC Trust FBO Kevyn A. Dolan and the CFD 2021 GC Trust FBO Tara E. Dolan (collectively the “CFD 2021 GC Trusts,” and individually, a “CFD 2010 GC Trust”); Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and FBO James L. Dolan and as a Trustee of the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and FBO Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts, the Charles F. Dolan 2012 Descendants Trust and each of the CFD 2021 GC Trusts; Brian G. Sweeney, as a Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust, the CFD 2009 Trust and the HAD 2009 Trust; Kristin A. Dolan, as the Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Aidan Dolan and the Charles F. Dolan 2010 Grandchildren Trust FBO Quentin Dolan; and Richard Baccari, as the Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust. The Group Members may be deemed to beneficially own an aggregate of 12,422,798 shares of Class A Common Stock as a result of their beneficial ownership of (i) 938,390 shares of Class A Common Stock and (ii) 11,484,408 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof. The Other Trustees beneficially own an additional 120,047 shares of Class A Common Stock. Includes 143,116 shares of Class A Common Stock underlying vested RSUs. See footnotes (4) through (13), (15) through (25) and (27) through (30).

(4)

Charles F. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust for which he serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which he serves as co-trustee; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Includes 2,744,880 shares of Class B Common Stock owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common owned by Charles F. Dolan 2012 Descendants Trust and an aggregate of 375,302 shares of Class B Common Stock owned by the CFD 2021 GC Trusts, which Charles F. Dolan may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefore. He disclaims beneficial ownership of 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above. See also footnotes (5), (6), (12), (17), (19) and (27) through (30).

(5)

Helen A. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which she serves as co-trustee; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Includes 2,744,880 shares of Class B Common Stock owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock owned by the CFD 2010 Grandchildren Trusts;109,322 shares of Class B Common Stock owned by Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock owned by the CFD 2021 GC Trusts, which Helen A. Dolan’s spouse, Charles F. Dolan, may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. She disclaims beneficial ownership of 171,497 shares of Class A

Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned of the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above. See also footnotes (4), (6), (12), (17), (19) and (27) through (30).

(6)

The shares of Class A Common Stock underlying vested RSUs granted under the Company’s 2011 Stock Plan for Non- Employee Directors, which represent a right to receive one share of Class A Common Stock 90 days after the director ceases to serve as a member of the board, included in the table above are as follows: Charles F. Dolan, 2,493; James L. Dolan, 27,626; Aidan Dolan, 2,493; Kristin A. Dolan, 27,626; Thomas C. Dolan, 27,626; Brian G. Sweeney, 27,626; Patrick F. Dolan, 27,626; William J. Bell, 27,626; Vincent Tese, 16,089; Leonard Tow, 27,626; David E. Van Zandt, 17,832; and Carl E. Vogel, 21,322; and all non-employee directors as a group, 253,611. Ms. Helen A. Dolan’s beneficial ownership in the table above also includes the 2,493 RSUs held directly by Mr. Charles F. Dolan. Mr. James L. Dolan’s, Ms. Kristin Dolan’s and Ms. Deborah Dolan-Sweeney’s beneficial ownership in the table above also includes the 27,626 RSUs held directly by each of Ms. Kristin Dolan, Mr. James L. Dolan and Mr. Brian G. Sweeney, respectively.

(7)

James L. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,221 shares of Class A Common Stock owned personally by his spouse, Kristin A. Dolan; 1,250 shares of Class A Common Stock owned jointly with his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. He disclaims beneficial ownership of an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; 6,221 shares of Class A Common Stock owned personally by his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(8)

Kathleen M. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 2,220 shares of Class A Common Stock and 4,481 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children; and an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the

Tara Dolan 1989 Trust for which she serves as sole Trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 175,500 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit); and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit) and for which she serves as co-trustee; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. She disclaims beneficial ownership of an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as trustee; an aggregate of 175,500 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit) and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit); and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(9)

Kristin A. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,221 shares of Class A Common Stock owned personally, and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as sole Trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse, James L. Dolan; 1,250 shares of Class A Common Stock owned jointly with her spouse; an aggregate of 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; and 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse. She disclaims beneficial ownership of an aggregate 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(10)

Patrick F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,195 shares of Class A Common Stock and 24,444 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 587 shares owned by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 587 shares of Class A Common Stock held by the Mucci Trust; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F.

Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(11)

Thomas C. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 17,228 shares of Class A Common Stock and 29,071 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(12)

Brian G. Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and dispose or direct the disposition of 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which he serves as trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse, Deborah A. Dolan-Sweeney; 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust, for which his spouse serves as sole Trustee. He disclaims beneficial ownership of the 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse; 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(13)

Deborah A. Dolan-Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 21,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned of record by the Patrick F. Dolan 2012 Descendants Trust, for which she serves as trustee and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse, Brian G. Sweeney, serves as co-trustee; and 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which her spouse serves as trustee. She disclaims beneficial ownership of 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 171,497 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse serves as co-trustee; 279,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(14)	Aidan J. Dolan may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,150 shares of Class A Common Stock owned personally.

(15)

Marianne E. Dolan Weber may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 25,943 shares of Class A Common Stock owned personally and 8,359 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit.

(16)

Paul J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,907 shares of Class A Common Stock owned jointly with his spouse; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(17)

Mary S. Dolan may be deemed to have (i) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 8,259 shares of Class A Common Stock owned jointly with her spouse; 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts.

(18)

Matthew J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,750 shares of Class A Common Stock owned personally and 1,387 shares of Class A Common Stock held as custodian for a minor child; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan. He disclaims beneficial ownership of 1,387 shares of Class A Common Stock held as custodian for a minor child and an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan.

(19)

Corby Dolan Leinauer may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 367 shares of Class A Common Stock as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,302 shares of Class A Common Stock owned jointly with her spouse; 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts. She disclaims beneficial ownership of 367 shares of Class A Common Stock held as custodian for one or more minor children; 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,744,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,125,906 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust; and an aggregate of 375,302 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2021 GC Trusts.

(20)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Kathleen M. Dolan.

(21)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney.

(22)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Marianne Dolan Weber.

(23)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Patrick F. Dolan.

(24)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Thomas C. Dolan.

(25)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO James L. Dolan.

(26)	Includes 1,337 shares for Mr. Carroll held indirectly through a 401(k).

(27)

Does not include RSUs and PRSUs granted under the Company’s 2011 Employee Stock Plan and the 2016 Employee Stock Plan, which represent a right to receive one share of Class A Common Stock or the cash equivalent thereof. The excluded number of RSUs and PRSUs for the following individuals are: Matthew C. Blank 102,145; Joshua W. Sapan 134,310; Edward A. Carroll 350,112; James G. Gallagher 116,369; Christina Spade 69,272; and Michael J. Sherin III 8,045.

(28)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 921,125 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(29)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 887,064 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO James L. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(30)

Charles F. Dolan and Brian G. Sweeney serve as co-trustees and have the shared power to vote and dispose of the 171,497 shares of Class A Common Stock and 637,557 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by The Charles F. Dolan 2009 Revocable Trust.

(31)

Based upon the most recent Schedule 13G filed with the SEC on January 27, 2022, BlackRock Inc., a parent holding company, has sole voting power over 5,063,626 shares of Class A Common Stock and sole dispositive power over 5,219,078 shares of Class A Common Stock.

(32)

Based upon the most recent Schedule 13G filed with the SEC on January 10, 2022, Clearbridge Investments, LLC, an investment adviser, has sole voting power over 3,459,273 shares of Class A Common Stock and sole dispositive power over 3,530,969 shares of Class A Common Stock.

(33)

Based upon the most recent Schedule 13G filed with the SEC on February 9, 2022, The Vanguard Group, an investment adviser, has sole voting power over 0 shares of Class A Common Stock, shared voting power over 44,282 shares of Class A Common Stock, sole dispositive power over 3,189,647 shares of Class A Common Stock and shared dispositive power over 65,856 shares of Class A Common Stock.

(34)

Based upon the most recent Schedule 13G filed with the SEC on February 2, 2022, Dan Hagan has sole voting power over 2,000,000 shares of Class A Common Stock and sole dispositive power over 2,000,000 shares of Class A Common Stock.

(35)

Based upon the most recent Schedule 13G filed with the SEC on February 11, 2022, LSV Asset Management, an investment adviser, has sole voting power over 1,279,108 shares of Class A Common Stock and sole dispositive power over 1,870,688 shares of Class A Common Stock.

(36)

Based upon the most recent Schedule 13G filed with the SEC on February 3, 2022, Contrarius Investment Management Limited, an investment adviser, has shared voting power over 1,682,995 shares of Class A Common Stock and shared dispositive power over 1,682,995 shares of Class A Common Stock.

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a single class, and to elect up to 75% of the Board. Charles F. Dolan, members of the Dolan family and related family entities are parties to a Stockholders Agreement which has the effect of causing the voting power of these Class B stockholders to be cast as a block on all matters to be voted on by holders of Class B Common Stock. Under the Stockholders Agreement, the shares of Class B Common Stock owned by members of the Dolan family group are to be voted on all matters in accordance with the determination of the Dolan Family Committee, except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B shares owned by certain Dolan family trusts that collectively own approximately 47.9% of the outstanding Class B Common Stock. The Dolan Family Committee consists of Charles F. Dolan and his six children, James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Marianne E. Dolan Weber and Deborah A. Dolan-Sweeney (collectively, the “Dolan Siblings”). The Dolan Family Committee generally acts by vote of the Dolan Siblings, with each Dolan Sibling being entitled to one vote. Matters coming to the Dolan Family Committee generally require approval by a majority vote, except that a going-private transaction must be approved by a two-thirds vote and a change-in-control transaction must be approved by not less than all but one vote. The Stockholders Agreement also contains certain transfer restrictions, rights of first offer, rights of first refusal, tag-along rights and drag-along rights, all of which are for the benefit of, and waivable and enforceable by, the Class B stockholders and not the Company.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Family Foundation and the Company have entered into a registration rights agreement (the “Dolan Registration Rights Agreement”). Under this agreement, the Company will provide to the parties to the Dolan Registration Rights Agreement (the “Dolan Parties”) (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common

Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2022, the Dolan Parties owned approximately 6.0 million shares of Class B Common Stock (the “Dolan Shares”), which represented approximately 52.4% of our Class B Common Stock, as well as approximately 0.6 million shares of Class A Common Stock, which represented approximately 2.0% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 15.5% of our Common Stock and approximately 41.5% of the aggregate voting power of our Common Stock.

The Charles F. Dolan Children Trusts (the “Children Trusts”) and the Company have entered into a registration rights agreement (the “Children Trusts Registration Rights Agreement”). Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2022, the Children Trusts owned approximately 5.5 million shares of Class B Common Stock (the “Children Trust Shares”), which represented approximately 47.6% of our Class B Common Stock, as well as approximately 0.2 million shares of Class A Common Stock, which represented less than 1% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 13.2% of our Common Stock and approximately 37.5% of the aggregate voting power of our Common Stock.

In the Children Trusts Registration Rights Agreement, each Children Trust has agreed that in the case of any sale or disposition of its shares of Class B Common Stock (other than to Charles F. Dolan or other Dolan family interests) by such Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement does not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement does not apply to the Dolan Shares.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement have been included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements so filed.

GENERAL INFORMATION

When and where is the annual meeting being held?

The annual meeting will be held on Thursday, June 16, 2022 at 10:00 a.m. Eastern Daylight Time. Our 2022 annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast. For more information on how to attend the virtual meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below.

Who may vote at the annual meeting?

Holders of our Class A Common Stock and holders of our Class B Common Stock, as recorded in our stock register at the close of business on April 18, 2022 (the “Record Date”), may vote at the meeting. On April 18, 2022, there were 31,434,451 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding. Each share of Class A Common Stock has one vote per share and holders will be voting for the election of four candidates to the Board of Directors of AMC Networks. Each share of Class B Common Stock has ten votes per share and holders will be voting for the election of ten candidates to the Board. As a result of their ownership of Class B Common Stock, the Dolan Family has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2 and 3 and to vote against Proposals 4 and 5 regardless of how other shares are voted.

Why did I receive a Notice of Internet Availability for Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability for Proxy Materials (the “Notice”) to our stockholders. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and the environmental impact of the annual meeting.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021, unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold AMC Networks stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120 or by telephone at 800-468-9716.

If you participate in householding and wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact EQ Shareowner Services as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to:

•	View the Company’s proxy materials for the annual meeting on the Internet; and

•	Instruct the Company to send future proxy materials to you electronically by email. The Company’s proxy materials are also available at http://www.proxyvote.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you revoke it.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from that organization.

How do I vote?

You may vote in advance of the annual meeting by telephone, over the Internet or by a proxy. You may also vote during the annual meeting. For more information on how to vote during the meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below. If you choose to vote by mail, please sign and return the proxy card in the envelope provided. We recommend you vote by proxy even if you plan to participate in the meeting. You can always change your vote at the meeting.

What votes need to be present to hold the annual meeting?

In order to carry on the business of the annual meeting, we need a majority of the votes represented by the shares of the Company’s Class A Common Stock and Class B Common Stock outstanding on April 18, 2022 to be present, either by attending the meeting or by proxy. If voting on a particular action is by class, a majority of the votes represented by the outstanding shares of such class is required for such action.

Can my broker vote my shares without instructions from me?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting but will not be able to vote on those matters for which specific authorization is required under applicable rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under applicable rules to vote your shares on Proposal 2, the ratification of KPMG as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Proposal 1, the election of directors, Proposal 3, the advisory vote on Named Executive Officer compensation, Proposal 4, the stockholder proposal regarding voting standards for director elections, or Proposal 5, the stockholder proposal regarding the adoption of a policy on our dual class structure, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is the voting requirement to approve each of the proposals?

Election of directors by the holders of Class A Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class A Common Stock. Election of directors by the holders of Class B Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class B Common Stock. Approval of Proposals 2, 3, 4 and 5 requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will not affect the outcome of Proposal 1 because abstentions and broker non-votes are not considered votes cast. As a result of their ownership of Class B Common Stock, the Dolan Family, has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2 and 3 and to vote against Proposals 4 and 5 regardless of how other shares are voted.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may re-vote via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting via the internet. However, your participation in the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the annual meeting to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

How will my shares be voted at the annual meeting?

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

Item	Matter to be Voted on	Board Recommendation

Proposal 1	Election of Directors (as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock)	FOR ALL

Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022	FOR

Proposal 3	An advisory vote on Named Executive Officer compensation	FOR

Proposal 4	Vote on stockholder proposal regarding voting standards for director elections	AGAINST

Proposal 5	Vote on stockholder proposal regarding a policy on our dual class structure	AGAINST

Who pays for this solicitation?

This solicitation is being made by the Company, and the Company will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual stockholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee estimated not to exceed $20,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

How do I attend, vote at and ask questions during the annual meeting?

This year’s annual meeting will be a virtual meeting of stockholders conducted via live audio webcast. All stockholders of record on April 18, 2022 are invited to attend and participate in the meeting. The virtual meeting will afford stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting, which will be posted to our investor relations website, http://investors.amcnetworks.com/investor-relations, and will be available on www.virtualshareholdermeeting.com/AMCX2022 during the annual meeting.

Attending the Virtual Meeting

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/AMCX2022. To participate in the annual meeting, you will need the 16-digit control number included on your Notice or on your proxy card. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

A complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for a period of at least 10 days prior to the annual meeting during ordinary business hours at our corporate headquarters located at 11 Penn Plaza, New York, NY 10001, or through an alternative method publicly disclosed in advance, and during the annual meeting at www.virtualshareholdermeeting.com/AMCX2022.

Voting During the Virtual Meeting

If you have not voted your shares prior to the annual meeting, you will be able to vote your shares electronically at the annual meeting by clicking “Vote Here” on the meeting website. In addition, if you have previously voted and wish to change your vote, you may re-vote during the annual meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials you previously received.

Asking Questions

If you wish to submit a question, you may do so live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/AMCX2022.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.amcnetworks.com by clicking on “Investors.” The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Help with Technical Difficulties

If you have any technical difficulties or any questions regarding the meeting website, we are ready to assist you. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://investors.amcnetworks.com/investor-relations, including information on when the meeting will be reconvened.

OTHER MATTERS

Matters To Be Raised At The 2022 Annual Meeting Not Included In This Proxy Statement

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Stockholder Proposals for the 2023 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2023 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2023 annual meeting must submit their proposals to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary on or before December 30, 2022. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2023 proxy statement.

In accordance with our Amended By-Laws, in order for proposals, including stockholder director nominations for election, to be properly brought before the 2023 annual meeting, notice of any proposal to be presented by any stockholder must be delivered to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary, not less than 60 nor more than 90 days prior to the date of the annual meeting. If, however, the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed. Any stockholder who gives notice of any such proposal shall deliver the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and set forth the stockholder’s name and address, the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Company shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the Company), such person’s signed consent to serve as a director of the Company if elected, such stockholder’s name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

In addition to satisfying the foregoing requirements under our Amended By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2023.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.amcnetworks.com by clicking on “Investors,” then “Financial Information” and follow the link from our “SEC Filings” page.

Anne G. Kelly
Corporate Secretary

New York, New York

April 29, 2022

ANNEX A- CALCULATION OF NON-GAAP FIGURES

The Company believes that presenting certain non-GAAP metrics is meaningful, as it reflects metrics considered by the Compensation Committee in making its compensation determinations. Presented below are adjusted operating income and free cash flow, which are the non-GAAP metrics used in this Proxy Statement. These non-GAAP measures may not be comparable to similar measures reported by other companies.

Adjusted Operating Income

The Company defines adjusted operating income as operating income (loss) before depreciation and amortization, cloud computing amortization, share-based compensation expense or benefit, impairment and other charges (including gains or losses on sales or dispositions of business), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The following is a reconciliation of operating income (GAAP) to adjusted operating income (non-GAAP):

(in thousands)	2021	2020	2019

Operating Income	$489,922	$442,644	$625,277

Depreciation and Amortization	93,881	104,606	101,098

Share-Based Compensation Expense	47,925	52,908	64,133

Other (a)	$184,342	$166,453	$153,482

Adjusted Operating Income	$816,070	$766,611	$943,990

(a)

Results for the year ended December 31, 2019 include restructuring expenses of $40,914, impairment and other charges of $106,603 and adjusted operating income from greater than 50% owned equity method investees of $5,965.

Results for the year ended December 31, 2020 include restructuring expenses of $35,068, impairment and other charges of $122,227, cloud computing amortization of $200 and adjusted operating income from greater than 50% owned equity method investees of $8,958.

Results for the year ended December 31, 2021 include restructuring expenses of $10,378, impairment and other charges of $159,610, cloud computing amortization of $2,406 and adjusted operating income from greater than 50% owned equity method investees of $11,948.

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that free

A-1

cash flow is useful as an indicator of its overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses.

The following is a reconciliation of net cash provided by operating activities (GAAP) to free cash flow (non-GAAP):

(in thousands)	2021	2020	2019

Net cash provided by operating activities	$143,474	$748,736	$483,748

Less: capital expenditures	(42,572)	(46,595)	(91,604)

Less: distributions to noncontrolling interests	(29,414)	(15,819)	(15,558)

Free Cash Flow	$71,488	$686,322	$376,586

A-2

SCAN TO VIEW MATERIALS & VOTE w Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week AMC NETWORKS INC. 11 PENN PLAZA Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. NEW YORK, NY 10001 Notice of Internet availability of Proxy Materials: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 15, 2022 (June 13, 2022 for participants in the AMC Networks 401(k) Savings Plan, if applicable). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMCX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 15, 2022 (June 13, 2022 for participants in the AMC Networks 401(k) Savings Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 15, 2022. If you vote by Internet or by telephone you do NOT need to mail back your proxy card. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D81990-P71479-Z82201 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLASS A STOCKHOLDERS For Withhold For All To withhold authority to vote for any individual AMC NETWORKS INC. All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following Director nominees: ! ! ! 1. Election of the following nominees as Directors: 01) Joseph M. Cohen 02) Leonard Tow 03) David E. Van Zandt 04) Carl E. Vogel The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 ! ! ! 3. Advisory vote on Named Executive Officer compensation ! ! ! The Board of Directors recommends you vote AGAINST Proposals 4 and 5: For Against Abstain 4. Vote on stockholder proposal regarding voting standards for director elections ! ! ! 5. Vote on stockholder proposal regarding a policy on our dual class structure ! ! ! Unless otherwise specified in the spaces provided, the undersigned’s vote is cast “FOR” the election of the Director nominees listed in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposals (4) and (5) as more fully described in the accompanying Proxy Statement. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. FOLD AND DETACH HERE D81991-P71479-Z82201 CLASS A PROXY AMC NETWORKS INC. Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 16, 2022 The undersigned hereby appoints James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2022, on Thursday, June 16, 2022, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” each of the Director nominees in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposals (4) and (5), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. Attention participants in the AMC Networks 401(k) Savings Plan: If shares of AMC Networks Inc. Class A Common Stock are held in this plan, you should complete, sign and return this proxy card to instruct Fidelity Management Trust Company, as Trustee of the Plan, how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 13, 2022 so that the Trustee (who votes the shares on behalf of the Plan’s participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Fidelity Management Trust Company shall not vote shares of the Company’s Class A Common Stock allocated to a participant’s account for which it has not received instructions from the Participant. Please read the enclosed Proxy Statement for more information. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc. (Continued and to be signed on the reverse side)

SCAN TO VIEW MATERIALS & VOTE w Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week AMC NETWORKS INC. 11 PENN PLAZA Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. NEW YORK, NY 10001 Notice of Internet availability of Proxy Materials: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMCX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 15, 2022. If you vote by Internet or by telephone you do NOT need to mail back your proxy card. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D81992-Z82202 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CLASS B STOCKHOLDERS For Withhold For All To withhold authority to vote for any individual AMC NETWORKS INC. All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following Director nominees: ! ! ! 1. Election of the following nominees as Directors: 01) William J. Bell 06) Thomas C. Dolan 02) Charles F. Dolan 07) Brian G. Sweeney 03) James L. Dolan 08) Vincent Tese 04) Kristin A. Dolan 09) Aidan J. Dolan 05) Patrick F. Dolan 10) Marianne Dolan Weber The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 ! ! ! 3. Advisory vote on Named Executive Officer compensation ! ! ! The Board of Directors recommends you vote AGAINST Proposals 4 and 5: For Against Abstain 4. Vote on stockholder proposal regarding voting standards for director elections ! ! ! 5. Vote on stockholder proposal regarding a policy on our dual class structure ! ! ! Unless otherwise specified in the spaces provided, the undersigned’s vote is cast “FOR” the election of the Director nominees listed in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposals (4) and (5) as more fully described in the accompanying Proxy Statement. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. FOLD AND DETACH HERE D81993-Z82202 CLASS B PROXY AMC NETWORKS INC. Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 16, 2022 The undersigned hereby appoints James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2022, on Thursday, June 16, 2022, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” each of the Director nominees in Proposal (1), “FOR” Proposals (2) and (3) and “AGAINST” Proposals (4) and (5), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc. (Continued and to be signed on the reverse side)